   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999



                                                      REGISTRATION NO. 333-86583

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED
(Exact name of Registrant Issuer as specified in its charter--See Inside Facing
              Page for Table of Additional Registrant Guarantors)

               DELAWARE                                  2253                                 52-2061057
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                            ------------------------

                              17422 DERIAN AVENUE
                            IRVINE, CALIFORNIA 92614
                                 (949) 863-1171
                 (Address and telephone number of Registrant's
                          principal executive offices)
                            ------------------------

                                ROGER G. RUPPERT
                       SENIOR VICE PRESIDENT--FINANCE AND
                            CHIEF FINANCIAL OFFICER
                         ST. JOHN KNITS INTERNATIONAL,
                                  INCORPORATED
                              17422 DERIAN AVENUE
                            IRVINE, CALIFORNIA 92614
                                 (949) 863-1171
               (Name, address, including zip code, and telephone
                          number of agent for service)
                            ------------------------

                                WITH A COPY TO:

                                GARY I. HOROWITZ
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective Registration Statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Registration Statement number of the earlier effective Registration Statement for the same offering. / /


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   TABLE OF ADDITIONAL REGISTRANT GUARANTORS

                                                                          ADDRESS, INCLUDING ZIP CODE,
                                STATE OR OTHER                                AND TELEPHONE NUMBER,
        EXACT NAME OF          JURISDICTION OF                               INCLUDING AREA CODE, OF
   REGISTRANT GUARANTOR AS     INCORPORATION OR      I.R.S. EMPLOYER         REGISTRANT GUARANTOR'S
  SPECIFIED IN ITS CHARTER       ORGANIZATION     IDENTIFICATION NUMBER    PRINCIPAL EXECUTIVE OFFICES
-----------------------------  ----------------   ---------------------   -----------------------------

St. John Knits, Inc.            California          95-2245070            17422 Derian Avenue
                                                                          Irvine, California 92614
                                                                          (949) 863-1171

St. John Italy, Inc.            California          33-0690789            17422 Derian Avenue
                                                                          Irvine, California 92614
                                                                          (949) 863-1171

St. John Trademarks, Inc.       California          33-0760317            17422 Derian Avenue
                                                                          Irvine, California 92614
                                                                          (949) 863-1171

St. John Home, LLC              Delaware            33-0567039            17422 Derian Avenue
                                                                          Irvine, California 92614
                                                                          (949) 863-1171

PROSPECTUS


$100,000,000

                                                                          [LOGO]

ST. JOHN KNITS INTERNATIONAL, INCORPORATED

OFFER TO EXCHANGE ALL OUTSTANDING 12 1/2% SENIOR SUBORDINATED NOTES DUE 2009 FOR 12 1/2% SENIOR SUBORDINATED NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS BY ST. JOHN
KNITS, INC., ST. JOHN ITALY, INC., ST. JOHN TRADEMARKS, INC. AND ST. JOHN HOME, LLC

THE EXCHANGE OFFER

- St. John Knits International, Incorporated will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

- You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.


- The exchange offer expires at 5:00 p.m., New York City time, on December 27, 1999, unless extended. We do not currently intend to extend the expiration date.


- We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

- The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.


- The guarantees of the outstanding notes are, and the guarantees of the exchange notes will be, full, unconditional, joint and several.



- The outstanding notes and the guarantees of the outstanding notes are, and the exchange notes and the guarantees of the exchange notes will be, senior subordinated indebtedness. As of August 1, 1999, we had approximately
  $190.0 million of senior indebtedness outstanding.


                           --------------------------

If you are a broker-dealer and you receive exchange notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. Broker-dealers may use this prospectus in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                           --------------------------


YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 18 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                           --------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


               The date of this prospectus is November 22, 1999.

                               TABLE OF CONTENTS


                                          PAGE
                                        --------

Forward-Looking Statements............      3

Prospectus Summary....................      4

Risk Factors..........................     18

The Transactions......................     28

Use of Proceeds.......................     28

Capitalization........................     29

Unaudited Pro Forma Condensed
  Consolidated Financial
  Information.........................     30

Selected Historical Condensed
  Consolidated Financial
  Information.........................     35

Management's Discussion and Analysis
  of
  Financial Condition and Results of
  Operations..........................     37

Business..............................     44

Management............................     54

Securities Ownership of Certain
  Beneficial Owners and Management....     59




Certain Relationships and Related
  Transactions........................     60
                                          PAGE
                                        --------

Description of Senior Credit
  Facilities..........................     62

The Exchange Offer....................     65

Description of the Notes..............     76

Description of Preferred Stock........    117

Certain United States Federal Income
  Tax Considerations of the Exchange
  Offer...............................    120

Book-Entry; Delivery and Form.........    121

Exchange and Registration Rights......    125

Plan of Distribution..................    128

Legal Matters.........................    128

Experts...............................    128

Where You Can Find More Information...    129

Index to Consolidated Financial
  Statements..........................    F-1

                           FORWARD-LOOKING STATEMENTS


    This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus, including statements we make under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed below under "Risk Factors."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT ST. JOHN KNITS INTERNATIONAL, INCORPORATED AND ITS SUBSIDIARIES AND THIS EXCHANGE OFFER. BECAUSE IT IS JUST A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, IN ITS ENTIRETY. IN THIS PROSPECTUS, REFERENCES TO "SJKI," "WE," "OUR" AND "US" REFER TO ST. JOHN KNITS INTERNATIONAL, INCORPORATED AND ITS SUBSIDIARIES, REFERENCES TO "ST. JOHN KNITS INTERNATIONAL" REFER ONLY TO ST. JOHN KNITS INTERNATIONAL, INCORPORATED, AND REFERENCES TO "ST. JOHN" REFER ONLY TO ST. JOHN KNITS, INC., ONE OF OUR SUBSIDIARIES. IN THIS PROSPECTUS, REFERENCES TO "FISCAL 1998" REFER TO THE YEAR ENDED NOVEMBER 1, 1998 AND PRIOR FISCAL YEARS ARE REFERRED TO IN A SIMILAR MANNER UNLESS OTHERWISE INDICATED. UNLESS OTHERWISE SPECIFICALLY INDICATED, ALL REFERENCES TO OUR PERFORMANCE ARE FOR FISCAL 1998.

                                  THE COMPANY

OVERVIEW

    We are a leading designer, manufacturer and marketer of fine women's clothing and accessories. The St. John name has been associated with high quality women's knitwear for over 35 years. Our core knitwear product line, which represents approximately 81% of our sales, consists of a collection of lifestyle clothing for women's business, evening and casual needs. We manufacture our products primarily to order and distribute them on a highly selective basis through a group of upscale retailers with whom we have long-term relationships, as well as through our company-owned stores.

    Our core knitwear products are considered unique and highly desirable by customers due to their classic styling, durability, comfort, fit and quality. These attributes, combined with selective distribution and targeted advertising, have created a loyal base of customers consisting of professional and higher-income women.

    The strength of our brand name and customer loyalty has also enabled us to expand our business into product lines that complement our core offerings. These products account for approximately 19% of our sales and include:

    - women's wovens;

    - activewear;

    - shoes;

    - coats;

    - accessories;

    - fragrances; and

    - home furnishings.


    The success of our knitwear business, together with growth from our other product lines, have allowed us to increase net sales from approximately $128.0 million in fiscal 1994 to approximately $282.0 million in fiscal 1998, representing a compound annual growth rate of approximately 21.8%. For the twelve months ended August 1, 1999, our net sales and Adjusted EBITDA (as defined) were approximately $297.6 million and $61.7 million, respectively.


    We have developed a vertically integrated manufacturing process which allows us to produce approximately 93% of our own products. We believe that this vertical integration differentiates us from other apparel manufacturers and has been critical to our success because it enables us to manufacture products to order, maximize manufacturing flexibility and maintain superior quality control. We operate seven production facilities in California and one in Mexico. During the past five years we have invested approximately $53.0 million in production facilities and state-of-the-art equipment, which we believe has further enhanced our position as the leading manufacturer of high-end women's knitwear.

    We have had relationships with our top three retail customers, Saks Fifth Avenue, Neiman Marcus and Nordstrom, for approximately 25, 20 and 15 years, respectively. We also distribute our products through 18 company-owned boutiques and nine outlet stores. The boutiques showcase our entire line of products and have expanded the distribution and enhanced the brand awareness of our products.

COMPETITIVE STRENGTHS

    Our competitive strengths, summarized below, include our:

    - stable core product offering;

    - premier brand name;

    - manufacturing expertise;

    - long-standing customer relationships; and

    - proven management team with substantial equity ownership.

    STABLE CORE PRODUCT OFFERING. We believe our knitwear is one of the most successful product lines in women's apparel. For over 35 years, our classic, timeless styling and consistency in designs, fabrics and colors across seasons have made our products a core part of our customers' wardrobes and have created a high degree of customer loyalty. We believe that consistent styling encourages our customers to augment wardrobes and match garments purchased during prior seasons with our current products. In addition, we believe our position as the leading supplier of high-end women's knitwear enhances our stability. Over the past 10 years, the success of our core knitwear products has driven an increase in net sales, from approximately $41.5 million in fiscal 1988 to approximately $282.0 million in fiscal 1998.

    PREMIER BRAND NAME. We believe the St. John name is synonymous with high quality women's apparel. We believe we have developed an exclusive image by selectively distributing our products through upscale retailers and through a long-term investment in a targeted advertising campaign. Our knitwear has developed a distinct reputation for its exceptional fit and low maintenance, qualities attributable to our proprietary high-twist yarn and knit fabric. Our target customers, professional and higher-income women, have proven willing to pay a premium price for our garments and many have become repeat purchasers of our products. We have been able to capitalize on this brand loyalty by developing products, such as accessories, shoes and coats, that complement our core knitwear garments.

    MANUFACTURING EXPERTISE. We believe that our vertical integration differentiates us from other apparel manufacturers and has been critical to our success because it enables us to manufacture products to order, maximize manufacturing flexibility and maintain superior quality control. We believe the ability to produce to order limits our exposure to both the inventory and market risks associated with many apparel companies that source products internationally. Our in-house manufacturing capabilities also enable us to quickly increase production of popular styles. Our ability to control every aspect of the manufacturing process allows us to consistently produce garments to our high quality standards. Finally, we believe that our vertical integration has enabled us to consistently achieve margins that are among the highest in the apparel industry.

    LONG-STANDING CUSTOMER RELATIONSHIPS. We have had relationships with our top three retail customers, Saks Fifth Avenue, Neiman Marcus and Nordstrom, for approximately 25, 20 and 15 years, respectively. We believe that St. John is among the highest selling and most profitable product lines for each of these accounts. As a result, our products receive substantial senior management attention, high quality selling space and prominent positioning in store advertising. In addition, these key retail customers have demonstrated a commitment to us by providing additional square footage in their stores for our new products.

    PROVEN MANAGEMENT TEAM WITH SUBSTANTIAL EQUITY OWNERSHIP. We operate under a strong management team with significant experience in the apparel industry. Bob Gray and his wife, Marie Gray, co-founded the company in 1962. Bob Gray has been chief executive officer and Marie Gray has been chief designer since our inception. In addition, Kelly Gray has served in various executive positions since 1988 and has been our president since 1996. Mr. Gray leads a management team with significant experience in the design, marketing and sale of women's apparel. Our senior management team has a large stake in our performance. The Gray family beneficially owns approximately 15% of St. John Knits International's stock, and has the opportunity, based upon performance, to acquire up to an additional 5% of stock. Other members of the senior management team also will be given the chance to own up to approximately 5% of St. John Knits International through the sale of stock and the grant of incentive-based options.

BUSINESS STRATEGY

    We believe our knitwear is one of the most successful product lines in women's apparel in terms of both growth and profitability. In addition, we believe the line has significant remaining growth potential within its existing distribution base. Accordingly, we intend to pursue a strategy of controlled growth by focusing on the continued development of our core knitwear product line. We will also continue to selectively pursue expanded distribution, both domestically and internationally. Finally, we will augment our core product sales growth by continuing to extend the St. John brand into complementary apparel and non-apparel product lines and markets.


    EXPAND DISTRIBUTION. While we intend to remain selective in the distribution of our products, we believe that there are opportunities to increase sales through expanded distribution. Based on our historical performance and profitability as well as our strong relationships with our key accounts, we believe our sales will grow as these retail customers offer our products in newly-opened stores. In addition, we intend to selectively expand our company-owned boutiques by opening at least one to two stores per year in markets which we believe are either complementary or underserved.


    CAPITALIZE ON INTERNATIONAL OPPORTUNITIES. We believe that international sales, which currently account for approximately 7.5% of our annual sales, offer an opportunity to grow our business. We have established relationships with a number of high quality retail customers in Asia and Europe and we are seeking to increase our penetration in these accounts. We are also planning to selectively expand our successful in-hotel boutiques business in Japan and have recently opened a boutique in Hong Kong.

    BROADEN COMPLEMENTARY PRODUCT LINES. We believe we can continue to extend the powerful St. John brand beyond our core knitwear product lines to complementary segments of the women's apparel market, including sportswear and wovens. We believe that St. John Sport and Griffith & Gray, our current entries in these important categories, represent substantial growth opportunities. Our non-apparel product lines, including Accessories, Shoes and Fragrance, accounted for approximately 7% of wholesale sales in fiscal 1998. We believe that these lines can complement the knitwear business through the introduction of new products and expanded distribution. We view these select product extensions as an attractive and efficient means of growth as they generally target our core knitwear customer. We will continue to add devoted design resources to these areas and to develop additional sourcing and licensing relationships with suppliers capable of providing products of appropriate quality.

                                THE TRANSACTIONS


    On February 2, 1999, we entered into a merger agreement to be acquired by a group consisting of Vestar Capital Partners III, L.P. and Bob Gray, Marie Gray and Kelly Gray for approximately $536.9 million, which represents an offering price of $30.00 per share. Pursuant to the agreement, in July 1999 we entered into two mergers. As a result of the mergers, St. John became a wholly owned subsidiary of St. John Knits International. After the closing of the mergers, former public shareholders of St. John (other than the Grays) owned approximately 7%, the Grays beneficially owned approximately 15%, and Vestar beneficially owned approximately 78% of St. John Knits International's common stock.



    The total financing used to consummate the mergers was approximately $536.9 million, funded by:



    - approximately $26.9 million in excess cash of St. John;


    - a $75.0 million term loan and a $115.0 million term loan provided by a group of banks led by The Chase Manhattan Bank;

    - approximately $98.6 million from the offering of the outstanding notes, net of discount;

    - approximately $153.6 million of cash equity contributed by Vestar;

    - $25.0 million of preferred stock of St. John Knits International, acquired by an affiliate of Vestar;

    - approximately $29.1 million from the rollover of a portion of the Grays' investment in St. John; and

    - approximately $13.7 million from the rollover of a portion of St. John's then-outstanding public shares.

    In this prospectus, we refer to the mergers, the elements of the financing discussed above, and a $25.0 million revolving credit facility to be used for working capital as the transactions. We refer to the two term loans and the revolving credit facility as the senior credit facilities.

                            VESTAR CAPITAL PARTNERS


    Vestar Capital Partners, headquartered in New York with an office in Denver, Colorado, is a leading private equity firm which manages over $3.5 billion in private equity capital. Founded in 1988, Vestar Capital focuses on management buyouts, recapitalizations and growth equity investments and to date has completed 29 investments with an aggregate value of approximately $5.5 billion. Previous Vestar Capital investments have included Aearo Corporation, Celestial Seasonings, Inc., Clark-Schwebel, Inc., Consolidated Cigar Holdings, Inc., Insight Communications Company, L.P., La Petite Holdings, Inc., Prestone Products Corporation, Pyramid Communications, Inc., Siegel & Gale
Holdings, Inc. and Westinghouse Air Brake Company. In addition, Vestar Capital has considerable experience in the apparel sector. Prior equity investments in the apparel sector include Sun Apparel, Inc., a leading manufacturer and distributor of jeanswear under the "Polo Jeans Company" name (sold to Jones Apparel, Inc. in 1998) and Cluett American Corp., a leading designer, manufacturer and marketer of men's socks and dress shirts under the "Gold Toe" and "Arrow" brand names.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

    On July 7, 1999, we completed the private offering of the outstanding notes. References to "notes" in this prospectus are references to both the outstanding notes and the exchange notes.

    St. John Knits International and its subsidiaries which guarantee the outstanding notes entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which St. John Knits International and those subsidiaries agreed to deliver to you this prospectus and to complete the exchange offer within 180 days after the date of original issuance of the outstanding notes.

The Exchange Offer...........................  We are offering to exchange up to $100.0 million aggregate principal amount of
                                               exchange notes for up to $100.0 million
                                               aggregate principal amount of outstanding
                                               notes. Outstanding notes may be exchanged
                                               only in integral multiples of $1,000. The
                                               exchange notes will be substantially
                                               identical to the outstanding notes, except
                                               that because we have registered the exchange
                                               notes they:

                                               -  will be freely tradeable;

                                               -  will not bear legends restricting their
                                                  transfer;

                                               -  will not be subject to any additional
                                                  obligations regarding registration under
                                                  the Securities Act; and

                                               -  will not be subject to the special
                                               interest payments described in "Exchange and
                                                  Registration Rights."

                                               The exchange notes will be issued under and
                                               entitled to the benefits of the same
                                               indenture that authorized the issuance of the
                                               outstanding notes. Consequently, both series
                                               will be treated as a single class of debt
                                               securities under the indenture.

Resales......................................  Based on interpretations of the staff of the
                                               Securities and Exchange Commission set forth
                                               in no-action letters issued to unrelated
                                               third parties, we believe that the exchange
                                               notes may be offered for resale, resold and
                                               otherwise transferred by you without
                                               compliance with the registration and
                                               prospectus delivery provisions of the
                                               Securities Act, if:

                                               -  you are acquiring the exchange notes in
                                               the ordinary course of your business;

                                               -  you have not engaged in, do not intend to
                                                  engage in, and have no arrangement or
                                                  understanding with any person to
                                                  participate in, a distribution of the
                                                  exchange notes; and

                                               -  you are not an affiliate of St. John Knits
                                                  International within the meaning of Rule
                                                  405 under the Securities Act.

                                               If you do not meet these requirements, you
                                               will need to comply with the registration and
                                               prospectus delivery requirements of the
                                               Securities Act in connection with the resale
                                               of exchange notes, unless an exemption to
                                               these requirements is applicable. Each
                                               participating broker-dealer that receives
                                               exchange notes for its own account in
                                               exchange for outstanding notes acquired as a
                                               result of market-making or trading activity
                                               must acknowledge that it will deliver a
                                               prospectus in connection with any resale of
                                               the exchange notes. See "Plan of
                                               Distribution."

Expiration Date; Withdrawal of Tender........  The exchange offer expires at 5:00 p.m., New
                                               York City time, on December 27, 1999 unless
                                               we extend the expiration date. We do not
                                               currently intend to extend the expiration
                                               date. You may withdraw tenders of outstanding
                                               notes at any time prior to the expiration of
                                               the exchange offer.

Conditions to the Exchange Offer.............  The exchange offer is subject to conditions, which we may waive if, in our reasonable
                                               determination, one or more conditions have
                                               not been satisfied. We currently expect that
                                               each of the conditions will be satisfied and
                                               that no waivers will be necessary. Please
                                               read the section captioned "The Exchange
                                               Offer--Conditions to the Exchange Offer" of
                                               this prospectus for more information
                                               regarding the conditions to the exchange
                                               offer.

Procedures for Tendering Outstanding Notes...  If you wish to accept the exchange offer, you must complete, sign and date the accompanying
                                               letter of transmittal, or a facsimile of the
                                               letter of transmittal, according to the
                                               instructions contained in this prospectus and
                                               the letter of transmittal. You must also mail
                                               or otherwise deliver the letter of
                                               transmittal, or a facsimile of the letter of
                                               transmittal, together with the outstanding
                                               notes and any other required documents to the
                                               exchange agent at the address set forth on
                                               the cover page of the letter of transmittal.
                                               If you hold outstanding notes through The
                                               Depository Trust Company and wish to
                                               participate in the exchange offer, you must
                                               comply with the Automated Tender Offer
                                               Program procedures of The Depository Trust
                                               Company, by which you will agree to be bound
                                               by the letter of transmittal.

Terms and Conditions of the
  Letter of Transmittal......................  By signing, or agreeing to be bound by, the letter of transmittal, you will represent to
                                               us that:

                                               -  any exchange notes that you receive will
                                               be acquired in the ordinary course of your
                                                  business;

                                               -  you have no arrangement or understanding
                                                  with any person or entity to participate
                                                  in, and do not intend to engage in, a
                                                  distribution of the exchange notes;

                                               -  if you are a broker-dealer that will
                                               receive exchange notes for your own account
                                                  in exchange for outstanding notes that you
                                                  have acquired as a result of market-making
                                                  or trading activities, that you will
                                                  deliver a prospectus, as required by law,
                                                  in connection with any resale of those
                                                  exchange notes;

                                               -  you are not an affiliate, as defined in
                                               Rule 405 of the Securities Act, of St. John
                                                  Knits International or, if you are an
                                                  affiliate, that you will comply with
                                                  applicable registration and prospectus
                                                  delivery requirements of the Securities
                                                  Act; and

                                               -  if you are a person in the United Kingdom,
                                                  that your ordinary activities involve you
                                                  in acquiring, holding, managing or
                                                  disposing of investments, as principal or
                                                  agent, for the purposes of your business.

Special Procedures for Beneficial Owners.....  If you are a beneficial owner of outstanding notes which are registered in the name of a
                                               broker, dealer, commercial bank, trust
                                               company or other nominee, and you wish to
                                               tender those outstanding notes in the
                                               exchange offer, you should promptly contact
                                               the person in whose name your outstanding
                                               notes are registered and instruct them to
                                               tender on your behalf. If you wish to tender
                                               on your own behalf, you must, prior to
                                               completing and executing the letter of
                                               transmittal and delivering your outstanding
                                               notes, either make appropriate arrangements
                                               to register ownership of the outstanding
                                               notes in your name or obtain a properly
                                               completed bond power from the person in whose
                                               name your outstanding notes are registered.
                                               The transfer of registered ownership may take
                                               considerable time and may not be able to be
                                               completed prior to the expiration date.

Guaranteed Delivery Procedures...............  If you wish to tender your outstanding notes and, prior to the expiration date, you
                                               cannot:

                                               -  deliver your outstanding notes, the letter
                                               of transmittal or any other documents
                                                  required by the letter of transmittal; or

                                               -  comply with the applicable procedures
                                               under the Depository Trust Company's
                                                  Automated Tender Offer Program,

                                               then you must tender your outstanding notes
                                               according to the guaranteed delivery
                                               procedures which we explain in this
                                               prospectus under the caption "The Exchange
                                               Offer--Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes.......  As a result of this exchange offer, we will have fulfilled a covenant contained in the
                                               exchange and registration rights agreement
                                               among St. John Knits International and its
                                               subsidiaries which guarantee the outstanding
                                               notes and the initial purchasers in the
                                               private offering through which we issued the
                                               outstanding notes. Accordingly, there will be
                                               no increase in the interest rate on the
                                               outstanding notes. If you do not tender your
                                               outstanding notes in the exchange offer, you
                                               will continue to be entitled to all the
                                               rights and limitations that apply to the
                                               outstanding notes under the indenture, except
                                               as noted in the preceding sentence.

Consequence of Failure to Exchange...........  If you do not exchange your outstanding notes for exchange notes in the exchange offer,
                                               your outstanding notes will continue to be
                                               subject to restrictions on transfer. In
                                               general, outstanding notes may not be offered
                                               or sold unless registered under the
                                               Securities Act, except pursuant to an
                                               exemption from, or in a transaction not
                                               subject to, the Securities Act and applicable
                                               state securities laws. We do not currently
                                               anticipate that we will register the
                                               outstanding notes under the Securities Act.
                                               In addition, the tender of outstanding notes
                                               in the exchange offer will reduce the
                                               principal amount of the outstanding notes
                                               outstanding, which may have an adverse effect
                                               upon, and increase the volatility of, the
                                               market price of the outstanding notes due to
                                               a reduction in liquidity. See "Risk
                                               Factors--Failure to Exchange Outstanding
                                               Notes."

U.S. Federal Income Tax Considerations.......  The exchange of outstanding notes for exchange notes in the exchange offer will not
                                               be a taxable event for U.S. federal income
                                               tax purposes. See "Certain United States
                                               Federal Income Tax Considerations of the
                                               Exchange Offer."

Use of Proceeds..............................  We will not receive any cash proceeds from the issuance of exchange notes.

Exchange Agent...............................  The Bank of New York is the exchange agent for the exchange offer. The address and
                                               telephone number of the exchange agent are
                                               set forth in the section captioned "The
                                               Exchange Offer--Exchange Agent" of this
                                               prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer....................................  St. John Knits International, Incorporated.

Notes Offered.............................  $100,000,000 aggregate principal amount of 12 1/2%
                                            Senior Subordinated Notes due 2009.

Maturity..................................  July 1, 2009.

Interest..................................  Annual Rate: 12.5%.

                                            Payment Frequency: Every six months on January 1 and
                                            July 1, commencing January 1, 2000.

                                            Interest on the exchange notes will accrue from the last
                                            interest payment date on which interest was paid on the
                                            outstanding notes or, if no interest was paid on the
                                            outstanding notes, from the date the outstanding notes
                                            were originally issued.

Optional Redemption.......................  Except as described below, we may not redeem the exchange notes prior to July 1, 2004. At any time on or
                                            after July 1, 2004, we may redeem the exchange notes at
                                            the redemption prices, plus accrued and unpaid interest,
                                            listed in "Description of the Notes--Optional
                                            Redemption."

                                            In addition, on or before July 1, 2002 we may redeem up
                                            to 35% of the outstanding exchange notes with the net
                                            cash proceeds of certain equity offerings. See
                                            "Description of the Notes--Optional Redemption."

Change of Control.........................  Upon the occurrence of a "change of control," we will be required to make an offer to repurchase each holder's
                                            exchange notes at a price equal to 101% of the principal
                                            amount thereof, plus accrued and unpaid interest, if
                                            any, to the date of repurchase. See "Description of the
                                            Notes--Offer to Purchase Upon Change of Control."

Guarantees................................  Our existing and future domestic subsidiaries will guarantee the exchange notes with guarantees of payment
                                            that will effectively rank below their senior debt.

Ranking...................................  The exchange notes will not be secured by any collateral and:

                                            -  will rank below all of our senior debt; and

                                            -  will rank equal to any other senior subordinated debt
                                            we may incur.

                                            Therefore, if we default, your right to payment under
                                            the exchange notes will be junior to the rights of
                                            holders of our senior debt to collect money we owe them
                                            at the time. The exchange notes will effectively rank
                                            below all liabilities (including trade payables) of our
                                            subsidiaries which are not guarantors.

                                            As of August 1, 1999, we owed approximately $190.0
                                            million in senior debt, all of which was secured. See
                                            "Description of the Notes--Subordination of the Notes,"
                                            "Description of Senior Credit Facilities" and
                                            "Capitalization."

Basic Covenants of Indenture..............  We issued the outstanding notes and will issue the exchange notes under an indenture with The Bank of New
                                            York. The indenture will limit our ability and the
                                            ability of our restricted subsidiaries to:

                                            -  incur more debt;

                                            -  pay dividends, redeem stock or make other
                                               distributions;

                                            -  issue capital stock;

                                            -  make restricted investments;

                                            -  sell assets;

                                            -  use assets as security in other transactions;

                                            -  enter into transactions with affiliates; and

                                            -  merge or consolidate.

                                            These covenants are subject to a number of important
                                            qualifications and limitations. See "Description of the
                                            Notes--Certain Covenants."

Absence of a Public Market for the
  Notes...................................  The exchange notes will generally be freely transferable but will be new securities for which there will not
                                            initially be a market. Accordingly, there can be no
                                            assurance as to the development or liquidity of any
                                            market for the exchange notes. The initial purchasers in
                                            the private placement of the outstanding notes have
                                            advised us that they currently intend to make a market
                                            in the exchange notes. However, they are not obligated
                                            to do so, and any market making with respect to the
                                            exchange notes may be discontinued at any time without
                                            notice.


                                  RISK FACTORS

    Prospective participants in the exchange offer should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this prospectus prior to tendering their outstanding Notes. See "Risk Factors."

                            ------------------------

    Our principal executive offices are located at 17422 Derian Avenue, Irvine, California 92614. Our telephone number is (949) 863-1171.

                            ------------------------

       SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL AND OTHER INFORMATION


    The following table sets forth summary historical condensed consolidated financial and other information for the three fiscal years ended November 3, 1996, November 2, 1997 and November 1, 1998 and as of and for the 39 weeks ended August 2, 1998, August 1, 1999 and the twelve months ended August 1, 1999. The summary historical condensed consolidated financial and other information for the three fiscal years ended November 3, 1996, November 2, 1997 and November 1, 1998 is derived from, and should be read in conjunction with, the audited historical consolidated financial statements of St. John and the notes thereto included elsewhere in this prospectus. The summary historical condensed consolidated financial and other information as of and for the 39 weeks ended August 2, 1998, August 1, 1999 and the twelve months ended August 1, 1999 have been derived from St. John's unaudited consolidated financial statements and, in the opinion of our management, have been prepared on a basis consistent with the audited historical condensed consolidated financial statements and include all adjustments (which consist of normal recurring accruals) that are considered by management to be necessary for a fair presentation of such financial information.



    Also set forth below is summary unaudited pro forma condensed consolidated financial information as of and for the twelve months ended August 1, 1999 which was derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial information included in this prospectus. The unaudited pro forma condensed consolidated statement of income for the twelve months ended August 1, 1999 gives effect to the transactions as if they had been consummated on November 3, 1997. The pro forma adjustments are described in the notes which accompany the information under the heading "Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus. The unaudited pro forma financial statements should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or any future period.

  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                             AND OTHER INFORMATION


                                                                                                          TWELVE
                                                 FISCAL YEAR ENDED                  39 WEEKS ENDED        MONTHS
                                      ----------------------------------------   ---------------------     ENDED
                                      NOVEMBER 3,    NOVEMBER 2,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,   AUGUST 1,
                                          1996          1997          1998         1998        1999        1999
                                      ------------   -----------   -----------   ---------   ---------   ---------
                                                                                      (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF INCOME:
Net sales...........................    $202,951       $242,101      $281,961    $206,293    $221,935    $297,602
Cost of sales.......................      88,871         99,545       120,883      86,210      97,382     132,053
                                        --------       --------      --------    --------    --------    --------
Gross profit........................     114,080        142,556       161,078     120,083     124,553     165,549
Selling, general and administrative
  expenses..........................      68,385         84,545       107,026      76,858      91,175     121,343
Transaction fees and expenses.......                                                   --      15,212      15,212
                                        --------       --------      --------    --------    --------    --------
Operating income....................      45,695         58,011        54,052      43,225      18,166      28,994
Interest expense....................                                                   --       2,045       2,045
Other income(1).....................       1,355            713         1,369       1,100       1,220       1,489
                                        --------       --------      --------    --------    --------    --------
Income before taxes.................      47,050         58,724        55,421      44,325      17,341      28,438
Income taxes........................      19,929         24,300        22,001      18,033       7,117      11,085
                                        --------       --------      --------    --------    --------    --------
Net income..........................    $ 27,121       $ 34,424      $ 33,420    $ 26,292    $ 10,224    $ 17,353
                                        ========       ========      ========    ========    ========    ========
OTHER DATA (UNAUDITED):
EBITDA(2)...........................    $ 52,999       $ 67,126      $ 66,294    $ 51,998    $ 47,309    $ 60,853
Depreciation and Amortization.......       7,042          8,859        11,371       8,276      10,931      14,025
Capital expenditures................      21,400         22,751        23,648      16,800      10,758      17,606

PRO FORMA DATA:
EBITDA(2)...........................                                                                     $ 60,353
Adjusted EBITDA(3)..................                                                                       61,725
Cash interest expense...............                                                                       27,142
Ratio of total debt to Adjusted
  EBITDA............................                                                                         4.71x
Ratio of Adjusted EBITDA to cash
  interest expense..................                                                                         2.27x
Pro forma ratio of earnings to fixed
  charges(4)........................                                                                         0.94x



                                                                                                AUGUST 1,
                                                                                                  1999
                                                                                                ---------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and short-term investments............................................   $ 18,057
Working capital..............................................................................     85,132
Total assets.................................................................................    195,748
Total debt...................................................................................    290,520
Mandatorily Redeemable Preferred Stock.......................................................     25,000
Stockholders' equity (deficit)...............................................................   (140,392)


------------------------

(1) "Other income" primarily includes interest income and royalty income.

(2) "EBITDA" represents earnings before interest expense, other income (except royalty income), income taxes, depreciation and amortization expense, non-cash write-off of assets and non-recurring expenses associated with the transactions. It is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of SJKI's operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus as it is a basis upon which SJKI assesses its financial performance. SJKI believes that EBITDA, as presented, presents a useful measure of assessing SJKI's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For purposes of the EBITDA calculation, non-cash write-off of assets was $16,000, $200,000 and $611,000 for fiscal years 1996, 1997 and
    1998, respectively, $431,000 and $1,720,000 for the 39 weeks ended
    August 2, 1998 and August 1, 1999, respectively, and $1,873,000 for the twelve months ended August 1, 1999. For the fiscal year ended November 1, 1998 and the twelve months ended August 1, 1999, non-cash write-off of assets was primarily related to the closure of three home furnishings stores and the write-off of a trademark. Pro forma EBITDA reflects inclusion of an annual advisory fee payable to Vestar under a management agreement.



(3) "Adjusted EBITDA" represents pro forma EBITDA plus (i) expenses associated with the termination of SJKI's home furnishings joint venture and settlement of associated litigation, which were $886,000 for the twelve months ended August 1, 1999, and (ii) operating results relating to the four home furnishings retail stores which SJKI no longer operates (three of which were closed and one of which was transferred to the former joint venture partner), which represented a net loss of $486,000 for the twelve months ended August 1, 1999. SJKI's home furnishings joint venture was terminated in May 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. The pro forma ratio of earnings to fixed charges was 1.60x for the fiscal year ended November 1, 1998 and 1.70x and .80x for the 39 weeks ended August 2, 1998 and August 1, 1999, respectively.

                                  RISK FACTORS

    Before you participate in the exchange offer, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with the other information in this prospectus, before deciding to participate in the exchange offer.


FAILURE TO EXCHANGE OUTSTANDING NOTES--IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, THEY MAY BE MORE DIFFICULT TO SELL BECAUSE THEY WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY SUFFER FROM REDUCED LIQUIDITY.



    If you do not exchange your outstanding notes for exchange notes, your outstanding notes will continue to be subject to restrictions on transfer. In general, outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. In addition, the tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.


ABSENCE OF AN ACTIVE TRADING MARKET--IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES, IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE AND LIQUIDITY OF THE NOTES.

    A liquid market for the exchange notes or outstanding notes may not develop. The outstanding notes and exchange notes constitute a new class of securities for which there is no established trading market. We do not intend to list the outstanding notes or exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. Although the initial purchasers of the outstanding notes have informed us that they intend to make a market in the outstanding notes and exchange notes, they are not obligated to do so, and they may cease market-making activities at any time without notice. The liquidity of a market for the outstanding notes and exchange notes will depend upon a number of factors, including the number of those holding the outstanding notes and exchange notes and the interest of securities dealers in making a market in the outstanding notes and exchange notes.

    If the outstanding notes and exchange notes are traded, they may trade at a discount from the initial offering price of the outstanding notes, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. However, declines in the liquidity and market price of the outstanding notes or exchange notes may also occur independent of our financial performance or prospects.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE--OUR SUBSTANTIAL LEVEL OF DEBT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


    As a result of the transactions, we have a substantial amount of debt. As of August 1, 1999, we had total debt of approximately $290.5 million, of which approximately $190.0 million was senior debt, and a stockholders' deficit of approximately $140.4 million, which resulted from the recapitalization of SJKI in connection with the transactions. In addition, we may borrow money under the revolving credit facility which is intended to be used primarily for working capital, and subject to restrictions in the senior credit facilities and in the indenture governing the notes, we may borrow more money for working capital, capital expenditures, acquisitions or other purposes.


    Our high level of debt could have important consequences for you, including the following:

    - our debt level makes us more vulnerable to economic downturns and adverse developments in our business, may cause us to have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes and limits our ability to pursue other business opportunities and implement our business strategies;

    - we will need to use a large portion of the money we earn to pay principal and interest on the senior credit facilities, the notes and on other debt, which will reduce the amount of money available to us to finance our operations and other business activities;

    - some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

    - debt under the senior credit facilities will be secured and will mature prior to the notes; and

    - we may have a much higher level of debt than our competitors, which may put us at a competitive disadvantage and may reduce our flexibility in responding to changing business and economic conditions, including increased competition.


    After giving pro forma effect to the transactions, our cash interest expense for the 12 months ended August 1, 1999 would have been approximately
$27.1 million. As of August 1, 1999, after giving pro forma effect to the transactions, our ratio of earnings to fixed charges would have been 0.94 to 1.


    We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, the senior credit facilities and other debt from our operations and from additional loans under the revolving credit facility. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that the money we earn will be sufficient to allow us to pay principal and interest on our debt (including the notes) and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us. In addition, the terms of existing or future debt agreements, including the senior credit facilities and the indenture, may restrict us from adopting any of these alternatives.

RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS--COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES OR OPERATE OUR BUSINESS.

    The indenture contains covenants that, among other things:

    - limit our ability to incur indebtedness and pay dividends on and redeem capital stock; and

    - create restrictions on:

       --  investments in unrestricted subsidiaries,

       -- limiting distributions from some of St. John Knits International's subsidiaries,

       --  the use of proceeds from the sale of assets and subsidiary stock,

       --  entering into transactions with affiliates and

       --  creating liens.

    The indenture also restricts, subject to certain exceptions, our ability to consolidate and merge with, or to transfer all or substantially all our assets to, another person.

    Under the senior credit facilities, we must also comply with certain specified financial ratios and tests that may restrict our ability to make distributions or other payments to our investors and creditors. If we do not comply with these or other covenants and restrictions contained in the senior credit facilities, we could default under the senior credit facilities. Such debt, together with accrued interest, could then be declared immediately due and payable. Our ability to comply with such provisions may be affected by events beyond our control.

    Although we believe that we will be able to maintain compliance with our current financial tests there can be no assurance that we will be able to do so. The restrictions imposed by such covenants may adversely affect our ability to take advantage of favorable business opportunities. Failure to comply with the terms of such covenants could result in acceleration of the indebtedness represented by the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Senior Credit Facilities" and "Description of the Notes."

SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR BANK AND OTHER UNSUBORDINATED INDEBTEDNESS AND POSSIBLY TO ALL OF OUR FUTURE BORROWINGS. THE GUARANTEES ARE JUNIOR TO ALL THE GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS. IN ADDITION, THE TERMS OF THE SENIOR CREDIT FACILITIES MAY PREVENT US FROM REPURCHASING THE NOTES WHEN THE INDENTURE REQUIRES US TO DO SO.


    The notes will be contractually subordinated in right of payment to all senior indebtedness of St. John Knits International and the guarantees will be contractually subordinated in right of payment to all senior indebtedness of the guarantors. At August 1, 1999, St. John Knits International had approximately $190.0 million of senior indebtedness, all of which was secured. The indenture will permit St. John Knits International and the guarantors to borrow certain additional debt, which may be senior indebtedness.


    If St. John Knits International or the guarantors are declared bankrupt or insolvent, or if there is a default under and acceleration of any senior indebtedness, we are required to pay the lenders under the senior credit facilities and any other creditors who are holders of senior indebtedness in full before we pay you. Accordingly, we may not have enough assets remaining after payments to holders of such senior indebtedness to pay you. In addition, the indenture will provide that payments with respect to the notes will be blocked in the event of a payment default on certain senior indebtedness (including debt under the senior credit facilities) and may be blocked for up to 179 days each year in the event of certain non-payment defaults on such senior indebtedness. See "Description of the Notes--Subordination of the Notes."

    Further, in certain cases the senior credit facilities prohibit us from repurchasing any notes prior to maturity, even though the indenture requires us to offer to repurchase notes in certain circumstances. If we or some of our subsidiaries make certain asset sales or if a change of control occurs when we are prohibited from repurchasing notes, we could ask our lenders under the senior credit facilities if we may repurchase the notes or we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain such a consent or repay such borrowings, we would be unable to repurchase the notes. Our failure to repurchase tendered notes at a time when such repurchase is required by the indenture would constitute an event of default under the indenture which, in turn, would constitute a default under the senior credit facilities. In such circumstances, the subordination provisions in the indenture would restrict payments to you. See "Description of Senior Credit Facilities" and "Description of the Notes--Subordination of the Notes."

ASSET ENCUMBRANCES TO SECURE SENIOR CREDIT FACILITIES--OUR ASSETS WILL BE PLEDGED AS SECURITY UNDER THE SENIOR CREDIT FACILITIES BUT OUR OBLIGATIONS UNDER THE NOTES WILL BE UNSECURED.


    In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes will be unsecured while our obligations under the senior credit facilities will be secured by the pledge of all the equity securities of St. John and substantially all of the assets of St. John Knits International and each of its subsidiaries, except that:


    - the pledge of the capital stock of St. John Knits International's foreign subsidiaries will be limited to 65% of such subsidiary's capital stock if the pledge of any greater percentage could result in adverse tax consequences to St. John Knits International or such subsidiary; and

    - no security interests in the assets of any of St. John Knits International's foreign subsidiaries will be granted if such security interests could result in adverse tax consequences to St. John Knits International or such subsidiary.

    If we default under the senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to your exclusion, even if an event of default exists under the indenture at such time. If the lenders did foreclose on the pledged assets, they could end up controlling St. John. See "Description of Senior Credit Facilities."

HOLDING COMPANY STRUCTURE AND STRUCTURAL SUBORDINATION--OUR ABILITY TO MAKE PAYMENTS ON THE NOTES DEPENDS ON OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES. IN ADDITION, BECAUSE NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE PAYMENT ON THE NOTES, THE ASSETS OF NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NOTES.


    St. John Knits International is a holding company which held no significant assets as of August 1, 1999, other than the stock of its subsidiaries. As a holding company, St. John Knits International is dependent upon dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations. Generally, creditors of a subsidiary will have a superior claim to the assets and earnings of such subsidiary than the claims of creditors of its parent company, except to the extent the claims of the parent's creditors are guaranteed by the subsidiary. St. John Knits International's existing and future domestic subsidiaries will guarantee payments on the notes on a senior subordinated basis. The notes therefore will be effectively subordinated to creditors of St. John Knits International's non-guarantor subsidiaries and the guarantees will be contractually subordinated to senior creditors of St. John Knits International's guarantor subsidiaries. As of August 1, 1999, St. John Knits International's non-guarantor subsidiaries had total liabilities of approximately $2.5 million, and St. John Knits International's guarantor subsidiaries had total liabilities of approximately $209.4 million (excluding liabilities under the notes and the guarantees), approximately $190.0 million of which was senior indebtedness.


    Although the indenture will limit the ability of some of St. John Knits International's subsidiaries to incur indebtedness and issue preferred stock, there are certain significant qualifications and exceptions. The indenture will not limit such subsidiaries from incurring liabilities that are excluded from the definitions of indebtedness or preferred stock under the indenture. See "Description of the Notes--Certain Covenants--Limitation on Indebtedness."

    In addition, the ability of St. John Knits International's subsidiaries to pay dividends and make other payments to St. John Knits International may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the indenture will limit the ability of such subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, such limitations are subject to a number of significant qualifications and exceptions. See "Description of the Notes--Certain Covenants--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

APPAREL INDUSTRY RISKS--COMPETITION AND/OR AN ECONOMIC DOWNTURN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    The apparel industry is highly competitive. We compete primarily on the basis of price and quality. We believe that our success depends in large part on our ability to anticipate, gauge and respond to changing consumer demands in a timely manner. We cannot assure that we will always be successful in this regard. If we misjudge these demands, our sales may suffer, which could adversely affect our business, financial condition and results of operations. For example, in fiscal 1997 we introduced a lower-priced line of apparel under the SJK label and attempted to broaden the appeal of our core knitwear line by including a number of more "fashion forward" styles. The SJK line did not perform as well as we anticipated and has been discontinued. The Fall 1998 core knitwear line did not include sufficient product options for the traditional St. John customer and experienced below-average retail performance.

    We compete with numerous domestic and foreign designers, brands and manufacturers of apparel and accessories, some of which may be significantly larger and more diversified and have greater financial and other resources than we do. Increased competition from these and future competitors could reduce our sales and prices, adversely affecting our results. Because of our debt level, we may be less able to respond effectively to such competition than others.

    The industry in which we operate is cyclical. Purchases of apparel generally tend to decline during recessions and also may decline at other times. A recession in the general economy or uncertainties regarding future economic prospects could affect consumer spending habits and have a material adverse effect on our business, financial condition and results of operations.

OWNERSHIP CHANGES IN THE RETAIL INDUSTRY AND RELIANCE ON KEY CUSTOMERS--THE LOSS OF ONE OR MORE OF OUR PRIMARY CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We, like many of our competitors, sell to retailers. In recent years, the retail industry has experienced consolidation and other ownership changes. In the future, retailers in the United States and in foreign markets may have financial problems or consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products or increase the ownership concentration within the retail industry. We cannot assure you as to the future effect of any such changes.

    During fiscal 1998 and 1997, net sales to our three largest retail customers, Saks Fifth Avenue, Neiman Marcus and Nordstrom, totaled approximately 45% and 47% of net sales, respectively, and net sales to Saks Fifth Avenue, our largest retail customer, accounted for approximately 17% and 17% of net sales, respectively. Although we have long-established relationships with many of our customers, we do not have any long-term sales agreements. The loss of or significant decrease in business from any of our major customers could have a material adverse effect on our business, financial condition and results of operations. See "Business--Distribution."

DEPENDENCE ON KEY PERSONNEL--THE LOSS OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Our success has been largely dependent on the personal efforts and abilities of Bob Gray, Chairman and Chief Executive Officer, Marie Gray, Chief Designer, and Kelly Gray, President, each of whom has an employment agreement with SJKI. The loss of the services of any of these executives could have a material adverse effect on our business, financial condition and results of operations. See "Management."

CONTROL BY CERTAIN STOCKHOLDERS--WE ARE CONTROLLED BY VESTAR.

    Vestar and the Grays, through Vestar/Gray Investors LLC, beneficially own approximately 78% and 15%, respectively, of the outstanding common stock of St. John Knits International. As a result, Vestar will be able to effectively control the outcome of certain matters requiring a stockholder vote, including the election of three of the five directors of St. John Knits International (the Grays will be contractually entitled to appoint the remaining two directors). Such ownership of common stock may have the effect of delaying, deferring or preventing a change of control.

LITIGATION--WE MAY INCUR COSTS IN CONNECTION WITH CERTAIN LEGAL PROCEEDINGS.


    On October 13, 1998, Binary Traders, Inc. filed a complaint on behalf of purchasers of publicly traded securities of St. John during the period of February 25, 1998 to August 20, 1998 against SJKI, Bob Gray and Kelly Gray in the United States District Court, Central District of California, Southern Division (Binary Traders, Inc. v. St. John Knits, Inc., et al.). In this action, Binary Traders claims that the defendants violated federal securities laws by allegedly making fraudulent statements to cover up management's mistakes and certain material adverse conditions affecting our business. In addition, the complaint alleges that Mr. Gray traded shares of St. John's common stock while in possession of allegedly material non-public information. Binary Traders seeks class action certification and an unspecified amount of compensatory damages. On August 6, 1999, defendants filed a motion to dismiss the action. On
September 8, 1999, at the request of the plaintiff, the court stayed all proceedings in this action pending the outcome of the petition for rehearing EN BANC in front of the Ninth Circuit Court of Appeals in IN RE SILICON GRAPHICS, INC. SECURITIES LITIGATION.


    We are also a party to six lawsuits that allege claims against some of St. John's current and former directors for breach of fiduciary duty alleged to have arisen in connection with the mergers. All of these lawsuits were filed in the Superior Court of the State of California for the County of Orange. The principal relief sought in the six actions is certification of the putative class and a rescission of the mergers and damages and attorneys' fees in an unspecified amount. These six lawsuits were consolidated into one action on February 24, 1999.


    On April 15, 1999, the plaintiffs in this lawsuit filed a motion for a preliminary injunction seeking to prevent the mergers from proceeding. The preliminary injunction motion was heard by the California state court on April 28, 1999. On April 30, 1999, the court denied the plaintiffs' motion. In denying the plaintiffs' request, the court ruled that the plaintiffs had not shown a "reasonable probability" that they could succeed in proving at trial that the $30.00 per share offer in the mergers is unfair. Similarly, the court ruled that the plaintiffs were unlikely to show that the special committee of St. John's board of directors that evaluated and approved the terms of the mergers on behalf of St. John lacked independence or failed to "shop" St. John adequately to other buyers. Discovery in this case is now complete and the court has set a January 31, 2000 trial date.



    On September 9, 1999, three of the plaintiffs filed another lawsuit in the Superior Court of the State of California, County of Orange, naming SJKI, Pearl Acquisition Corp., Vestar/Gray Investors LLC, SJK Acquisition, Inc., Vestar Capital Partners III, L.P., Vestar Capital Partners and Merrill Lynch, Pierce, Fenner & Smith, Inc. The plaintiffs claim that each of the defendants aided and abetted the breach of fiduciary duties alleged in their earlier actions against St. John Knits, Inc., Bob Gray and Kelly Gray. Since the claims in this litigation are based exclusively on secondary liability and are completely contingent upon the success of the claims in the earlier action, on November 16, 1999, at the request of several defendants, the court stayed all proceedings in this litigation pending the outcome of the earlier action.


    We intend to contest these lawsuits vigorously if the plaintiffs elect to proceed with their actions. We expect to incur legal and other defense costs as a result of such proceedings. These proceedings could involve a substantial diversion of the time of some of the members of management, and an adverse determination in, or settlement of, such litigation could involve payment of significant amounts.

PRICE AND AVAILABILITY OF RAW MATERIALS--AN INCREASE IN THE PRICE OR A DECREASE IN THE AVAILABILITY OF WOOL OR RAYON, OUR PRIMARY RAW MATERIALS, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Our principal raw materials are wool and rayon. In fiscal 1998, we purchased approximately $10.8 million of wool and approximately $3.7 million of rayon. The price of wool and rayon may fluctuate significantly depending on world demand. We cannot assure that such fluctuation in the price of wool or rayon will not affect our business, financial condition and results of operations.

    We purchase wool imported primarily from Australia. We also import other raw materials, including rayon, from Europe and Japan. In addition, our shoes, small leather goods and certain woven products are manufactured in Europe. Our imported materials and products are subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have a material adverse effect on our business, financial condition and results of operations. The United States and the countries in which materials and products are produced or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on SJKI.

INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS EXPOSE US TO ADDITIONAL POLITICAL, ECONOMIC AND REGULATORY RISKS NOT FACED BY BUSINESSES THAT OPERATE ONLY IN THE UNITED STATES.

    We conduct international operations in Mexico, Europe and Asia. In fiscal 1998, approximately 7.5% of our sales occurred outside the United States, and approximately 5.7% of our products were manufactured abroad by third-party contractors. Any international operations will be subject to risks similar to those affecting our U.S. operations in addition to a number of other risks, including:

    - lack of complete operating control;

    - currency fluctuations;

    - trade barriers;

    - exchange controls;

    - governmental expropriation;

    - foreign taxation;

    - difficulty in enforcing intellectual property rights;

    - language and other cultural barriers; and

    - political and economic instability.

    In addition, various jurisdictions outside the United States have laws limiting the right and ability of non-United States subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies unless specified conditions exist. Our ability to expand the manufacture and sale of our products internationally is also limited by the necessity of obtaining regulatory approval in new countries.

    Our financial performance on a U.S. dollar denominated basis can be significantly affected by fluctuations in currency exchange rates. From time to time we enter into agreements to seek to reduce our foreign currency exposure, but we cannot assure that we will be successful in so doing.

GOVERNMENTAL REGULATION--CHANGES IN, OR THE COSTS OF COMPLYING WITH, VARIOUS GOVERNMENTAL REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We are subject to a variety of federal, state and local laws and regulations including those relating to zoning, land use, environmental protection and workplace safety. We are also subject to laws governing our relationship with our employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Although we believe that we are and have been in material compliance with all of the various regulations applicable to our business, we cannot assure that requirements will not change in the future or that we will not incur significant costs to comply with such requirements.

TRADEMARKS--THE LOSS OR INFRINGEMENT OF OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We believe that our trademarks and other proprietary rights are important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks on a worldwide basis. We cannot assure that our actions taken to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violative of their trademarks and proprietary rights. Moreover, we cannot assure that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve such conflicts. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The loss of such trademarks and other proprietary rights, or the loss of the exclusive use of our trademarks and other proprietary rights, could have a material adverse effect on our business, financial condition and results of operations. See "Business--Trademarks."

YEAR 2000--TECHNOLOGY ISSUES RELATED TO THE YEAR 2000 COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We use various types of technology in the operation of our business. Some of this technology incorporates date identification functions; however, many of these date identification functions were developed to use only two digits to identify a year. These date identification functions, if not corrected, could cause their relating technology to fail or create erroneous results by or at the year 2000.

    We are continuing to monitor the impact of Year 2000 issues on our information and non-information technology systems. As part of this process, we retained the services of an independent contractor with experience in analyzing and addressing Year 2000 issues. In addition, we developed a five-phased plan with respect to the Year 2000 readiness of our internal technology systems. This plan involved:

    - creating internal awareness of Year 2000 issues;

    - analyzing our Year 2000 state of readiness;

    - correcting systems or acquiring new ones as needed;

    - testing the corrected or new systems; and

    - incorporating the corrected or new systems into our business.


    We have substantially completed all five phases of the plan. As of August 1, 1999, we had incurred approximately $619,000 in costs related to the Year 2000 issue.


    We have also developed a plan to address the impact that Year 2000 issues may have on our vendors and customers. We are currently finalizing our evaluation of the materiality of our vendor and customer relationships and have initiated communications with certain significant vendors and customers to identify and minimize disruptions to our operations and to assist in resolving Year 2000 issues. We have substantially completed this evaluation; however, there can be no assurance that our Year 2000 compliance efforts will be successful or that the systems and products of other companies on which we rely will not have an adverse effect on our business, financial condition and results of operations. In the event that our Year 2000 compliance efforts are not successful or if we are not satisfied with our vendors' or customers' Year 2000 compliance, we will take appropriate measures.

    We believe that additional costs related to the Year 2000 issue will not be material to our business, financial condition and results of operations. However, estimates of Year 2000 related costs are based on numerous assumptions and there is no certainty that estimates will be achieved and actual costs could be materially greater than anticipated. We anticipate that we will fund our additional Year 2000 costs with cash from operations.

FRAUDULENT TRANSFER CONSIDERATIONS--BANKRUPTCY AND RELATED LAWS COULD PREVENT OR HINDER US FROM MAKING PAYMENTS ON THE NOTES.

    The incurrence of indebtedness by us or any of the guarantors, respectively, such as the notes and the guarantees, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of such entity. Under these laws, if in such a case or lawsuit a court were to find that, at the time such entity incurred indebtedness (including indebtedness under the notes or the guarantees),

    (1) it incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

    (2) (a) it received less than reasonably equivalent value or fair consideration for incurring such indebtedness; and

       (b) such entity

           (i) was insolvent or was rendered insolvent by reason of any of the transactions;

           (ii) was engaged, or about to engage, in a business or transaction for which the assets remaining with such entity constituted unreasonably small capital to carry on its business; or

           (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then such court could avoid or subordinate the amounts owing under the notes or the guarantees to presently existing and future indebtedness of such entity and take other actions detrimental to you.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, an entity would be considered insolvent if, at the time it incurred the indebtedness, either

    - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

    - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

There can be no assurance as to what standards a court would use to determine whether an entity was solvent at the relevant time, or whether, whatever standard was used, the notes or the guarantees would not be avoided or further subordinated on another of the grounds set forth above. In rendering its opinion in connection with the offering of exchange notes, our counsel will not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

    We believe that at the time we and the guarantors initially incurred indebtedness represented by the notes and the guarantees, each was:

       (1) neither insolvent nor rendered insolvent thereby,

       (2) in possession of sufficient capital to run its businesses effectively and

       (3) incurring debts within its ability to pay as the same mature or become due.

    In reaching the foregoing conclusions, we have relied upon our analyses of our internal cash flow projections and estimated values of our assets and liabilities. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

LIMITATION ON CHANGE OF CONTROL--WE MAY NOT BE ABLE TO AFFORD, OR BE PERMITTED, TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE.

    Upon a change of control under the indenture, we will be required to offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued interest to the date of repurchase. If a change of control were to occur, we can provide no assurance that we would have sufficient funds to pay the purchase price (as defined in the indenture) for the notes, and we expect that we would require third party financing; however, we can provide no assurance that we would be able to obtain such financing on favorable terms, if at all. In addition, the senior credit facilities restrict our ability to repurchase the notes, including pursuant to an offer in connection with a change of control. A change of control under the indenture will result in an event of default under the senior credit facilities and may cause the acceleration of other senior indebtedness, if any, in which case the subordination provisions of the notes would require payment in full of the senior credit facilities and any other senior indebtedness before repurchase of the notes. See "Description of the Notes--Offer to Purchase upon Change of Control" and "Description of Senior Credit Facilities." The inability to repay senior indebtedness, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

                                THE TRANSACTIONS

THE MERGERS

    On February 2, 1999, St. John Knits International, St. John, SJKAcquisition, Inc. and Pearl Acquisition Corp. entered into a merger agreement. Under the merger agreement, St. John agreed to enter into two mergers, which were completed in July 1999. In the first merger--the reorganization merger--St. John merged with SJKAcquisition and became a wholly owned subsidiary of St. John Knits International. As a result of the reorganization merger, shareholders of St. John became stockholders of St. John Knits International. The reorganization merger did not result in any change in the business, management, fiscal year, location of the principal facilities, assets or liabilities of St. John.

    In the second merger--the acquisition merger--St. John Knits International merged with Pearl, a Delaware corporation which is wholly owned by Vestar/Gray Investors LLC, with St. John Knits International surviving the merger. Upon the completion of the acquisition merger, Vestar/Gray Investors was approximately 84% owned by Vestar and approximately 16% beneficially owned by Bob Gray, Marie Gray and Kelly Gray. As a result of the acquisition merger, former public shareholders of St. John (other than the Grays) owned approximately 7% of St. John Knits International's common stock and Vestar and the Grays beneficially owned (through Vestar/Gray Investors) approximately 78% and 15% of St. John Knits International's common stock, respectively. Our corporate structure is now as follows:

                                     [LOGO]


    In connection with the mergers, former St. John shareholders (other than the Grays) were entitled to receive either $30.00 in cash or one share of St. John Knits International common stock for each share of St. John common stock owned before the mergers. The amount of St. John Knits International stock to be received by each former St. John shareholder was subject to proration so that as a result of the mergers, St. John shareholders, other than the Grays, received a total of 456,047 shares, or approximately 7%, of the common stock of St. John Knits International. The acquisition merger was accounted for as a recapitalization under generally accepted accounting principles. Accordingly, the historical basis of St. John's assets and liabilities was not impacted by the acquisition merger.


                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the exchange notes. The net proceeds from the issuance and sale of the outstanding notes, which were approximately $98.6 million after deduction of underwriting discounts, were used to consummate the transactions.

                                 CAPITALIZATION


    The following table sets forth the unaudited capitalization of SJKI as of August 1, 1999 after giving effect to the transactions. The information below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of St. John and the notes thereto included elsewhere in this prospectus.



                                                                  AS OF
                                                             AUGUST 1, 1999
                                                             ---------------
                                                               (DOLLARS IN
                                                                MILLIONS)
Cash, cash equivalents and short-term investments..........      $ 18.1
                                                                 ======
Debt:
  Senior Credit Facilities(1)
    Term Loan A............................................      $ 75.0
    Term Loan B............................................       115.0
  Outstanding notes........................................        98.6
  Other....................................................         1.9
                                                                 ------
    Total debt.............................................       290.5
Mandatorily Redeemable Preferred Stock.....................        25.0
Total stockholders' equity (deficit)(2)....................      (140.4)
                                                                 ------
    Total capitalization...................................      $175.1
                                                                 ======


------------------------


(1) The senior credit facilities also include a new $25.0 million revolving credit facility which was undrawn and fully available as of August 1, 1999.



(2) The stockholders' deficit gives effect to the transactions in accordance with recapitalization accounting treatment.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following unaudited pro forma condensed consolidated financial information of St. John Knits International (the "Unaudited Pro Forma Financial Statements") has been derived by the application of pro forma adjustments to St. John's historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of income for the periods presented give effect to the transactions as if they had been consummated on November 3, 1997 for the fiscal year ended November 1, 1998, the 39 weeks ended August 2, 1998 and the 39 weeks ended August 1, 1999. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or any future period. The Unaudited Pro Forma Financial Statements should be read in conjunction with St. John's historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.


    The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect the transactions. The reorganization merger is reflected as a recapitalization. Accordingly, the historical accounting basis of St. John's assets and liabilities has not been impacted by the transactions.

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED NOVEMBER 1, 1998

                             (DOLLARS IN THOUSANDS)


                                                                            PRO FORMA          PRO
                                                          HISTORICAL       ADJUSTMENTS        FORMA
                                                          ----------       -----------       --------
Net sales...............................................   $281,961                --        $281,961
Cost of sales...........................................    120,883                --         120,883
                                                           --------          --------        --------
  Gross profit..........................................    161,078          $     --         161,078
Selling, general and administrative expenses............    107,026               500 (a)     107,526
                                                           --------          --------        --------
  Operating income......................................     54,052              (500)         53,552
Interest expense........................................         --            32,193 (b)      32,193
Other income............................................      1,369            (1,117)(c)         252
                                                           --------          --------        --------
  Income before income taxes............................     55,421           (33,810)         21,611
Income taxes............................................     22,001           (13,423)(d)       8,578
                                                           --------          --------        --------
  Net income............................................     33,420           (20,387)         13,033
Preferred dividends.....................................         --             3,813 (e)       3,813
                                                           --------          --------        --------
  Earnings available to common shareholders.............   $ 33,420          $(24,200)       $  9,220
                                                           ========          ========        ========

EBITDA..................................................   $ 66,294                          $ 65,794
                                                           ========                          ========



  See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                     FOR THE 39 WEEKS ENDED AUGUST 2, 1998


                             (DOLLARS IN THOUSANDS)


                                                                          PRO FORMA         PRO
                                                            HISTORICAL   ADJUSTMENTS       FORMA
                                                            ----------   -----------      --------
Net sales.................................................   $206,293            --       $206,293
Cost of sales.............................................     86,211            --         86,211
                                                             --------      --------       --------
  Gross profit............................................    120,082      $     --        120,082
Selling, general and administrative expenses..............     76,858           375(a)      77,233
                                                             --------      --------       --------
  Operating income........................................     43,224          (375)        42,849
Interest expense..........................................         --        24,292(b)      24,292
Other income..............................................      1,100          (917)(c)        183
                                                             --------      --------       --------
Income before income taxes................................     44,324       (25,584)        18,740
Income taxes..............................................     18,033       (10,157)(d)      7,876
                                                             --------      --------       --------
  Net income..............................................     26,291       (15,427)        10,864
Preferred dividends.......................................         --         1,906(e)       1,906
                                                             --------      --------       --------
  Earnings available to common shareholders...............   $ 26,291      $(17,333)      $  8,958
                                                             ========      ========       ========

EBITDA....................................................   $ 51,998                     $ 51,623
                                                             ========                     ========



  See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                     FOR THE 39 WEEKS ENDED AUGUST 1, 1999


                             (DOLLARS IN THOUSANDS)


                                                                            PRO FORMA       PRO
                                                              HISTORICAL   ADJUSTMENTS     FORMA
                                                              ----------   -----------    --------
Net sales...................................................   $221,935      $     --     $221,935
Cost of sales...............................................     97,382            --       97,382
                                                               --------      --------     --------
  Gross profit..............................................    124,553            --      124,553
Selling, general and administrative expenses................     91,175           341 (a)   91,516
Transaction fees and expenses...............................     15,212            --       15,212
                                                               --------      --------     --------
  Operating income..........................................     18,166          (341)      17,825
Interest expense............................................      2,045        21,157 (b)   23,202
Other income................................................      1,220          (962)(c)      258
                                                               --------      --------     --------
  Income loss before income taxes...........................     17,341       (22,460)      (5,119)
  Income taxes..............................................      7,117        (8,917)(d)   (1,800)
                                                               --------      --------     --------
  Net income (loss).........................................     10,224       (13,543)      (3,319)
Preferred dividends.........................................        265         1,641 (e)    1,906
                                                               --------      --------     --------
  Earnings available to common shareholders.................   $  9,959      $(15,184)    $ (5,225)
                                                               ========      ========     ========

EBITDA......................................................   $ 47,309                   $ 46,968
                                                               ========                   ========



  See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                              STATEMENT OF INCOME


The unaudited pro forma financial information has been derived by the application of pro forma adjustments to St. John's historical financial statements of income for the periods noted. The mergers have been accounted for as a recapitalization, which will have no impact on the historical basis of St. John's assets and liabilities.

(a) Represents an annual advisory fee under the management agreement paid to Vestar Capital.

(b) The pro forma adjustment to interest expense for the periods presented reflects the following items (dollars in thousands):


                                                                               39 WEEKS    39 WEEKS
                                                                 YEAR ENDED      ENDED       ENDED
                                                                 NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                                                                    1998         1998       1999(1)
                                                                 -----------   ---------   ---------
    Interest expense on the notes..............................    $12,500      $ 9,375     $ 8,485
    Interest expense on term loans.............................     16,785       12,838      10,811
    Interest expense on the revolving credit facility..........        777          473         397
    Amortization of discount...................................        138          104          94
    Amortization of deferred debt issuance
      costs....................................................      1,913        1,435       1,310
    Commitment fee of the unused portion of revolving credit
      facility.................................................         80           67          60
                                                                   -------      -------     -------
          Total................................................    $32,193      $24,292     $21,157
                                                                   =======      =======     =======


------------------------


(1) Represents pro forma interest expense through July 7, 1999, the date the transactions closed.



    The cash interest expense above results in a weighted average interest rate of 10.09%, 10.18%, and 9.76% for the year ended November 1, 1998, the 39 weeks ended August 2, 1998 and the 39 weeks ended August 1, 1999, respectively.


    The deferred debt issuance costs reflect direct estimated costs associated with obtaining the debt financing. These amounts are being amortized straight line over the estimated weighted average life of eight years.

    An increase or decrease in the interest rate of 0.125% would change the annual pro forma interest expense by $360,000 and the pro forma net income by $216,000.

(c) Eliminates interest income on cash and short-term investments which is not expected to be received after the mergers have been completed.

(d) Represents the tax effect of the pro forma adjustments using an effective tax rate of 39.7%.

(e) Represents dividends on the Mandatorily Redeemable Preferred Stock. The dividend rate is 15.25%. Dividends on the Mandatorily Redeemable Preferred Stock may only be paid in cash to the extent permitted by the senior credit facilities, the indenture and other contractual arrangements of SJKI.

(f) Upon completion of the transactions, all stock options outstanding were canceled and converted to the right to receive a cash payment equal to the excess of $30.00 over the exercise price per share. This one-time payment of approximately $13.9 million will be reflected as a non-recurring expense to St. John in the period the mergers were effected and has not been included in the pro forma adjustment.

        SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following table sets forth our selected historical condensed consolidated financial information. The selected historical condensed consolidated financial information for the three fiscal years ended November 3, 1996, November 2, 1997 and November 1, 1998 are derived from the historical consolidated financial statements of St. John and related notes thereto (the "Financial Statements"), which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this prospectus. The selected historical condensed consolidated financial information for the two fiscal years ended October 30, 1994 and October 29, 1995 are derived from the audited historical consolidated financial statements of St. John, which are not included in this prospectus. The selected historical condensed consolidated financial and other data as of and for the 39 weeks ended August 2, 1998, August 1, 1999 and the twelve months ended August 1, 1999 have been derived from St. John's unaudited consolidated financial statements and, in the opinion of our management, have been prepared on a basis consistent with the Financial Statements and include all adjustments (which consist of normal recurring accruals) that are considered by management to be necessary for a fair presentation of such financial information.



                                                        FISCAL YEAR ENDED                               39 WEEKS ENDED
                               -------------------------------------------------------------------   ---------------------
                               OCTOBER 30,   OCTOBER 29,   NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,   AUGUST 2,   AUGUST 1,
                                  1994          1995          1996          1997          1998         1998        1999
                               -----------   -----------   -----------   -----------   -----------   ---------   ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF INCOME:
  Net sales..................   $127,953      $161,795      $202,951      $242,101      $281,961     $206,293    $221,935
    Cost of sales............     59,179        74,252        88,871        99,545       120,883       86,210      97,382
                                --------      --------      --------      --------      --------     --------    --------
  Gross profit...............     68,774        87,543       114,080       142,556       161,078      120,083     124,553
    Selling, general and
      administrative
      expenses...............     43,288        54,550        68,385        84,545       107,026       76,858      91,175
                                --------      --------      --------      --------      --------     --------    --------
  Transaction fees and
    expenses.................         --            --            --            --            --           --      15,212
                                --------      --------      --------      --------      --------     --------    --------
  Operating income...........     25,486        32,993        45,695        58,011        54,052       43,225      18,166
  Interest expense...........         --            --            --            --            --           --       2,045
    Other income(1)..........        340           803         1,355           713         1,369        1,100       1,220
                                --------      --------      --------      --------      --------     --------    --------
  Income before income
    taxes....................     25,826        33,796        47,050        58,724        55,421       44,325      17,341
    Income taxes.............     10,880        14,243        19,929        24,300        22,001       18,033       7,117
                                --------      --------      --------      --------      --------     --------    --------
  Net income.................   $ 14,946      $ 19,553      $ 27,121      $ 34,424      $ 33,420     $ 26,292    $ 10,224
                                ========      ========      ========      ========      ========     ========    ========

OTHER DATA:
  EBITDA(2)..................   $ 29,251      $ 38,539      $ 52,999      $ 67,126      $ 66,294     $ 51,998    $ 47,309
  Depreciation and
    amortization.............      3,673         5,313         7,042         8,859        11,371        8,276      10,931
  Capital expenditures.......      7,796        17,571        21,400        22,751        23,648       16,800      10,758
  Net cash provided by
    operating activities.....     12,637        18,014        16,841        30,459        24,982       15,656      25,304
  Net cash used in investing
    activities...............     14,292        17,714        20,114        21,542        22,377       16,881       9,324
  Net cash provided by (used
    in) financing
    activities...............       (998)         (444)          748          (817)       (2,724)         164     (12,252)
Ratio of earnings to fixed
  charges(3).................       17.5x         18.7x         21.8x         22.6x         16.6x        18.6x        4.5x

BALANCE SHEET DATA (AT PERIOD
  END):
  Working capital............   $ 31,442      $ 38,130      $ 49,628      $ 69,693      $ 89,190     $ 88,592    $ 85,132
  Total assets...............     62,634        85,973       116,494       153,904       182,390      174,265     195,748
  Total debt.................         --            --            --            --           408           --     290,520
  Stockholders' equity.......     50,530        69,227        97,093       130,680       161,574      157,303    (140,392)

                                TWELVE
                                MONTHS
                                 ENDED
                               AUGUST 1,
                                 1999
                               ---------
                               (DOLLARS
                                  IN
                               THOUSANDS,
                                EXCEPT
                               RATIOS)
STATEMENTS OF INCOME:
  Net sales..................  $297,602
    Cost of sales............   132,053
                               --------
  Gross profit...............   165,549
    Selling, general and
      administrative
      expenses...............   121,343
                               --------
  Transaction fees and
    expenses.................    15,212
                               --------
  Operating income...........    28,994
  Interest expense...........     2,045
    Other income(1)..........     1,489
                               --------
  Income before income
    taxes....................    28,438
    Income taxes.............    11,085
                               --------
  Net income.................  $ 17,353
                               ========
OTHER DATA:
  EBITDA(2)..................  $ 60,853
  Depreciation and
    amortization.............    14,025
  Capital expenditures.......    17,606
  Net cash provided by
    operating activities.....    34,630
  Net cash used in investing
    activities...............    14,820
  Net cash provided by (used
    in) financing
    activities...............   (15,140)
Ratio of earnings to fixed
  charges(3).................       5.7x
BALANCE SHEET DATA (AT PERIOD
  END):
  Working capital............  $ 85,132
  Total assets...............   195,748
  Total debt.................   290,520
  Stockholders' equity.......  (140,392)


------------------------------

(1) "Other income" primarily includes interest income and royalty income.

(2) "EBITDA" represents earnings before interest expense, other income (except royalty income), income taxes, depreciation and amortization expense, non-cash write-off of assets and non-recurring expenses associated with the transactions. It is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of SJKI's operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus as it is a basis upon which SJKI assesses its financial performance. SJKI believes that EBITDA, as presented, presents a useful measure of assessing SJKI's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. For purposes of the EBITDA calculation, non-cash write-off of assets was $77,000, $85,000, $16,000, $200,000 and $611,000 for fiscal years 1994, 1995, 1996, 1997 and 1998, respectively, $431,000 and $1,720,000 for the 39 weeks ended August 2, 1998 and August 1, 1999, respectively, and $1,873,000 for the twelve months ended August 1, 1999. For the fiscal year ended November 1, 1998 and the twelve months ended August 1, 1999, non-cash write-off of assets was primarily related to the closure of three home furnishings stores and the write-off of a trademark.


(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Management's discussion and analysis should be read in conjunction with "Selected Historical Condensed Consolidated Financial Information" and the notes thereto and St. John's consolidated financial statements and the notes thereto and the other more detailed financial information appearing elsewhere in this prospectus.

OVERVIEW

    SJKI is a leading designer, manufacturer and marketer of high quality women's clothing and accessories, principally under the St. John brand name. SJKI's core knitwear line is sold as a collection of lifestyle clothing for business, evening and casual needs, and represented approximately 81% of fiscal 1998 net sales. This core knitwear line is complemented by SJKI's other product categories, including women's wovens, activewear, shoes, coats, accessories, fragrances and home furnishings.

    SJKI operates seven production facilities in California and one recently-built facility in Mexico, manufacturing approximately 93% of its products in-house during fiscal 1998. SJKI believes that its vertical integration differentiates it from other apparel manufacturers and has been critical to its success because it enables SJKI to manufacture products to order, maximize manufacturing flexibility and maintain superior quality control. SJKI distributes its products on a highly selective basis through a group of upscale retail customers with whom it has long-standing relationships, as well as through company-owned boutiques and outlet stores.

    SJKI's revenues increased from approximately $128.0 million in fiscal 1994 to approximately $282.0 million in fiscal 1998, representing a compound annual growth rate of 21.8%. This growth was primarily attributable to (i) increased penetration within SJKI's long-standing retail accounts; (ii) increased same-store sales at both retail accounts and company-owned stores; (iii) the expansion of four existing company-owned boutiques as well as the opening of five new company-owned boutiques and five new outlet stores; and (iv) the introduction of several additional product lines. In addition to SJKI's strong growth in sales, EBITDA increased from approximately $29.3 million in fiscal 1994 to approximately $66.3 million in fiscal 1998, representing a compound annual growth rate of 22.7%. EBITDA margins improved over the same period from 22.9% in fiscal 1994 to 23.5% in fiscal 1998.

    Despite this strong growth in sales and cash flow, SJKI's financial performance in fiscal 1998 and during the first quarter of fiscal 1999 was impacted by a number of issues which led to unfavorable comparisons with prior periods. These issues relate primarily to SJKI's efforts to maintain its high historical growth rates. Recognizing that the core knitwear line could no longer support rates of growth in excess of 20%, SJKI undertook a number of growth initiatives which have not been successful. These initiatives included the introduction of a lower-priced line under the SJK label and the creation of a home furnishings joint venture under the Amen Wardy Home Stores name. In addition, SJKI attempted to broaden the appeal of its core knitwear line by including a number of more "fashion forward" styles in its Fall 1998 collection. As a result, the core knitwear line did not include sufficient product options for the traditional St. John customer and experienced below-average retail performance.

    SJKI's continued sales growth also led to capacity constraints and related production difficulties, despite its significant historical and on-going capital investments. These issues were exacerbated in fiscal 1998 by the increased complexity of garments in the Fall 1998 line, which required more time to produce. As a result, SJKI incurred substantial costs related to overtime and rework and experienced certain delays in shipping. This increase in costs was due in part to the reevaluation of SJKI's quality control program and the related procedures which were implemented during the second half of fiscal 1998.

    Importantly, SJKI's results in fiscal 1998 and during the first quarter of fiscal 1999 also reflect significant on-going investments which depressed immediate financial results, but which SJKI believes will improve future performance. For example, SJKI commenced operations in a new jewelry and garment hardware manufacturing facility in Mexico and experienced inefficiencies commonly associated with start-up operations of this nature. In addition, SJKI opened one and expanded two boutiques, incurring increased fixed overhead without an immediate commensurate increase in revenue. SJKI also invested heavily in its workforce throughout the year, with the majority of this increase relating to the hiring of additional production personnel. The immediate impact of this initiative was to lower gross margins, as these new employees required additional training and were initially less efficient than longer-term personnel.


    SJKI believes it has taken actions to respond to all of the issues which impacted performance described above and has made a significant investment in its production capabilities. The SJK line has been discontinued. The Amen Wardy Home Stores joint venture was terminated in May 1999; three of the original six Amen Wardy stores were closed, one was transferred to the former joint venture partner, and two continue to be operated as a wholly owned subsidiary of SJKI under the St. John Home name. In addition, the knitwear line for the current Cruise/Spring season included a more traditional mix of styles and, as a result, experienced performance more in line with SJKI's historical results. SJKI's investments during fiscal 1998 in its production capabilities included the addition of personnel and approximately $5.7 million invested in 56 new state-of-the-art electronic knitting machines. As a result of these investments, SJKI believes it is well-positioned to meet anticipated manufacturing requirements.


    While SJKI believes it has taken actions to respond to all of the issues which impacted fiscal 1998 and the first quarter of fiscal 1999, profit margins were affected during these periods. Specifically, gross margins declined primarily due to (i) capacity constraints which led to production inefficiencies; (ii) production difficulties and overtime associated with the manufacture of certain highly ornate styles in the knitwear line;
(iii) training of new employees; and (iv) lower gross margins at company-owned stores. In addition, selling, general and administrative expense as a percentage of net sales increased as a result of (i) increases in sales, marketing, design and administrative personnel expenses; (ii) expenses associated with the start-up of SJKI's home furnishings retail stores; (iii) higher markdowns on the Fall 1998 line than on prior lines due to merchandising and design issues associated with targeting a more "fashion forward" customer base; (iv) expenses associated with the discontinuation of the SJK line; and (v) an immediate increase in fixed overhead at several upgraded boutiques without a corresponding increase in revenues.


    As a result of SJKI's efforts to address the issues which affected its results of operations in fiscal 1998 and the first quarter of fiscal 1999, SJKI's financial results improved during the second and third quarters of fiscal 1999 as compared to the first quarter. Specifically, SJKI's gross profit margin increased from 53.9% in the first quarter to 57.9% in the second quarter, even though second quarter gross profit margins were negatively impacted by one-time markdowns reported at three Amen Wardy Home stores which were closed during the period, and to 56.5% in the third quarter. In addition, after excluding the effect of certain non-recurring charges including (i) charges incurred in the second quarter related to the termination of the Amen Wardy Home Store joint venture, (ii) fees and expenses incurred in the third quarter in connection with the transactions and (iii) the write-off during the third quarter of the costs associated with the acquisition of a trademark which was no longer being used, operating profit margin increased from 12.8% in the first quarter to 19.6% and 15.3% in the second and third quarters, respectively.


    SJKI intends to pursue a strategy of controlled growth driven primarily by the significant remaining growth potential of its core knitwear line, while selectively pursuing other growth opportunities. Management believes this will lessen the risk associated with undertaking new initiatives, relieve the pressure on SJKI's production capacity, enable it to continue its highly selective distribution strategy and enhance margins. See "Prospectus Summary--The Company--Business Strategy."

RESULTS OF OPERATIONS

    The following table is derived from St. John's Consolidated Statements of Income and sets forth, for the periods indicated, the results of operations as a percentage of net sales:


                                                      FISCAL YEAR ENDED               39 WEEKS ENDED
                                              ---------------------------------   ----------------------
                                              NOVEMBER    NOVEMBER    NOVEMBER    AUGUST        AUGUST
                                                3,          2,          1,          2,            1,
                                               1996        1997        1998        1998          1999
                                               ------       -----      ------      -----         -----
Net sales...................................    100.0%      100.0%      100.0%     100.0%        100.0%
Cost of sales...............................     43.8        41.1        42.9       41.8          43.9
                                               ------       -----      ------      -----         -----
Gross Profit................................     56.2        58.9        57.1       58.2          56.1
Selling, general and administrative
  expenses..................................     33.7        34.9        38.0       37.3          41.1
Transaction fees and expenses...............       --          --          --         --           6.9
                                               ------       -----      ------      -----         -----
Operating income............................     22.5%       24.0%       19.1%      20.9%          8.1%
                                               ======       =====      ======      =====         =====



FIRST 39 WEEKS FISCAL 1999 COMPARED TO FIRST 39 WEEKS FISCAL 1998



    Net sales for the first 39 weeks of fiscal 1999 increased by $15,642,000, or 7.6% over the first 39 weeks of fiscal 1998. This increase was principally attributable to (i) an increase in sales by company-owned retail stores of approximately $10,693,000, due in part to the expansion of the Las Vegas and South Coast Plaza boutiques which were completed in May 1998 and December 1998, respectively, and the addition of one retail boutique in Scottsdale, Arizona and one outlet store since the beginning of fiscal 1998, (ii) an increase in sales of approximately $3,082,000 recorded by St. John Home Stores, LLC, which commenced operations during the fourth quarter of fiscal 1997 and (iii) an increase in international sales of $3,788,000, which includes the sales of St. John Company, Ltd., which commenced operations in Japan during the fourth quarter of fiscal 1997. These increases were offset by a net decrease of $1,921,000 in sales to existing domestic retail customers, primarily due to the discontinuance of the SJK line. Net sales increased primarily as a result of increased unit sales of various product lines.



    Gross profit for the first 39 weeks of fiscal 1999 increased by $4,471,000, or 3.7% as compared with the first 39 weeks of fiscal 1998, and decreased as a percentage of net sales to 56.1% from 58.2%. This decrease in the gross profit margin was primarily due to a decrease in the gross margin for the knitwear line, due to increased production costs which were not offset by a corresponding increase in the selling price. This increase in the production costs was due in part to the reevaluation of SJKI's quality control program and the related procedures which were implemented during the second half of fiscal 1998.



    Selling, general and administrative expenses for the first 39 weeks of fiscal 1999 increased by $14,317,000, or 18.6% over the first 39 weeks of fiscal 1998, and increased as a percentage of net sales to 41.1% from 37.3%. This increase was primarily due to (i) an increase in selling expenses due to increased costs of promoting and marketing its products to its major customers,
(ii) non-recurring expenses incurred in connection with resolving the litigation involving Amen Wardy Home stores and the closure of three such stores and
(iii) the write-off of the costs associated with the acquisition of a trademark which is no longer being used.



    Transaction fees and expenses represent costs directly associated with the completion of the transactions, including $13,792,000 of costs related to payments made to settle St. John's outstanding stock options.

    Operating income for the first 39 weeks of fiscal 1999 decreased by $25,059,000, or 58.0% over the first 39 weeks of fiscal 1998. Operating income as percentage of net sales decreased to 8.1% from 20.9% during the same period. This decrease in the operating income as a percentage of net sales was due to transaction fees and expenses recorded during the third quarter of fiscal 1999, a decrease in the gross profit margin and an increase in selling, general and administrative expenses as a percentage of net sales.



    Interest expense for the first 39 weeks of fiscal 1999 increased to $2,045,000. Interest expense recorded during the period was a result of the debt acquired to finance a portion of the cash consideration paid pursuant to the mergers, which were completed on July 7, 1999.


FISCAL 1998 COMPARED TO FISCAL 1997

    Net sales for fiscal 1998 increased by approximately $39.9 million, or 16.5% over fiscal 1997. This increase was principally attributable to (i) an increase in sales to existing domestic retail customers of approximately $20.9 million;
(ii) an increase in sales by company-owned stores of approximately
$10.2 million, due in part to the increased sales of the New York boutique, the expansion of the Las Vegas boutique and the addition of three outlet stores since the beginning of fiscal 1997; (iii) an increase in sales of approximately $6.0 million recorded by Amen; and (iv) an increase in international sales of approximately $2.8 million, which includes the sales of St. John Japan. Net sales increased primarily as a result of increased unit sales of various product lines.

    Gross profit for fiscal 1998 increased by approximately $18.5 million, or 13.0% as compared with fiscal 1997, and decreased as a percentage of net sales to 57.1% from 58.9%. This decrease in the gross profit margin was primarily due to (i) capacity constraints which led to production inefficiencies; (ii) cost increases related to production difficulties and overtime associated with the manufacture of certain highly ornate styles in the knitwear line;
(iii) expenses relating to training of new employees; and (iv) lower gross margins at company-owned outlet stores. All of such additional costs were partially offset by an increase in the number of garments being produced and sold without a corresponding increase in certain production costs, due in part to the fixed nature of these costs.

    Selling, general and administrative expenses for fiscal 1998 increased by approximately $22.5 million, or 26.6% over fiscal 1997, and increased as a percentage of net sales to 38.0% from 34.9%. This increase was primarily due to
(i) an increase of approximately $5.2 million in sales, marketing, design and administrative personnel expenses; (ii) expenses of approximately $4.9 million associated with the start-up of SJKI's home furnishings retail stores;
(iii) increased costs of approximately $2.1 million in connection with higher markdowns on the Fall 1998 line and with the discontinuation of the SJK line;
(iv) an immediate increase in fixed overhead at one upgraded boutique without a corresponding increase in revenues; and (v) costs related to the start-up of a new jewelry and garment hardware manufacturing facility in Mexico.

    Operating income for fiscal 1998 decreased by approximately $4.0 million, or 6.8% over fiscal 1997. Operating income as a percentage of net sales decreased to 19.1% from 24.0% during the same period as a result of the reasons mentioned above.

FISCAL 1997 COMPARED TO FISCAL 1996

    Net sales for fiscal 1997 increased by approximately $39.2 million, or 19.3% over fiscal 1996. This increase was principally attributable to (i) an increase in sales to existing domestic retail customers of approximately $23.0 million;
(ii) an increase in sales by company-owned stores of approximately
$12.8 million, due in part to the expansion of the New York boutique, which was completed in October 1996, and the addition of one retail boutique and two outlet stores since the beginning of fiscal 1996; and (iii) an increase in sales to international retail customers of approximately $3.3 million. Net sales increased primarily as a result of increased unit sales of various product lines.

    Gross profit for fiscal 1997 increased by approximately $28.5 million, or 25.0% as compared with fiscal 1996, and increased as a percentage of net sales to 58.9% from 56.2%. This increase in the gross profit margin was primarily due to an increase in the number of garments being produced and sold without a corresponding increase in the production costs, due in part to the fixed nature of certain costs.

    Selling, general and administrative expenses for fiscal 1997 increased by approximately $16.2 million, or 23.6% over fiscal 1996, and increased as a percentage of net sales to 34.9% from 33.7%. This increase was primarily due to
(i) an increase of approximately $3.0 million in promotion and advertising expenses related to an expansion of SJKI's advertising program; (ii) an increase of approximately $2.0 million in salaries due to SJKI's continued effort to build its sales and marketing team; and (iii) an increase in expenses related to an expansion of SJKI's sales to foreign customers which include, among other things, import duties, sales commissions and additional freight charges.

    Operating income for fiscal 1997 increased by approximately $12.3 million, or 27.0% over fiscal 1996. Operating income as a percentage of net sales increased to 24.0% from 22.5% during the same period as a result of the reasons mentioned above.

LIQUIDITY AND CAPITAL RESOURCES


    St. John Knits International is effectively a holding company and accordingly, must rely on distributions, loans and other intercompany cash flows from its affiliates and subsidiaries to generate the funds necessary to satisfy the repayment of its outstanding loans.



    SJKI's primary cash requirements are to fund payments required to service its debt, to fund its working capital needs, primarily inventory and accounts receivable, and for the purchase of property and equipment. During the first 39 weeks of fiscal 1999, cash provided by operating activities was $25,304,000. Cash provided by operating activities was primarily generated by net income and a decrease in accounts receivable. Cash used in investing activities was $9,324,000 during the first 39 weeks of fiscal 1999. The principal use of cash in investing activities was for the purchase of electronic knitting machines, the construction of leasehold improvements for a new boutique location in South Coast Plaza in Costa Mesa, California and the completion of leasehold improvements for a new St. John Home store at South Coast Plaza. Cash used in financing activities was $12,252,000 during the first 39 weeks of fiscal 1999. Cash provided by financing activities included $190,000,000 provided by senior secured credit facilities, $98,616,000 provided by the sale of senior subordinated notes, and $25,000,000 provided by the issuance of preferred stock. Cash used in financing activities related to the mergers was $311,447,000 and $15,231,000 was paid as fees and expenses related to the acquisition of the financing.



    SJKI anticipates purchasing property and equipment of approximately $5,500,000 during the remainder of fiscal 1999. The estimated $5,500,000 will be used principally for the purchase of computerized knitting machines, upgrades to SJKI's computer systems, expansion of the company-owned boutique in Boston and the construction of leasehold improvements for a new boutique location in Hawaii and a new boutique in Portland, Oregon.



    As of August 1, 1999, SJKI had approximately $85,132,000 in working capital and $18,057,000 in cash and marketable securities. SJKI's principal source of liquidity is internally generated funds. As part of the senior credit facilities, SJKI has a $25,000,000 revolving credit facility which expires on July 31, 2005. The revolving credit facility is secured and borrowings thereunder bear interest at SJKI's choice of the bank's borrowing rate plus 2.0% (8.0% at August 1, 1999) or a Eurodollar rate plus 3.0%. The availability of funds under the revolving credit facility is subject to SJKI's continued compliance with certain covenants, including a covenant that sets the maximum amount SJKI can spend annually on the acquisition of fixed or capital assets, and certain financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum interest expense coverage ratio. See

"Description of Senior Credit Facilities." As of August 1, 1999, no amounts were outstanding under the revolving credit facility. SJKI invests its excess cash primarily in a money market fund and investment grade commercial paper.



    Total debt outstanding increased $289.9 million to $290.5 million at August 1, 1999, as compared to the amount outstanding at November 1, 1998. This increase is due to the effect of the transactions. SJKI's outstanding debt is comprised of bank borrowings of $191.9 million and $98.6 million of the outstanding notes. Note 9 to the Consolidated Financial Statements outlines certain terms and conditions of SJKI's senior credit facilities and the notes. In addition, Note 10 outlines certain terms and conditions of SJKI's 15 1/4% Preferred Stock issued in connection with the transactions.



    SJKI's primary ongoing cash requirements will be for debt service and capital expenditures. SJKI's debt service requirements consist primarily of principal and interest payments on bank borrowings and interest on the notes. SJKI believes it will be able to finance its debt service and capital expenditure requirements for the foreseeable future with internally generated funds and availability under the revolving credit facility. However, SJKI's ability to fund its capital investment requirements, interest and principal payment obligations and working capital requirements and to comply with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond SJKI's control. See "Risk Factors--Substantial Leverage and Debt Service."



    The indenture governing the notes, among other things, (i) restricts St. John Knits International's and certain of its subsidiaries' (including the guarantors') ability to incur additional indebtedness, issue shares of preferred stock, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates, (ii) prohibits certain restrictions on the ability of certain subsidiaries of St. John Knits International (including the guarantors) to pay dividends or make certain payments to St. John Knits International and (iii) places restrictions on the ability of St. John Knits International and certain of its subsidiaries (including the guarantors) to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of SJKI. The senior credit facilities also contain other and more restrictive covenants, prohibit St. John Knits International from prepaying other indebtedness (including the notes) and require St. John Knits International to maintain specified financial ratios, such as a minimum ratio of EBITDA to interest expense, a minimum fixed charge coverage ratio and a maximum ratio of total debt to EBITDA, and satisfy financial condition tests. The senior credit facilities and the indenture contain customary events of default. The senior credit facilities prohibit St. John Knits International from declaring or paying any dividends or making any payments with respect to the notes if it fails to perform its obligations under, or fails to meet the conditions of, the senior credit facilities or if payment creates a default under the senior credit facilities.



    St. John declared a quarterly cash dividend of $0.025 per share on June 8, 1999 which was paid on July 22, 1999 to shareholders of record on June 24, 1999. St. John Knits International does not anticipate the payment of any cash dividends on its common stock in the future. See "Description of Senior Credit Facilities," "Description of the Notes" and "Risk Factors--Restrictions Imposed by Our Debt Agreements."



    SJKI's EBITDA as defined in its credit agreement for its senior secured credit facilities was $47,309,000 and $51,998,000 for the first 39 weeks of fiscal 1999 and 1998, respectively. The credit agreement is filed as Exhibit (a)(1) to St. John Knits International's Amendment no. 4 to the
Rule 13e-3 Transaction Statement on Schedule 13E-3 dated July 12, 1999. EBITDA is not a defined term under GAAP and is not an alternative to operating income or cash flow from operations as determined under GAAP. SJKI believes that EBITDA provides additional information for determining its ability to meet future debt service requirements; however, EBITDA does not reflect cash available to fund cash requirements and should not be construed as an indication of SJKI's operating performance or as a measure of liquidity.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." SJKI will be required to adopt this standard for fiscal 1999. The adoption of this standard will only affect disclosure and will not impact SJKI's financial position or results of operations.

    In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." SJKI will be required to adopt these standards in fiscal 2000. The adoption of these standards will not have a material impact on SJKI's financial position or results of operations.

YEAR 2000

    SJKI uses various types of technology in the operation of its business. Some of this technology incorporates date identification functions; however, many of these date identification functions were developed to use only two digits to identify a year. These date identification functions, if not corrected, could cause their relating technology to fail or create erroneous results by or at the year 2000.


    SJKI is continuing to monitor the impact of Year 2000 issues on its information and non-information technology systems. As part of this process, SJKI retained the services of an independent contractor with experience in analyzing and addressing Year 2000 issues. In addition, SJKI developed a five-phased plan with respect to the Year 2000 readiness of its internal technology systems. This plan involved (i) creating internal awareness of Year 2000 issues, (ii) analyzing SJKI's Year 2000 state of readiness,
(iii) correcting systems or acquiring new ones as needed, (iv) testing the corrected or new systems and (v) incorporating the corrected or new systems into SJKI's business. SJKI has substantially completed all five phases of the plan. As of August 1, 1999, SJKI had incurred approximately $619,000 in costs related to the Year 2000 issue.


    SJKI has also developed a plan to address the impact that Year 2000 issues may have on its vendors and customers. SJKI is currently finalizing its evaluation of the materiality of its vendor and customer relationships and has initiated communications with certain significant vendors and customers to identify and minimize disruptions to its operations and to assist in resolving Year 2000 issues. SJKI has substantially completed this evaluation; however, there can be no assurance that its Year 2000 compliance efforts will be successful or that the systems and products of other companies on which it relies will not have an adverse effect on its business, financial condition and results of operations. In the event that SJKI's Year 2000 compliance efforts are not successful or if it is not satisfied with its vendors' or customers' Year 2000 compliance, SJKI will take appropriate measures.

    SJKI believes that additional costs related to the Year 2000 issue will not be material to its business, financial condition and results of operations. However, estimates of Year 2000 related costs are based on numerous assumptions and there is no certainty that estimates will be achieved and actual costs could be materially greater than anticipated. SJKI anticipates that it will fund its additional Year 2000 costs with cash from operations.

                                    BUSINESS

OVERVIEW

    SJKI is a leading designer, manufacturer and marketer of fine women's clothing and accessories. The St. John name has been associated with high quality women's knitwear for over 35 years. SJKI's core knitwear product line, which represents approximately 81% of its sales, consists of a collection of lifestyle clothing for women's business, evening and casual needs. SJKI manufactures its products primarily to order and distributes them on a highly selective basis through a group of upscale retailers with whom it has long-term relationships, as well as through company-owned stores.

    SJKI's core knitwear products are considered unique and highly desirable by customers due to their classic styling, durability, comfort, fit and quality. These attributes, combined with selective distribution and targeted advertising, have created a loyal base of customers consisting of professional and higher-income women.

    The strength of SJKI's brand name and customer loyalty has also enabled it to expand its business into product lines that complement its core offerings. These products account for approximately 19% of its sales and include women's wovens, activewear, shoes, coats, accessories, fragrances and home furnishings.


    The success of SJKI's knitwear business, together with growth from its other product lines, have allowed it to increase net sales from approximately
$128.0 million in fiscal 1994 to approximately $282.0 million in fiscal 1998, representing a compound annual growth rate of approximately 21.8%. For the twelve months ended August 1, 1999, SJKI's net sales and Adjusted EBITDA (as defined) were approximately $297.6 million and $61.7 million, respectively.


    SJKI has developed a vertically integrated manufacturing process which allows it to produce approximately 93% of its own products. SJKI believes that this vertical integration differentiates it from other apparel manufacturers and has been critical to its success because it enables it to manufacture products to order, maximize manufacturing flexibility and maintain superior quality control. SJKI operates seven production facilities in California and one in Mexico. During the past five years SJKI has invested approximately
$53.0 million in production facilities and state-of-the-art equipment, which it believes has further enhanced its position as the leading manufacturer of high-end women's knitwear.

    SJKI has had relationships with its top three retail customers, Saks Fifth Avenue, Neiman Marcus and Nordstrom, for approximately 25, 20 and 15 years, respectively. SJKI also distributes its products through 18 Company-owned boutiques and nine outlet stores. The boutiques showcase SJKI's entire line of products and have expanded the distribution and enhanced the brand awareness of its products.

PRODUCTS

ST. JOHN

    SJKI's products are organized primarily into six separate product lines:
Knitwear, Sport, Griffith & Gray, Shoes, Accessories and Fragrance. In fiscal 1998, sales to SJKI's retail customers accounted for approximately
$197.0 million, and sales through company-owned stores accounted for approximately

$74.3 million. The following table details the approximate range of suggested retail prices by product line. The suggested retail prices are indicative of individual item prices.

                                                                                                 RANGE OF SUGGESTED
PRODUCT LINE                                                  SELECTED PRODUCTS                     RETAIL PRICES
------------                                    ----------------------------------------------   -------------------
Knitwear
  COLLECTION..................................  Dresses, Two-Piece Suits, Three-Piece Suits,     $350-$1,400
                                                 Jackets, Pants, Skirts, Coats, Sweaters,
                                                 Separates
  DRESSY......................................  Dresses, Theater Suits, Dressy Separates         $650-$2,000
  BASICS......................................  Skirts, Jackets, Pants                           $160-$690
  COUTURE.....................................  Dresses, Gowns, Two-Piece Suits                  $900-$3,800
Sport.........................................  Jackets, Skirts, Pants, Tops, Jeans              $ 95-$1,100
Griffith & Gray...............................  Suits, Coats, Dresses, Separates, Eveningwear    $200-$1,800
Shoes.........................................  Pumps, Sling Backs, Loafers, Boots               $210-$375
Accessories...................................  Jewelry, Scarves, Belts, Handbags                $ 60-$525
Fragrance.....................................  Perfume, Bath Products                           $ 25-$250

    KNITWEAR.  SJKI organizes its St. John Knitwear into four groups:
Collection, Dressy, Basics and Couture. Due to the breadth of each product group, SJKI competes in most segments of women's designer clothing. SJKI's knitwear products are sold as a collection of lifestyle clothing for women's business, evening and casual needs. Due to its all-purpose weight, St. John Knitwear is a year-round product, not confined to a single season or climate. SJKI manufactures all of its knitwear products and designs knitwear collections to encourage consumers to coordinate outfits, resulting in multiple product purchases within a collection. In fiscal 1998, knitwear sales were approximately $228.6 million, or 81.1% of total sales.

    COLLECTION. SJKI is best known for its Collection line consisting of elegant ready-to-wear styles. This line of daytime knit fashions includes sophisticated dresses and suits that focus on a tailored look. The Collection line also includes jackets, pants, skirts, coats and sweaters. All items in the line are sold as separates, including two-piece suit styles.

    DRESSY. The Dressy line consists of dresses, theater suits and dressy separates. The look of the Dressy line is one of understated elegance enhanced by innovative touches, such as layers of transparent paillettes and sequins, embroidered sleeves or glittery collars and cuffs.

    BASICS. The Basics line is comprised of products which are sold throughout the year and which generally do not vary by season. These products consist of classic jackets, skirts and pants that are an integral part of women's wardrobes, all in solid black, white or navy. Simplicity of design and color allows these products to be combined with any number of styles from any of SJKI's product lines and worn for daytime or dressed up for evening. Retailers' inventories of Basics products tend to be maintained throughout the year and reordered as necessary.

    COUTURE. The Couture line is SJKI's most exclusive group of day and evening apparel and is produced in limited quantities. The day group includes dresses and two-piece suits which are designed with elegant embroidery. The evening group consists of two-piece suits and long gowns. Both groups are designed using colored paillettes and sequins.

    SPORT. St. John Sport is a line of activewear which includes jackets, skirts, pants, tops and jeans and is targeted to our core knitwear customers. The line is primarily manufactured in SJKI's production facilities using woven fabrics purchased in Italy. In fiscal 1998, Sport sales were approximately $10.3 million, or 3.7% of total sales.

    GRIFFITH & GRAY. Griffith & Gray includes suits, coats, dresses, separates and eveningwear. The line targets a slightly younger customer than the core Knitwear line. Approximately half of the line is manufactured in SJKI's facilities, including various knit styles. The balance of the line is manufactured by outside contractors located in Italy using high quality European woven fabrics. Commencing with the Fall 1999 line, Griffith & Gray will be carried exclusively in our company-owned stores. In fiscal 1998, Griffith & Gray sales were approximately $6.3 million, or 2.2% of total sales.


    SHOES. The St. John Shoe line consists of pumps, sling backs, loafers and boots, manufactured in Italy using high quality Italian leather. Shoes are designed to match the styles and colors of the Knitwear line. During fiscal 1997, SJKI began distribution of the Shoe line to most of its major customers in the United States. In fiscal 1998, Shoe sales were approximately $9.2 million, or 3.3% of total sales.

    ACCESSORIES. The Accessories line is comprised of fine jewelry, scarves, belts and handbags. All Accessories are color coordinated with the various fashion collections. Four collections of upscale jewelry are produced each year. In fiscal 1998, Accessories sales were approximately $8.3 million, or 2.9% of total sales.

    FRAGRANCE. The Fragrance line includes perfume, eau de parfum, perfumed body mist, body cream, lotion, body powder and bath products. The signature fragrance, St. John, is marketed as an accessory to the St. John apparel line through most of SJKI's major customers and SJKI's own retail stores. During fiscal 1997, SJKI signed a distribution agreement to allow another company the right to distribute fragrance in the United States. During fiscal 1998, SJKI launched a second scent, White Camellia, which is currently marketed along with SJKI's signature scent. In fiscal 1998, Fragrance sales were approximately
$2.6 million, or 0.9% of total sales.

LICENSED

    SJKI has license agreements to manufacture and sell eyewear, watches and coats under the St. John name. The eyewear line was launched during fiscal 1998 and the watch line was launched during the first quarter of fiscal 1999.


    In February 1999, SJKI also signed a licensing agreement to create a new line of women's coats. The new St. John Coat Collection will offer the usual classic styles, elegance and superior quality which St. John customers have come to expect. The new line was launched in August 1999. Prior to the license agreement, SJKI's Coat Collection, consisting primarily of faux fur coats in various styles and colors, was manufactured in SJKI's factories using fabric imported from Europe and sold for between $750 and $1,100 per item. In fiscal 1998, Coat Collection sales were approximately $1.4 million, or 0.5% of total sales.


ST. JOHN HOME


    SJKI operates two home furnishings stores, located in Scottsdale, Arizona and Costa Mesa, California, under the name St. John Home. In addition, SJKI operates one St. John Home outlet store in Nevada that opened in June 1999. St. John Home stores sell upscale home furnishings and gift items. SJKI previously operated six home furnishings stores through a joint venture which was terminated in May 1999. Three of those stores were closed, and one was transferred to the joint venture partner. For the 39 weeks ended August 1, 1999, the Scottsdale and Costa Mesa stores, together with the Nevada outlet, generated net sales of approximately $3.3 million.


MANUFACTURING

    SJKI has developed a vertically integrated manufacturing process which it believes is unique and critical to its success. During fiscal 1998, approximately 93% of SJKI's products were manufactured at

SJKI's own facilities, while the remaining 7% was manufactured by outside contractors, primarily in Europe. SJKI twists, dyes and knits its yarn, as well as constructs, presses and finishes its knitwear products, in its seven facilities located in Southern California and one in Mexico. SJKI manufactures its knitwear using its highly automated electronic knitting machines coupled with a skilled labor force. SJKI also manufactures its own jewelry and hardware for its products. Products not manufactured by SJKI principally consist of the Griffith & Gray and Shoe product lines as well as home furnishings, handbags, scarves, belts and fragrances.

    SJKI believes that its vertical integration differentiates it from other apparel manufacturers and has been critical to its success because it enables SJKI to manufacture products to order, maximize manufacturing flexibility and maintain superior quality control. SJKI believes that the ability to produce to order limits its exposure to both the inventory and market risks associated with many apparel companies that source products internationally. SJKI's in-house manufacturing capabilities also enable it to quickly increase production of popular styles. SJKI's ability to control every aspect of the manufacturing process allows it to consistently produce garments to its high quality standards. Finally, SJKI believes that its vertical integration has enabled it to consistently achieve margins that are among the highest in the apparel industry.

    The manufacturing process begins with the twisting together of wool and rayon on SJKI's precision twisting machines in a proprietary process that produces SJKI's "Santana" yarn. The twisted yarn is transferred to SJKI's dye house for dyeing based on garment orders received. The dyed yarn is knit on SJKI's computerized electronic knitting machines and then cut, assembled and finished in SJKI's linking, seaming and hand finishing facilities. SJKI's jewelry and hardware manufacturing plants produce the buttons and buckles for garments, as well as bracelets, earrings, necklaces, chokers, pins and other accessories. SJKI also manufactures many of its woven products, as well as blouses, jeans and certain scarves.

    SJKI has made recent investments in its production capabilities, including the addition of personnel hired during fiscal 1998 and approximately
$5.7 million invested in 56 new state-of-the-art electronic knitting machines. Also, during fiscal 1998, SJKI completed a new jewelry and garment hardware manufacturing facility in Mexico. The new facility gives SJKI additional manufacturing capacity as well as the ability to lower the cost of certain labor-intensive jewelry and hardware components through reduced labor costs. In addition, workers at the Mexico facility apply paillettes and sequins to some of SJKI's apparel products.

DESIGN

    St. John designs its garments to be consistent with SJKI's classic, timeless style. To accomplish this goal, design teams reference the prior season's designs and patterns to establish a basis for the current season's lines. The design teams also work closely with the sales force to incorporate current consumer preferences into the season's line. Dye lots are kept consistent with prior years to enable consumers to augment their wardrobes over several seasons. Once design parameters for a particular item are established, the design teams work with the manufacturing group to plan construction details and hardware attachments, such as buttons, to ensure efficient manufacturing. The design staff has an average of nine years of experience with SJKI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DISTRIBUTION


    SJKI's products are distributed primarily through a select group of retail customers and SJKI's 18 boutiques, nine outlet stores, two home furnishing stores and one home furnishing outlet.


    RETAIL CUSTOMERS. SJKI selectively distributes its products through some of the nation's leading upscale retailers, including Saks Fifth Avenue, Neiman Marcus and Nordstrom, each of which accounted for more than 10.0% of SJKI's net sales in fiscal 1998 (approximately 45% collectively) and have been customers of SJKI for approximately 25, 20 and 15 years, respectively. Since the mid-1980s, SJKI has worked with these and certain other retail customers to create in-store boutiques, which are designated areas devoted exclusively to SJKI's products. Other significant customers of SJKI include Jacobson's, Macy's West, Lord & Taylor and select Marshall Field's and Dayton Hudson stores.


    COMPANY-OWNED STORES. In order to diversify its product distribution and enhance name recognition, SJKI began opening its own retail boutiques in 1989 and currently operates 18 such boutiques. The boutiques showcase SJKI's entire line of products and have expanded the distribution and enhanced the brand awareness of its products. SJKI also operates nine outlet stores. Unlike many of its competitors, SJKI does not expressly manufacture product for its outlets, instead utilizing the outlets to sell seconds, design samples and slow-moving inventory from SJKI's full-price boutiques. In addition, SJKI operates two home furnishing stores and one home furnishing outlet.


    INTERNATIONAL. SJKI sells its products to retail customers in Asia, Europe, Canada and Mexico. In Asia, SJKI has established relationships with a number of highly qualified retailers, including Lane Crawford in Hong Kong and China and ShinSegae in South Korea, and is now seeking to increase its penetration in these accounts. In addition, SJKI is planning to expand its successful in-hotel boutiques business in Japan and opened a boutique in Hong Kong in May 1999. SJKI's European efforts involve expanding and upgrading its relationships with high quality independent retail customers, principally in the United Kingdom, Germany, Belgium, Switzerland and the Netherlands. During fiscal 1998, international sales to retail customers and through St. John Japan accounted for approximately 7.5% of SJKI's net sales.

MARKETING

    SJKI markets its Collection, Dressy and Couture lines along with its Sport and Griffith & Gray lines twice a year, during the Fall and Cruise/Spring seasons. These lines are shown in January for delivery between May and October and in August for delivery between November and April. The majority of orders for each of these six-month delivery periods normally are received within five weeks of showings, and the goods are then made to order. The Shoe line is marketed four times per year. SJKI markets its Basics, Accessories and Fragrance lines throughout the year.

    SJKI shows its product lines to retail customer buyers in its New York, Irvine and Dallas showrooms. Members of SJKI's senior management team work closely with major retail customers to develop sales plans and to determine the appropriate mix of merchandise. These detailed sales plans are based on past purchases, expected sales growth and profitability. SJKI also shows its products in its Dusseldorf and Japan showrooms as well as in other foreign countries at various times during the year using its outside sales representatives.

    SJKI's strategy is to sell its products to its retail accounts and to facilitate the sale of its products through to the ultimate consumer. SJKI employs a sales team, showroom personnel and customer service representatives. The sales team is currently comprised of 24 U.S. and seven international field representatives. The sales team establishes and maintains in-store boutique presentations, develops close working relationships with store management and trains key sales people to be St. John specialists. The St. John specialists at certain key retail accounts are eligible for SJKI's incentive rewards. In addition, SJKI's customer service representatives monitor computerized information on each store's sales and styles sold in an effort to track and increase sales.

    In order to promote its exclusive upscale image, SJKI consistently advertises in both national and international fashion magazines, including Vanity Fair, Vogue, Elle and Harper's. In fiscal 1998, SJKI spent approximately $11.0 million on advertising. Management believes that this advertising approach enhances SJKI's image. SJKI's advertising features Kelly Gray as its Signature Model. SJKI also designs and produces seasonal exclusive St. John catalogs, which are distributed at the discretion of individual retailers. Distribution is usually limited to target repeat purchasers or those who meet SJKI's consumer profile.

RAW MATERIALS AND SUPPLIERS

    SJKI's primary raw materials in the production of its knitwear are wool and rayon. In fiscal 1998, SJKI purchased approximately $10.8 million of wool and approximately $3.7 million of rayon. SJKI uses the highest quality wool, primarily from Australia. Generally, a wool commitment is taken with SJKI's primary U.S. spinner for a set quantity of wool based on SJKI's forecasted wool requirements for approximately one year. Multiple spinners are available, both domestically and internationally, with comparable pricing for spun Australian wool yarn. SJKI also maintains yarn suppliers in Europe and Asia. SJKI generally holds an inventory of twisted yarn sufficient for approximately six weeks of production to protect it from potential supply interruptions. Rayon is available in raw or dyed form from various European and Japanese suppliers.

    In addition to wool and rayon, SJKI purchases fabric from various suppliers and has little difficulty in satisfying its fabric requirements from Europe and Asia. Crystals, glass beadings, pearls and raw materials used in the manufacture of paillettes are purchased from certain suppliers in Europe. SJKI believes that there are alternative sources for certain of these specialized items.

COMPETITION

    Due to its long history of strong sales and market leadership in designer knitwear, SJKI believes that it faces limited direct competition for its core product offerings. In addition, SJKI believes that the risk of strong new competitors is further limited given its substantial investment in knitwear production technology and its strong relationships with its retail accounts. In a broader context, SJKI does compete with such successful designers as Armani, Calvin Klein, Chanel, Donna Karan and Escada for higher-income female customers.

EMPLOYEES


    At August 1, 1999, SJKI had approximately 4,360 full-time employees, including seven in executive positions, approximately 275 in design and sample production, 2,895 in production, 180 in quality control, 275 in retail, 110 in sales and advertising and the balance in clerical and office positions. In addition, SJKI had approximately 260 full-time employees working at SJKI's facility in Mexico, 40 working at St. John Home and 40 at St. John Japan. SJKI is not party to any labor agreements, and none of its employees is represented by a union. SJKI believes a significant number of its employees are highly skilled and that turnover among these employees has been minimal. SJKI considers its relationship with its employees to be good and has not experienced any interruption of its operations due to labor disputes.


BACKLOG


    Net sales for the first 39 weeks of fiscal 1999 increased by approximately $15.6 million, or 7.6% over the first 39 weeks of fiscal 1998. As of August 1, 1999, SJKI had unfilled customer orders of approximately $56.4 million for the 1999 Fall season compared with approximately $63.5 million as of August 2, 1998. Backlog decreased primarily as a result of timing issues, with earlier shipments of fall products in 1999 compared with the corresponding 1998 period, as well as the discontinuation of the SJK and Coat product lines.

PROPERTIES

    HEADQUARTERS, ADMINISTRATIVE AND MANUFACTURING FACILITIES. The general location, use and approximate size of SJKI's headquarters, administrative and manufacturing facilities, as well as whether they are leased or owned, are set forth below:

                                                                    APPROXIMATE AREA IN   LEASED OR
LOCATION                                        USE                     SQUARE FEET         OWNED
--------                          --------------------------------  -------------------   ---------
Irvine, California..............  Design Facility, Showroom,              110,500         Owned
                                  Sewing, Warehousing, Shipping
Tijuana, Mexico.................  Jewelry and Hardware                     63,100         Owned
                                    Manufacturing
Van Nuys, California............  Assembling, Sewing                       27,900         Owned
San Ysidro, California..........  Assembling                               27,300         Owned
Irvine, California..............  Warehousing, Administrative              24,300         Owned
                                    Offices
Irvine, California..............  Knitting                                 20,500         Owned
Irvine, California(1)...........  Knitting, Sewing, Finishing,            175,000         Leased
                                    Shipping, Administrative
                                    Offices
Irvine, California..............  Warehousing                             120,300         Leased
Irvine, California(2)...........  Corporate Headquarters,                  85,000         Leased
                                    Showroom, Twisting, Dyeing
Alhambra, California(3).........  Assembling, Sewing                       41,000         Leased
Santa Ana, California...........  Jewelry and Hardware                     23,000         Leased
                                    Manufacturing
Irvine, California..............  Administrative Offices                   20,200         Leased

------------------------------

(1) SJKI leases this property from a general partnership in which SJKI holds a 50% interest.

(2) SJKI leases this property from a partnership in which the Gray Family Trust, a revocable living trust of which Bob and Marie Gray serve as co-trustees and are the sole beneficiaries, has a 50% general partnership interest.

(3) SJKI leases this property from a limited partnership in which the Gray Family Trust has a 65% general partnership interest.

    SJKI believes that there are facilities available for lease in the event that either the productive capacities of SJKI's manufacturing facilities need to be expanded or a current lease of a manufacturing facility expires.

    SJKI leases certain of its facilities from affiliates of SJKI. See "Certain Relationships and Related Transactions." SJKI believes that its existing facilities are well maintained and in good operating condition.

    RETAIL PROPERTIES. The general location, use and approximate size of SJKI's retail properties, all of which are leased, are set forth below:


                                                                            APPROXIMATE AREA IN
LOCATION                                              USE                       SQUARE FEET
--------                              ------------------------------------  -------------------
Costa Mesa, California(1)...........       Boutique, Home Furnishings              15,400
New York, New York(2)...............                Boutique                       13,700
Beverly Hills, California...........                Boutique                        7,000
Chicago, Illinois...................                Boutique                        6,000
Las Vegas, Nevada...................                Boutique                        5,600
Palm Beach, Florida.................                Boutique                        5,200
Munich, Germany.....................                Boutique                        4,400
Dallas, Texas.......................                Boutique                        4,300
Atlanta, Georgia....................                Boutique                        3,500
Scottsdale, Arizona.................                Boutique                        3,200
Honolulu, Hawaii....................                Boutique                        2,900
Charlotte, North Carolina...........                Boutique                        2,800
Boston, Massachusetts...............                Boutique                        3,900
Palm Desert, California.............                Boutique                        2,400
Manhasset, New York.................                Boutique                        2,400
Denver, Colorado....................                Boutique                        2,300
Bal Harbour, Florida................                Boutique                        2,200
Hong Kong...........................                Boutique                          600
Primm, Nevada.......................                 Outlet                         3,200
Queenstown, Maryland................                 Outlet                         2,700
Central Valley, New York............                 Outlet                         2,600
Milpitas, California................                 Outlet                         2,200
Sunrise, Florida....................                 Outlet                         2,200
San Antonio, Texas..................                 Outlet                         2,100
Camarillo, California...............                 Outlet                         2,000
Cabazon, California.................                 Outlet                         2,000
Philadelphia, Pennsylvania..........                 Outlet                         1,400
Scottsdale, Arizona.................            Home Furnishings                    5,400
Primm, Nevada.......................        Home Furnishings Outlet                 4,000
New York, New York..................                Showroom                       12,300
Dusseldorf, Germany.................                Showroom                        2,900
Dallas, Texas.......................                Showroom                        2,600


------------------------------

(1) The lease includes both the St. John boutique and St. John Home store which were opened subsequent to the end of fiscal 1998.

(2) The boutique located on 5(th) Avenue in New York City is covered by two leases.


    As of November 1, 1998, annual base rents for SJKI's leased properties listed in the table above ranged from approximately $102,000 to $1.2 million. In general, the terms of these leases provide for rent escalations dependent upon either increases in the lessor's operating expenses or fluctuations in the consumer price index in the relevant geographical area.


TRADEMARKS


    SJKI owns and utilizes several trademarks, principal among which are St. John-Registered Trademark-, St. John by Marie Gray-Registered Trademark-, St. John Boutiques-Registered Trademark- and Griffith & Gray-Registered Trademark-. The St. John-Registered Trademark- trademark is registered with the United States Patent and Trademark Office and in several other major jurisdictions in the world.

SJKI regards its trademarks and other proprietary rights as valuable assets and believes that they have significant value in the marketing of its products. SJKI vigorously protects its trademarks against infringement.


REGULATION

    SJKI is subject to a variety of federal, state and local laws and regulations including those relating to zoning, land use, environmental protection and workplace safety. SJKI is also subject to laws governing its relationship with its employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Although SJKI believes that it is and has been in material compliance with all of the various regulations applicable to its business, SJKI cannot assure that requirements will not change in the future or that it will not incur significant costs to comply with such requirements.

LEGAL PROCEEDINGS

Securities Fraud Class Action


    On October 13, 1998, Binary Traders, Inc. filed a complaint on behalf of purchasers of publicly traded securities of St. John during the period of February 25, 1998 to August 20, 1998 against SJKI, Bob Gray and Kelly Gray in the United States District Court, Central District of California, Southern Division (Binary Traders, Inc. v. St. John Knits, Inc., et al.). In this action, Binary Traders claims that the defendants violated federal securities laws by allegedly making fraudulent statements to cover up management's mistakes and certain material adverse conditions affecting SJKI's business. In addition, the complaint alleges that Mr. Gray traded shares of St. John's common stock while in possession of allegedly material non-public information. Binary Traders seeks class action certification and an unspecified amount of compensatory damages. On August 6, 1999, defendants filed a motion to dismiss the action. On
September 8, 1999, at the request of the plaintiff, the court stayed all proceedings in this action pending the outcome of the petition for rehearing EN BANC in front of the Ninth Circuit Court of Appeals in IN RE SILICON GRAPHICS, INC. SECURITIES LITIGATION.


Litigation Regarding the Transactions

    SJKI is also a party to six lawsuits that allege claims against some of St. John's current and former directors for breach of fiduciary duty alleged to have arisen in connection with the mergers that were part of the transactions. All of these lawsuits were filed in the Superior Court of the State of California for the County of Orange. The principal relief sought in the six actions is certification of the putative class and a rescission of the mergers and damages and attorneys' fees in an unspecified amount. These six lawsuits were consolidated into one action on February 24, 1999.

    On April 15, 1999, the plaintiffs in this lawsuit filed a motion for a preliminary injunction seeking to prevent the mergers from proceeding. The preliminary injunction motion was heard by the California state court on April 28, 1999. On April 30, 1999, the court denied the plaintiffs' motion. In denying the plaintiffs' request, the court ruled that the plaintiffs had not shown a "reasonable probability" that they could succeed in proving at trial that the $30.00 per share offer in the mergers is unfair. Similarly, the court ruled that the plaintiffs were unlikely to show that the special committee of St. John's board of directors that evaluated and approved the terms of the mergers on behalf of St. John lacked independence or failed to "shop" St. John adequately to other buyers.

    While declining to grant the preliminary injunction, the court imposed a constructive trust which prevents the Grays from receiving in the mergers any amount for their St. John shares in excess of $30.00 per share until a full trial on the merits is held. Prior to the determination of the final terms of the stock options to be granted to the Grays after the mergers, the plaintiffs had argued that these options represent additional consideration for the Grays' St. John shares. It is SJKI's belief that these employee stock options represent incentive compensation for the Grays' services as officers of St. John Knits International after the mergers and are not additional consideration for their St. John shares.

    The court also imposed a constructive trust preventing two of St. John's former directors from exercising options that were repriced by the board of directors in September 1998 until a full trial on the merits is held. It is SJKI's belief that the September 1998 option repricing was not improper. The repricing was consistent with the repricing of options held by key employees of St. John, excluding the Grays.


    In imposing the constructive trusts, the court indicated that the plaintiffs had shown "reasonable probability" that they could succeed at trial in proving that the former St. John directors breached their fiduciary duties with respect to the repricing of the director options and the alleged preferential treatment of the Grays to the extent that the Grays receive a higher price for their shares than the public shareholders in the mergers. Discovery in this case is now complete and the court has set a January 31, 2000 trial date.



    On September 9, 1999, three of the plaintiffs filed another lawsuit in the Superior Court of the State of California, County of Orange, naming SJKI, Pearl Acquisition Corp., Vestar/Gray Investors LLC, SJK Acquisition, Inc., Vestar Capital Partners III, L.P., Vestar Capital Partners and Merrill Lynch, Pierce, Fenner & Smith, Inc. The plaintiffs claim that each of the defendants aided and abetted the breach of fiduciary duties alleged in their earlier actions against St. John Knits, Inc., Bob Gray and Kelly Gray. Since the claims in this litigation are based exclusively on secondary liability and are completely contingent upon the success of the claims in the earlier action, on November 16, 1999, at the request of several defendents, the court stayed all proceedings in this litigation pending the outcome of the earlier action.


    SJKI intends to contest these lawsuits vigorously if the plaintiffs elect to proceed with their actions. SJKI expects to incur legal and other defense costs as a result of such proceedings. These proceedings could involve a substantial diversion of the time of some of the members of management, and an adverse determination in, or settlement of, such litigation could involve payment of significant amounts. SJKI believes it has sufficient insurance to cover any amounts for which it may be held liable pursuant to either the litigation regarding the transactions or the securities fraud class action. Therefore, SJKI believes that these proceedings will not have a material adverse effect on SJKI's business, financial condition and results of operations.

Amen Wardy Home Stores Litigation

    In May 1999, SJKI settled litigation relating to the Amen Wardy Home Stores joint venture. In connection with this settlement, SJKI transferred ownership of the Las Vegas home furnishings store and the Amen Wardy name to its former partner in the joint venture. SJKI also transferred certain property and agreed to pay certain expenses in connection with the settlement.

    SJKI is not a party to any other litigation which is individually or in the aggregate material to its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF ST. JOHN KNITS INTERNATIONAL

    The following sets forth certain information concerning the directors and executive officers of St. John Knits International:


          NAME                       POSITION WITH ST. JOHN KNITS INTERNATIONAL                AGE
          ----                       ------------------------------------------              --------

Bob Gray................  Chairman of the Board and Chief Executive Officer                     73
Kelly Gray..............  Director and President                                                33
Marie Gray..............  Chief Designer and Secretary                                          62
Bruce Fetter............  Executive Vice President and Chief Operating Officer                  44
Roger Ruppert...........  Senior Vice President--Finance and Chief Financial Officer            56
Karla Guyer.............  Senior Vice President--Marketing                                      47
Linda Koontz............  Vice President--Sales                                                 42
Daniel O'Connell........  Director                                                              45
James Kelley............  Director                                                              44
Sander Levy.............  Director                                                              37


BIOGRAPHICAL INFORMATION

    Bob Gray, a co-founder of St. John, has served as Chairman of the Board and Chief Executive Officer of the company since its inception in 1962. Prior to forming St. John, Mr. Gray held various sales and production positions with Cannady Creations, a small sportswear company, from 1952 to 1962, his last position being General Manager. He graduated from the University of Southern California with a B.A. degree in political science and psychology. Mr. Gray is the husband of Marie Gray and the father of Kelly Gray.

    Kelly Gray became President of the company in April 1996. She served as Creative Director of the company from June 1991 and Executive Vice President--Creative Director from December 1995 until April 1996. Ms. Gray also heads the company's retail boutique division and has design responsibilities for the St. John product line and the Griffith & Gray line. In addition, she has been the company's Signature Model since 1982. Prior to becoming Creative Director, Ms. Gray headed the company's advertising department from 1988 to June 1991. Prior to heading the advertising department of the company, Ms. Gray held various other administrative positions with the company, Ms. Gray is the daughter of Bob Gray and Marie Gray.

    Marie Gray, a co-founder of the company, has served as Chief Designer of the company since its inception in 1962 and as Secretary of the company since
March 1993. Prior to forming the company, Ms. Gray was a fashion model, served as hostess of the Queen For a Day television show and was a fit model for some of the leading designers in the Los Angeles area. Ms. Gray is the wife of Bob Gray and the mother of Kelly Gray.


    Bruce Fetter was appointed Executive Vice President and Chief Operating Officer in June 1999. He served as Senior Vice President and Chief Operating Officer of the company since November 1997. He joined the company in January 1997 as Vice President--Distribution and in April was appointed Senior Vice President--Operations. From August 1994 to December 1996 he held the position of Vice President--Logistics for Bob's Stores, a division of the Melville Corporation. Mr. Fetter graduated with a B.S. degree from the University of Southern California in 1976, majoring in business.


    Roger Ruppert has served as Senior Vice President--Finance and Chief Financial Officer of the company since October 1986. Prior to joining the company, Mr. Ruppert was Vice President--Finance and Chief Financial Officer of Cardis Corporation, a publicly traded auto parts distributor, from October 1985 to October 1986. He graduated with a B.S. degree in engineering from the U.S. Naval

Academy and also received an M.B.A. from the University of California, Los Angeles. Mr. Ruppert is a certified public accountant.

    Karla Guyer has been Senior Vice President--Marketing of the company since 1993. Between August 1990 and 1993, she was Vice President/National Sales Manager. Ms. Guyer attended Fullerton College in California.

    Linda Koontz was appointed Vice President--Sales of the company in January 1996. Previously, she served as National Sales Manager for ready-to-wear from 1993 to 1996 and National Sales Manager for the accessory division from 1991 to 1993. Ms. Koontz graduated with a B.A. degree in political science from California State University--San Bernardino and also received a J.D. from Western State University.

    Daniel O'Connell is the Chief Executive Officer and founder of Vestar Capital. Mr. O'Connell is a director of Advanced Organics, Inc., Aearo Corporation, Cluett American Corp., Insight Communications Company, L.P., Remington Products Company L.L.C., Russell-Stanley Holdings, Inc., Siegel & Gale Holdings, Inc. and Sheridan Healthcare, Inc. Mr. O'Connell received an A.B. degree from Brown University and an M.B.A. degree from Yale University.


    James Kelley is a Managing Director of Vestar Capital and was a founding partner of Vestar Capital at its inception in 1988. Mr. Kelley is a director of Consolidated Container Holdings, LLC, Celestial Seasonings, Inc. and Westinghouse Air Brake Company. Mr. Kelley received a B.S. degree from the University of Northern Colorado, a J.D. degree from the University of Notre Dame and an M.B.A. degree from Yale University.


    Sander Levy is a Managing Director of Vestar Capital and was a founding partner of Vestar Capital at its inception in 1988. Mr. Levy is a director of Cluett American Corp. Mr. Levy received a B.S. degree from The Wharton School of the University of Pennsylvania and an M.B.A. degree from Columbia University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    Directors of St. John Knits International do not receive compensation, except as officers or employees of the company.

Summary Compensation Table

    The following table sets forth the compensation in fiscal 1998 for services in all capacities to St. John Knits International and its subsidiaries of the following persons: (i) the chief executive officer of St. John during fiscal year 1998 and (ii) the other four most highly compensated executive officers of St. John:

                                                            ANNUAL COMPENSATION(5)
                                                   ----------------------------------------
                                                                                 ALL OTHER
                                                   SALARY(1)         BONUS(1)    COMPENSATION
                                                   ----------       ----------     ------
Bob Gray.........................................  $1,617,132(2)    $      --      $1,383
  Chairman and Chief Executive Officer
Marie Gray.......................................     525,985              --       1,383
  Chief Designer
Kelly Gray.......................................     663,432(3)           --       1,383
  President
David Frankel(4).................................     258,912              --       1,383
  Executive Vice President
Bruce Fetter.....................................     258,130              --       1,383
  Chief Operating Officer

------------------------------

(1) The amounts shown in this column include amounts and awards accrued during fiscal 1998 that were earned but not paid in such fiscal year.

(2) This amount includes $500,000 of annual salary that was earned but deferred in fiscal 1998 pursuant to the Employment Agreement, as amended, dated
    June 1, 1995 by and between St. John and Mr. Gray.

(3) This amount includes modeling fees of $250,000 which were paid to Ms. Gray during fiscal 1998.

(4) David Frankel resigned from his employment by SJKI on February 10, 1999.

(5) SJKI has concluded that the aggregate amount of perquisites and other personal benefits, securities or property paid to each of the listed officers for fiscal 1998 did not exceed the lesser of 10% of such officer's total annual salary and bonus for such year or $50,000. Therefore, any such amounts are not included in the table.

EMPLOYMENT AGREEMENTS


    During fiscal 1995, SJKI entered into an Employment Agreement with Bob Gray commencing, June 1, 1995 for three years. During fiscal 1998, this agreement was amended to extend the term to May 31, 2000. SJKI also entered into new Employment Agreements with Marie Gray, Kelly Gray and Bruce Fetter, effective July 14, 1998. The new employment agreements extended through December 31, 1998 and renew automatically at the end of each year unless terminated on thirty days notice by either party. The agreements require each employee to devote substantially his or her full business time and attention and best efforts to the affairs of SJKI during the term of the agreements. The agreements currently provide for the payment of a base salary at the rate of $1,475,000 for Bob Gray, $500,000 for Marie Gray, $420,000 for Kelly Gray and $350,000 for Bruce Fetter. Under Kelly Gray's employment agreement, SJKI also compensates Ms. Gray $250,000 each year for her position as the Signature Model of SJKI.



    Prior to being amended in October 1999, Bob Gray's employment agreement provided for additional annual compensation of $500,000 to be deferred each year into a grantor trust. However, in connection with the closing of the transactions, Bob Gray received a lump sum payment of approximately
$2.1 million, which represented all deferred compensation owed to him under his employment agreement (the "Deferred Payment"). Under the terms of his employment agreement, the deferred compensation would not otherwise be distributed to Mr. Gray until the earlier of (i) the termination of his employment with SJKI and (ii) June 1, 2000, on an installment basis, subject to the $1.0 million compensation limit under Section 162(m) of the Internal Revenue Code of 1986, as amended. In connection with the payment of the Deferred Payment, Mr. Gray's employment agreement was amended to provide that as of August 6, 1999, no portion of his annual compensation from SJKI will be deferred and all provisions of his employment agreement regarding compensation deferrals were terminated. Under the amended employment agreement, Mr. Gray's base compensation under his employment agreement was increased by $500,000 per year to approximately $1,475,000.


    The employment agreements for each of Bob, Marie and Kelly Gray and Bruce Fetter also provide for the payment of severance benefits upon the termination of the employee's employment. Each employment agreement provides that SJKI pay severance benefits in the form of compensation continuation for a period equal to 18 months if the employee's employment is terminated by reason of a disability. In cases where the employee's employment is terminated by reason of the employee's death, SJKI generally will provide certain health insurance benefits to the employee's immediate family for a period of six months.


    Under the agreements, in cases where the employee's employment is terminated by SJKI without cause or by the employee with good reason, such severance benefits would include payment to the employee (excluding Mr. Gray) of the employee's base salary for the longer of the remaining term of the agreement or six months. Under Mr. Gray's employment agreement, such severance benefits would include payment to him of all base salary through May 31, 2000. For purposes of the employment agreements, (i) termination by SJKI "with cause" includes termination for dishonesty, willful misconduct, a breach of a fiduciary duty which involves personal profit or benefit to the employee, a willful violation of any law and conviction thereunder and a material breach of the employment agreement and (ii) termination by the employee "for good reason" includes termination as a result of the assignment to the employee of duties inconsistent with the employee's position and status, a substantial alteration in the nature, status or prestige of the employee's responsibilities, the relocation of SJKI's executive offices to a point more than 50 miles from the location of such offices as of the date of the applicable employment agreement and a reduction in the employee's base salary.


    Under the employment agreements, termination of employment for good reason also means voluntary termination by the employee as a result of (i) the failure by SJKI to obtain from any successor, before the succession takes place, an agreement to assume and perform the employment agreements or (ii) an occurrence of a "change of control event." A "change of control event" takes place when a person or group of persons acquire ownership of 25% or more of the outstanding common stock of St. John without first obtaining the approval of St. John's then outstanding directors. These employment agreements provide for additional severance benefits to the employees upon these events of voluntary termination, including a lump sum payment equal to two times the employee's then base salary.

    Kelly Gray has been SJKI's Signature Model since 1982. Ms. Gray's responsibilities as Signature Model include still photography modeling for SJKI's Cruise/Spring and Fall clothing lines, fragrance and accessories. SJKI uses photographs of Ms. Gray in SJKI's print advertising for these products. SJKI believes the modeling arrangement with Ms. Gray contains terms no less favorable to SJKI than those obtainable from unaffiliated third parties.

RETIREMENT PLAN

    SJKI maintains the Employees' Profit Sharing Plan, as amended (the "Retirement Plan"), a qualified profit-sharing plan for the benefit of all eligible employees. The Retirement Plan contemplates the sharing of profits and is funded annually by cash contributions at the discretion of the board of directors. The Retirement Plan was funded in each of fiscal years 1998, 1997 and 1996 with contributions of $500,000.

STOCK OPTION PLAN


    In connection with the transactions, in order to provide financial incentives for certain of its employees, St. John Knits International adopted a stock option plan which provides for the grant of options to purchase shares of St. John Knits International common stock.



    St. John Knits International granted Bob Gray, Marie Gray and Kelly Gray, as incentive compensation, employee stock options to acquire St. John Knits International common stock representing 5% of the total shares of St. John Knits International common stock outstanding on a fully diluted basis. The exercise price of the options will be $30.00 per share. The options will vest and become exercisable in specified circumstances, including upon the continued employment of the Grays for a specified period of time and the achievement of specified performance criteria, and will have up to a 10-year term. Any unvested options will expire following specified terminations of the applicable individual's employment with SJKI. In addition, if the applicable performance criteria are not met, the options will not become exercisable and will terminate without payment therefor.



    In addition, some members of senior management other than the Grays have been and will be offered the opportunity to purchase shares of St. John Knits International. These members of senior management will also receive, as incentive compensation, employee stock options to acquire shares of St. John Knits International common stock. The exercise price of any options granted on the date of the closing of the transactions will be $30.00 per share. The exercise price of any options granted subsequent to the date of the closing of the transactions will reflect the fair market value of the underlying shares, as determined by the board of directors of St. John Knits International in its best judgment. The options will vest and become exercisable upon the continued employment of the applicable individual with SJKI for a specified period of time and will have up to a 10-year term. Any unvested options will expire following specified terminations of the applicable individual's employment with SJKI. In addition, upon the occurrence of a change in control transaction, these options may become fully exercisable. The board of directors of St. John Knits International determines which members of senior management are offered the opportunity to purchase these shares and receive these options.



    The shares of St. John Knits International common stock that these members of senior management have been and will be offered the opportunity to purchase and the shares of St. John Knits International common stock underlying the options that these members of senior management will receive as incentive compensation will, in the aggregate, represent approximately 5% of the outstanding common stock of St. John Knits International on a fully diluted basis.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth information as of November 16, 1999 regarding the beneficial ownership of St. John Knits International's common stock by:
(i) each person who is known by SJKI to be the beneficial owner of more than 5% of the common stock; (ii) each of the directors of St. John Knits International;
(iii) each executive officer listed in the Summary Compensation Table above; and
(iv) all current directors and executive officers of St. John Knits International as a group.



                                                                APPROXIMATE
                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
NAME                                                               OWNED         PERCENTAGE OWNED
----                                                          ----------------   ----------------
Vestar/Gray Investors LLC(1)................................     6,090,205            93.03%
  1225 17th Street, Suite 1660
  Denver, Colorado 80202
Bob Gray(2).................................................       611,412             9.34%
Marie Gray(2)...............................................       611,412             9.34%
Kelly Gray..................................................       357,571             5.46%
Bruce Fetter................................................         1,750             0.03%
Daniel O'Connell(3).........................................     5,121,222            78.23%
James Kelley(3).............................................     5,121,222            78.23%
Sander Levy(3)..............................................     5,121,222            78.23%
All current directors and executive officers as a group
  (seven persons)...........................................     6,091,955            93.08%


------------------------------

(1) Vestar Capital Partners III, L.P., 245 Park Avenue, New York, New York 10167, beneficially owns 5,121,222 shares, or approximately 78.23%, of St. John Knits International's common stock through its controlling interest in Vestar/SJK Investors LLC, which owns approximately 84% of Vestar/Gray Investors.

(2) Includes 556,772 shares which are beneficially owned (through Vestar/Gray Investors) by the Gray Family Trust, of which Robert and Marie Gray serve as co-trustees and are the sole beneficiaries. In addition, includes 54,640 shares which are beneficially owned (through Vestar/Gray Investors) by the Kelly Ann Gray Trust, of which Robert and Marie Gray serve as co-trustees and of which Kelly Gray is the sole beneficiary.

(3) Includes shares beneficially owned by Vestar. Each of Mr. O'Connell,
    Mr. Kelley and Mr. Levy disclaims the existence of a group and disclaims beneficial ownership of the common stock not held by him.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    SJKI leases its corporate office and manufacturing facility in Irvine, California from GM Properties, a partnership in which the Gray Family Trust, of which Bob and Marie Gray serve as co-trustees and are the sole beneficiaries, has a 50% general partnership interest. The lease is for a five-year term expiring on May 30, 2001, with SJKI having the option to extend the lease for another five-year term at a lease amount to be agreed upon. The current base monthly lease payment under this lease is approximately $60,000, with annual increases of 4%. During fiscal years 1998, 1997 and 1996, SJKI paid GM Properties approximately $701,000, $621,000 and $645,000, respectively, under this lease.

    SJKI leases its Alhambra, California manufacturing facility from Alhambra Partners, a limited partnership in which the Gray Family Trust has a 65% general partnership interest. The lease is for a five-year term expiring on August 31, 2001, with SJKI having the option to extend the lease for a five-year term at a lease amount to be agreed upon. The current base monthly lease payment under this lease is approximately $24,000, with annual increases of 4%. During fiscal years 1998, 1997 and 1996, SJKI paid Alhambra Partners approximately $274,000, $263,000 and $321,000, respectively, under this lease.

    SJKI periodically rents certain personal property from Ocean Air
Charters, Inc. ("Ocean"), in which Bob Gray and Marie Gray are the sole shareholders. During fiscal years 1998, 1997 and 1996, SJKI paid approximately $21,000, $30,000 and $37,000, respectively, with respect to such property. In addition, St. John and Ocean each hold a 50% ownership interest in a partnership ("Partnership") which owns an airplane. As of November 1, 1998, each partner had a net capital investment in the Partnership of approximately $854,000. During fiscal years 1998, 1997 and 1996, the Partnership leased the airplane to SJKI and received lease payments totaling approximately $868,000, $840,000 and $572,000, respectively. As of April 1, 1999, St. John and the Partnership entered into a lease agreement for the airplane expiring March 31, 2001, at a lease rate of $93,000 per month.

    Each of the arrangements between SJKI and entities controlled by the Gray family is, in the opinion of management, on terms no less favorable to SJKI than those that were available from persons not affiliated with SJKI.

CERTAIN AGREEMENTS RELATING TO THE TRANSACTIONS

    Vestar Capital, St. John Knits International and St. John have entered into a management agreement. Pursuant to the management agreement, St. John Knits International and St. John paid to Vestar Capital a transaction fee of $4.0 million at closing and reimbursed Vestar Capital for all out-of-pocket expenses incurred in connection with the mergers. In addition, under the agreement Vestar Capital will provide management services, including advisory and consulting services, in relation to the selection, supervision and retention of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants. For these services, the management agreement provides that St. John Knits International and St. John will pay Vestar Capital an annual fee of $500,000 and will reimburse Vestar Capital for all out-of-pocket expenses. The management agreement will terminate if Vestar Capital and its partners and their respective affiliates, through Vestar/Gray Investors or otherwise, hold, in the aggregate, less than 50% of the St. John Knits International stock beneficially owned by Vestar immediately following the closing of the transactions and cease to control a majority of St. John Knits International's board of directors.

    St. John Knits International is approximately 93% owned by Vestar/Gray Investors. Vestar beneficially owns approximately 84%, and the Grays beneficially own approximately 16%, of Vestar/ Gray Investors. The Vestar/Gray Investors limited liability company agreement provides, among other things, that Vestar may appoint three of St. John Knits International's five directors and the Grays may appoint the remaining two directors. The right of Vestar and the Grays to appoint directors will be

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subject to reduction to the extent the amount of St. John Knits International stock allocated to either is reduced.

    St. John Knits International has entered into a stockholders' agreement with stockholders of St. John Knits International, including Vestar/Gray Investors, Vestar and the Grays, which states, among other things, that (i) prior to a public offering of St. John Knits International common stock, if Bob Gray ceases to serve as Chairman or Chief Executive Officer of St. John or St. John Knits International or if the employment with SJKI of Marie Gray or Kelly Gray ceases for any reason, then he or she will have the right to require St. John Knits International, or, under some circumstances, St. John, to purchase the shares of St. John Knits International common stock beneficially owned by such employee, up to a maximum of $5.0 million worth of such common stock for all Gray employees during any 12-month period; and (ii) prior to a public offering of St. John Knits International common stock, if any of the Grays is terminated without "cause" or resigns for "good reason," as these terms are defined in their current respective employment agreements with St. John, then he or she will have the right to require St. John Knits International, or, under some circumstances, St. John, to purchase shares of St. John Knits International common stock beneficially owned by such employee, up to a maximum of 25% of the common stock beneficially owned by all such terminated or resigning Gray employees during any 12-month period.

    The stockholders' agreement also provides that each of the Grays, so long as he or she is employed by SJKI and for a period of five years after he or she ceases to be so employed, will not, directly or indirectly, engage in the design, manufacturing, production, marketing, sale or distribution of women's clothing or accessories anywhere in the world in which SJKI is doing business, other than through his or her employment with SJKI. The agreement also provides that if Kelly Gray is terminated without "cause" or resigns for "good reason," as defined under her current employment agreement, the term of the non-compete period will be reduced to three years, and, subject to restrictions, she will be permitted to engage in certain otherwise competitive activities.

    The Preferred Stock is currently held by Vestar/SJK Investors LLC, Kelly A. Gray and The Gray Family Trust. The holders of the Preferred Stock will be entitled to up to five demand registration rights at the expense of SJKI.

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                    DESCRIPTION OF SENIOR CREDIT FACILITIES

    In connection with the transactions, St. John Knits International entered into a credit agreement (the "Credit Agreement") with The Chase Manhattan Bank, as administrative agent (the "Agent"), and the Lenders named therein (the "Lenders") that provided term loans of $190.0 million and a revolving credit facility of up to $25.0 million. Chase Securities Inc. acted as advisor and arranger (the "Arranger") in connection with the senior credit facilities. The following is a summary description of the principal terms of the senior credit facilities and is subject to and qualified in its entirety by reference to the Credit Agreement.

STRUCTURE

    Loans under the Credit Agreement consist of (i) the $75.0 million Term Loan A; (ii) the $115.0 million Term Loan B; and (iii) the $25.0 million revolving credit facility (a portion of which will be available for letters of credit and in the form of swingline loans). St. John Knits International used the proceeds from the Term Loans to provide a portion of the funding necessary to consummate the acquisition merger. St. John Knits International will use the revolving credit facility for working capital requirements.

SECURITY; GUARANTY

    The obligations of St. John Knits International under the senior credit facilities are unconditionally and irrevocably guaranteed, jointly and severally, by each existing and subsequently acquired or organized domestic, and to the extent no adverse tax consequences to St. John Knits International or such subsidiary would result from such guarantees, each foreign subsidiary of St. John Knits International. In addition, the senior credit facilities and the guarantees thereunder are secured by substantially all of the assets of St. John Knits International and its subsidiaries (collectively, the "Collateral"), including but not limited to (i) a first priority pledge of all the capital stock of each existing and subsequently acquired or organized subsidiary of St. John Knits International (which pledge, in the case of any foreign subsidiary, will be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage could result in adverse tax consequences to St. John Knits International or such subsidiary); and (ii) a perfected first priority security interest in, and mortgage on, substantially all tangible and intangible assets of St. John Knits International and each existing and subsequently acquired domestic, and to the extent no adverse tax consequence to St. John Knits International or such subsidiary could result therefrom, each foreign, subsidiary of St. John Knits International (including but not limited to accounts receivable, documents, inventory, equipment, intellectual property, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing), in each case subject to certain limited exceptions. The Credit Agreement provides for the release of guarantees under certain limited circumstances.

AVAILABILITY

    Amounts repaid or prepaid under the Term Loans may not be reborrowed. Amounts under the revolving credit facility will be available on a revolving basis.

AMORTIZATION; INTEREST

    Term Loan A will be repayable in quarterly principal payments over six years. The scheduled annual payments, in equal quarterly installments, are $3.0 million during the first year, $5.0 million during the second year, $7.0 million during the third year, $11.0 million during the fourth year, $22.0 million during the fifth year and $27.0 million during the sixth year. Term Loan A will bear interest at a rate per annum equal (at St. John Knits International's option) to: (i) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 3.00% or (ii) a rate equal to the highest of the Agent's

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prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (the "Alternate Base Rate") plus 2.00%, in each case subject to certain reductions based on SJKI's financial performance. Term Loan B will be repayable in quarterly principal payments over eight years, with no payment scheduled during the first year, payments totaling $1.0 million per year for the second through fifth years and payments totaling $11.0 million during the sixth year, $40.0 million during the seventh year and $60.0 million during the eighth year, and will bear interest at a rate per annum equal (at
St. John Knits International's option) to: (i) Adjusted LIBOR plus 3.50% or
(ii) the Alternate Base Rate plus 2.50%, in each case subject to certain reductions based on SJKI's financial performance. The revolving credit facility will be a six year facility and outstanding balances thereunder will bear interest at a rate per annum equal (at St. John Knits International's option) to: (i) Adjusted LIBOR plus 3.00% or (ii) the Alternate Base Rate plus 2.00%, in each case subject to certain reductions based on SJKI's financial performance. Amounts under the senior credit facilities not paid when due bear interest at a default rate equal to 2.00% above the otherwise applicable rate.

PREPAYMENTS

    The senior credit facilities permit St. John Knits International to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, St. John Knits International is required to make mandatory prepayments of Term Loans, subject to certain exceptions, in amounts equal to (i) 75% of Excess Cash Flow (as defined in the Credit Agreement); and
(ii) 100% of the net cash proceeds of certain dispositions of assets or issuances of debt or equity of St. John Knits International or any of its subsidiaries (in each case, subject to certain exceptions and subject to a reduction to zero based upon SJKI's financial performance). Mandatory and optional prepayments of the Term Loans will be allocated pro rata between Term Loan A and Term Loan B and applied ratably based on the number of remaining installments under each, except that, so long as Term Loan A is outstanding, the Lenders participating in Term Loan B will have the right to refuse mandatory prepayments, in which case such prepayments will be applied to Term Loan A. Any prepayment of Adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs.

FEES

    St. John Knits International is required to pay the Lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1% per annum on the undrawn portion of the unused commitments, subject to reductions based upon SJKI's financial performance. St. John Knits International is also required to pay (i) a commission on the face amount of all outstanding letters of credit equal to
(A) with respect to trade letters of credit, 1.25% per annum and (B) with respect to all other letters of credit, the applicable margin then in effect for Adjusted LIBOR loans under the revolving credit facility, less amounts paid under clause (ii) below, (ii) a fronting fee in the amount of 0.25% per annum on each letter of credit, to the issuing bank on a quarterly basis, (iii) annual administration fees and (iv) agent, arrangement and other similar fees.

COVENANTS

    The senior credit facilities contain covenants that, among other things, restrict the ability of St. John Knits International and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by SJKI, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the senior credit facilities, St. John Knits International is

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required to comply with specified financial ratios, including minimum interest coverage ratios, maximum leverage ratios and minimum fixed charge coverage ratios.

    The senior credit facilities also contain provisions that prohibit any modification of the indenture in any manner adverse to the Lenders and that limit St. John Knits International's ability to refinance or otherwise prepay the notes without the consent of such Lenders.

EVENTS OF DEFAULT

    The senior credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security interest and change of control.

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                               THE EXCHANGE OFFER

GENERAL

    We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, to exchange up to $100.0 million aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes properly tendered on or prior to the expiration date and not withdrawn as permitted by the procedures described below. We are making the exchange offer with respect to all of the outstanding notes.

    The exchange notes will be substantially identical to the outstanding notes, except that because we have registered the exchange notes they:

    - will be freely tradeable;

    - will not bear legends restricting their transfer;

    - will not be subject to any additional obligations regarding registration under the Securities Act; and

    - will not be subject to the special interest payments described in "Exchange and Registration Rights."

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The outstanding notes were issued on July 7, 1999 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the outstanding notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the outstanding notes, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes, in which we and our subsidiaries guaranteeing the outstanding notes agreed:

    - to use our reasonable best efforts to file with the Securities and Exchange Commission, within 90 days of July 7, 1999, a registration statement under the Securities Act relating to this exchange offer;

    - to use our reasonable best efforts to cause the registration statement to become effective as soon as practicable, but no later than 150 days after July 7, 1999; and

    - to commence the exchange offer promptly after the exchange offer registration statement has become effective, hold the offer open for at least 30 days and exchange the exchange notes for all outstanding notes validly tendered and not withdrawn before the expiration of the offer.

    We are making this exchange offer in order to satisfy our obligations with respect to the exchange and registration rights agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

    Other than pursuant to the exchange and registration rights agreement, we are not required to file any registration statement to register any outstanding notes which remain outstanding. If you hold outstanding notes and do not tender your outstanding notes or your outstanding notes are tendered but not accepted, you will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your outstanding notes.

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
    If we fail to comply with the obligations described above under the exchange and registration rights agreement, we will be required to pay you additional interest. Please read the section captioned "Exchange and Registration Rights" for more details regarding the exchange and registration rights agreement.

    If you wish to exchange your outstanding notes for transferable exchange notes in the exchange offer, you will be required to represent to us that, among other things:

    - any exchange notes that you receive will be acquired in the ordinary course of your business;

    - you have no arrangement or understanding with any person or entity to participate in, and do not intend to engage in, a distribution of the exchange notes;

    - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you have acquired as a result of market-making or trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes;

    - you are not an affiliate, as defined in Rule 405 of the Securities Act, of St. John Knits International or, if you are an affiliate, that you will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

    - if you are a person in the United Kingdom, that your ordinary activities involve you in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of your business.

RESALE OF EXCHANGE NOTES

    Based on interpretations of the staff of the Securities and Exchange Commission set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    - you are acquiring the exchange notes in the ordinary course of your business;

    - you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

    - you are not an affiliate of St. John Knits International within the meaning of Rule 405 under the Securities Act.

    See "K-III Communications Corporation," SEC No-Action Letter, available
May 14, 1993; "Mary Kay Cosmetics, Inc.," SEC No-Action Letter, available
June 5, 1991; "Morgan Stanley & Co., Incorporated," SEC No-Action Letter, available June 5, 1991; and "Exxon Capital Holdings Corporation," SEC No-Action Letter, available May 13, 1988.

    If you do not meet these requirements:

    - you cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

    - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption to these requirements is applicable.

    This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired outstanding notes as a result of market-making or trading activity may participate in the

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
exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired as a result of market-making or trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

    The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under the indenture.

    The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

    As of the date of this prospectus, $100.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining those who are registered holders of outstanding notes entitled to participate in the exchange offer.

    We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that are not tendered for exchange will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits relating to the outstanding notes under the indenture and the exchange and registration rights agreement.

    We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us and delivering exchange notes to you. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Conditions to the Exchange Offer."

    If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than specific applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The exchange offer will expire at 5:00 p.m., New York City time on December 27, 1999, unless in our sole discretion, we extend it.


    In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

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    We reserve the right, in our sole discretion:

    - to delay accepting for exchange any outstanding notes;

    - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

    - subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate those public announcements, other than by making a timely release to a financial news service.

CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority, or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

    - any change or any development involving a prospective change shall have occurred or been threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we shall have become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes or that may materially impair the contemplated benefits of the exchange offer to us; or

    - any law, rule or regulation or applicable interpretations of the staff of the Securities and Exchange Commission is issued or promulgated which, in our good faith determination, do not permit us to effect the exchange offer; or

    - any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer; or

    - there shall have been proposed, adopted or enacted any law, statute, rule or regulation or an amendment to any existing law, statute, rule or regulation which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

    - there shall occur a change in the current interpretation by the staff of the Securities and Exchange Commission which permits the outstanding notes to be offered for resale, resold and otherwise transferred by holders who are not affiliates of ours within the meaning of Rule 405

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
      under the Securities Act without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the notes are acquired in the ordinary course of the holders' business and the holder have no arrangement with any person to participate in the distribution of the outstanding notes.

    In addition, we will not be obligated to accept for exchange your outstanding notes if you have not made to us:

    - the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution;" and

    - those other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

    We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of an extension. During an extension, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense as promptly as practicable after the expiration or termination of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any amendment or termination as promptly as practicable.

    These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion if we reasonably determine that one or more conditions have not been satisfied. If we fail at any time to exercise any of the rights above, this failure will not constitute a waiver of those rights. Each of those rights will be deemed an ongoing right that we may assert at any time or at various times.

    In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

    Only a registered holder of outstanding notes may tender outstanding notes in the exchange offer. If you are a registered holder of outstanding notes, to tender in the exchange offer, you must:

    - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

    - comply with The Depository Trust Company's Automated Tender Offer Program procedures described below.

    In addition, with respect to delivery of the outstanding notes, either:

    - the exchange agent must receive the outstanding notes along with the letter of transmittal; or

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
    - the exchange agent must receive confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

    - you must comply with the guaranteed delivery procedures described below.

    If you physically deliver the letter of transmittal and other required documents, the exchange agent must receive them at the address set forth below under "--Exchange Agent" prior to the expiration date.

    If you tender your outstanding notes and do not withdraw your tender prior to the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

    If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact that party promptly and instruct it to tender on your behalf. If your outstanding notes are registered in the name of a nominee and you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering outstanding notes, either:

    - make appropriate arrangements to register ownership of the outstanding notes in your name; or

    - obtain a properly completed bond power from the nominee. The bond power must be signed by the nominee as its name appears on the outstanding notes, and an eligible institution must guarantee the signature on the bond power.

    The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

    Your signature on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another eligible institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless you:


    - are the registered owner of the outstanding notes, and you have not completed the sections entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or


    - are an eligible institution.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They must also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

    The exchange agent and The Depository Trust Company have confirmed that any financial institution that is a participant in The Depository Trust Company's system may use The Depository Trust Company's Automated Tender Offer Program to tender. If you are a participant in the program, you may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit your acceptance of the exchange offer electronically. You may do so by causing The Depository Trust Company to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. The Depository Trust Company will then send an agent's message to the exchange agent. An agent's message is a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

    - The Depository Trust Company has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

    - the participant has received and agrees to be bound by the terms of the letter of transmittal; alternatively, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

    - the agreement may be enforced against the participant.

    We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the person that tendered, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

    - outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at The Depository Trust Company; and

    - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.


    The party tendering outstanding notes for exchange exchanges, assigns and transfers the outstanding notes to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes, and that, when the outstanding notes are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of the outstanding notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for outstanding notes will constitute performance in full by us and our subsidiaries guaranteeing the outstanding notes of our obligations under the exchange and registration rights agreement described above under "--Purpose and Effect of the Exchange Offer." All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.


    By agreeing to be bound by the letter of transmittal, you will represent to us that:

    - any exchange notes that you receive will be acquired in the ordinary course of your business;

    - you have no arrangement or understanding with any person or entity to participate in, and do not intend to engage in, a distribution of the exchange notes;

    - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you have acquired as a result of market-making or trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes;

    - you are not an affiliate, as defined in Rule 405 of the Securities Act, of St. John Knits International or, if you are an affiliate, that you will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

    - if you are a person in the United Kingdom, that your ordinary activities involve you in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of your business.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. If you are a financial institution participating in The Depository Trust Company's system, you may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent's account at The Depository Trust Company or other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under The Depository Trust Company's Automated Tender Offer Program prior to the expiration date you may still tender your outstanding notes in the exchange offer if:

    - you make the tender through an eligible institution;

    - prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery setting forth your name and address, the registered number(s) of the outstanding notes, if applicable, and the principal amount of outstanding notes tendered, stating that the tender of the outstanding notes is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of the letter of transmittal together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and


    - the exchange agent receives a properly completed and executed letter of transmittal or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

    For a withdrawal to be effective:

    - the exchange agent must receive a written notice, including telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "--Exchange Agent", or

    - you must comply with the appropriate procedures of The Depository Trust Company's Automated Tender Offer Program system.

    A notice of withdrawal must:

    - specify the name of the person who tendered the outstanding notes to be withdrawn;

    - identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

    - where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered.

    If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit:

    - the serial numbers of the particular certificates to be withdrawn; and

    - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

    If you have tendered outstanding notes pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of the notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes properly withdrawn not to have been validity tendered for exchange for purposes of the exchange offer. We will return any outstanding notes that you have tendered for exchange but that are not exchanged for any reason to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes being tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the procedures described above, these outstanding notes will be credited to an account maintained with The Depository Trust Company for outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered at any time on or prior to the expiration date.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

FOR DELIVERY BY REGISTERED OR CERTIFIED MAIL:     FOR OVERNIGHT DELIVERY ONLY OR BY HAND:

            The Bank of New York                           The Bank of New York
             101 Barclay Street                             101 Barclay Street
          New York, New York 10286                       New York, New York 10286
          Attn: Reorganization Unit                      Attn: Reorganization Unit

          BY FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):
                              The Bank of New York
                                 (212) 815-6339
                           Attn: Reorganization Unit

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.


    We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $330,000. They include:


    - registration fees of the Securities and Exchange Commission;

    - fees and expenses of the exchange agent and trustee;

    - accounting and legal fees and printing costs; and

    - related fees and expenses.

    We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If you tender outstanding notes, however, you will be required to pay any transfer taxes whether imposed on the registered holder of the outstanding notes, or any other person if:

    - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

    - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to the person tendering.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not exchange outstanding notes, they may be more difficult to sell because they will continue to be subject to transfer restrictions and may suffer from reduced liquidity.

    If you do not exchange your outstanding notes for exchange notes, your outstanding notes will continue to be subject to restrictions on transfer. In general, outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. In addition, the tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

ACCOUNTING TREATMENT

    We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will capitalize the expenses of the exchange offer and amortize them over the life of the related debt.

OTHER

    Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

    We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                            DESCRIPTION OF THE NOTES


    The outstanding notes were issued and the exchange notes will be issued under an indenture dated as of July 7, 1999 among St. John Knits International, the guarantors and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Upon the issuance of the exchange notes, the indenture will be subject to and governed by the Trust Indenture Act of 1939. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." References in this "Description of the Notes" section to "St. John Knits International" mean only St. John Knits International and not any of its Subsidiaries, and references to the notes refer to both the exchange notes and the outstanding notes.


GENERAL

    The outstanding notes were and the exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. St. John Knits International will appoint the Trustee to serve as registrar and paying agent under the indenture. No service charge will be made for any registration of transfer or exchange of the notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING


    The outstanding notes are and the exchange notes will be unsecured and will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of St. John Knits International, PARI PASSU in right of payment with all Senior Subordinated Indebtedness of St. John Knits International and senior in right of payment to all Subordinated Indebtedness of St. John Knits International. At August 1, 1999, St. John Knits International had approximately $190.0 million of Senior Indebtedness outstanding (exclusive of undrawn commitments of $25.0 million). All debt incurred under the Credit Facility will be Senior Indebtedness of St. John Knits International, is guaranteed by each of the Guarantors on a senior basis and will be secured by substantially all of the assets of St. John Knits International and such Guarantors.


MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

    The notes will be limited to $100.0 million aggregate principal amount and will mature on July 1, 2009. Cash interest on the notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each January 1 and July 1 commencing January 1, 2000, to the holders of record of notes at the close of business on December 15 and June 15, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from July 7, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

    The notes will be redeemable at the option of St. John Knits International, in whole or in part, at any time on or after July 1, 2004, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on July 1 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................    106.250%
2005........................................................    104.688%
2006........................................................    103.125%
2007........................................................    101.563%
2008 and thereafter.........................................    100.000%

    In addition, at any time and from time to time on or prior to July 1, 2002, St. John Knits International may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the notes with the net cash proceeds of one or more Public Equity Offerings by St. John Knits International at a redemption price in cash equal to 112.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least 65% of the originally issued aggregate principal amount of the notes must remain outstanding immediately after giving effect to each such redemption (excluding any notes held by St. John Knits International or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of St. John Knits International.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED, HOWEVER, that no notes of a principal amount of $1,000 or less shall be redeemed in part; PROVIDED, FURTHER, HOWEVER, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by St. John Knits International, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as St. John Knits International has deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

SUBORDINATION OF THE NOTES

    The payment of the principal of, premium, if any, and interest on the notes is subordinated in right of payment, to the extent and in the manner provided in the indenture, to the prior payment in full in cash of all Senior Indebtedness.

    Upon any payment or distribution of assets or securities of St. John Knits International of any kind or character, whether in cash, property or securities (excluding any payment or distribution of

Permitted Junior Securities and excluding any payment from the trust described under "--Satisfaction and Discharge of Indenture; Defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or liquidation or reorganization of St. John Knits International or assignment for the benefit of creditors of St. John Knits International or similar proceeding, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by or on behalf of St. John Knits International of the principal of, premium, if any, or interest on the notes, or any payment by or on behalf of St. John Knits International to acquire any of the notes for cash, property or securities, or any distribution by St. John Knits International with respect to the notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any such payment or distribution may be made by, or on behalf of, St. John Knits International in respect of the principal of, premium, if any, or interest on the notes upon any such dissolution or winding-up or liquidation or reorganization of St. John Knits International or assignment for the benefit of creditors of St. John Knits International or similar proceeding, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, any payment or distribution of assets or securities of St. John Knits International of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the indenture, shall be made by St. John Knits International or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (PRO RATA to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

    No direct or indirect payment of any kind or character (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of St. John Knits International in respect of principal of, premium, if any, or interest on the notes or to acquire any of the notes, whether pursuant to the terms of the notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations in respect of any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the requisite number of holders of such Designated Senior Indebtedness. In addition, if any non-payment event of default occurs with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, then upon and after receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, unless and until all such events of default have been cured or waived or have ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the requisite number of holders of such Designated Senior Indebtedness, no direct or indirect payment of any kind or character (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of St. John Knits International in respect of principal of, premium, if any, or interest on the notes or to acquire any of the notes, upon acceleration, pursuant to an Offer to Purchase or otherwise to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter.

Notwithstanding anything in the subordination provisions of the indenture or the notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being understood that a subsequent act or event that constitutes a breach of a covenant or other provision, including breach of a financial covenant with respect to a subsequent period, shall be considered a separate event of default from a previous act or event that constitutes a breach of the same covenant or other provision for this purpose).

    If any payment or distribution is made to the Trustee or any of the Holders that should not have been made in accordance with the foregoing subordination provisions, such payment or distribution shall be held in trust for, and paid or delivered to, the holders of Senior Indebtedness or their representatives or to the trustee or trustees or agent or agents therefor, as their respective interests may appear.

    The failure to make any payment or distribution for or on account of the notes by reason of the provisions of the indenture described under this "--Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the notes. See "--Events of Default" below.

    By reason of the subordination provisions described above, in the event of insolvency of St. John Knits International, funds which would otherwise be payable to Holders of the notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and St. John Knits International may be unable to meet fully its obligations with respect to the notes.

    At the time of the issuance of the exchange notes, the Credit Facility is expected to be the only outstanding Senior Indebtedness. Subject to the restrictions set forth in the indenture, in the future St. John Knits International may issue additional Senior Indebtedness.

GUARANTEES OF THE NOTES

    The indenture provides that each of the Guarantors will unconditionally guarantee on a joint and several basis (the "Guarantees") all of St. John Knits International's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The Guarantees will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated and junior in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness of such Guarantor to substantially the same extent as the notes are subordinated to all existing and future Senior Indebtedness of St. John Knits International. Payments and distributions under or in respect of the Guarantees will not be permitted when payment and distributions by St. John Knits International under the notes are not permitted by reason of the subordination provisions described above. The Guarantors will also be guaranteeing all obligations of St. John Knits International under the Credit Facility, and each Guarantor will be granting a security interest in all or substantially all of its assets to secure the obligations under the Credit Facility. The obligations of each Guarantor are limited to the maximum amount which, after

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giving effect to all other contingent and fixed liabilities of such Guarantor
(including any Guarantor Senior Indebtedness Incurred after the Issue Date) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a PRO RATA amount, based on the net assets of each Guarantor determined in accordance with GAAP.


    At August 1, 1999, outstanding Guarantor Senior Indebtedness was approximately $190.0 million, all of which was outstanding under the Credit Facility; and the Guarantors had no Guarantor Senior Subordinated Indebtedness other than the Guarantees.


    St. John Knits International shall cause each Domestic Restricted Subsidiary issuing a Guarantee after the Issue Date to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall become a party to the indenture and thereby unconditionally guarantee all of St. John Knits International's Obligations under the notes and the indenture on the terms set forth therein. Thereafter, such Domestic Restricted Subsidiary shall (unless released in accordance with the terms of this indenture) be a Guarantor for all purposes of the indenture.

    The indenture provides that if the notes thereunder are defeased in accordance with the terms of the indenture, or if all or substantially all of the assets of any Guarantor or all of the Equity Interests of any Guarantor are sold (including by consolidation, merger, issuance or otherwise) by St. John Knits International (or pursuant to an exercise of remedies, or transfer in lieu thereof, on behalf of any holder or holders of a Lien securing Senior Indebtedness), and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" or (y) St. John Knits International delivers to the Trustee an officers' certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Equity Interests of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the indenture and the notes PROVIDED, HOWEVER, that a sale of a Guarantor (other than by way of a sale or disposition pursuant to an exercise of remedies, or transfer in lieu thereof, on behalf of any holder or holders of a Lien securing Senior Indebtedness) will still be subject to St. John Knits International's obligations under the first paragraph under "--Certain Covenants--Merger, Sale of Assets, etc.".

    Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "--Certain Covenants--Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guarantee obligations in respect of the indenture and the notes and any Unrestricted Subsidiary whose Designation is revoked pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described in the third preceding paragraph.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

    Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), St. John Knits International shall notify the Holders of the notes of such occurrence in the manner prescribed by the indenture and shall, within 45 days after the Change of Control Date, make an Offer to Purchase all notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase

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Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    St. John Knits International will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by St. John Knits International and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

    St. John Knits International's ability to repurchase notes pursuant to an Offer to Purchase may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control could constitute a default under the Credit Facility. In addition, certain events that may constitute a change of control under the Credit Facility and cause a default may not constitute a Change of Control under the indenture. Future Indebtedness of St. John Knits International and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require St. John Knits International to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on St. John Knits International. Finally, St. John Knits International's ability to pay cash to the Holders upon a repurchase may be limited by St. John Knits International's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    Even if sufficient funds were otherwise available, the terms of the Credit Facility will (and other Indebtedness may) prohibit St. John Knits International's repurchase of notes. Consequently, if St. John Knits International is not able to prepay the Credit Facility and any such other Indebtedness containing similar restrictions or obtain requisite consents, St. John Knits International will be unable to fulfill its repurchase obligations if Holders of notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the indenture. A default under the indenture may result in a cross-default under the Credit Facility. In the event of a default under the Credit Facility, the subordination provisions of the indenture would likely restrict payments to the Holders of the notes.

    If a Change of Control occurs which also constitutes an event of default under the Credit Facility, the lenders under the Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Credit Facility. Accordingly, any claims of such lenders with respect to the assets of St. John Knits International will be prior to any claim of the Holders of the notes to the extent of the value of such assets.

    The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving St. John Knits International by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of St. John Knits International and its Subsidiaries taken as a whole to any Person other than St. John Knits International or any Wholly Owned Restricted Subsidiary. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require St. John Knits International to make an offer to repurchase the notes as described above.

    If St. John Knits International makes an Offer to Purchase, St. John Knits International shall comply with all applicable securities laws and regulations, and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be

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deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

    Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that St. John Knits International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS. St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; PROVIDED, HOWEVER, that St. John Knits International and any Restricted Subsidiary may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be at least 2.0 to 1.0 prior to the second anniversary of the Issue Date; 2.25 to
1.0 on or after the second anniversary of the Issue Date but prior to the fourth anniversary of the Issue Date; and 2.5 to 1.0 on or after the fourth anniversary of the Issue Date.

    The foregoing limitations will not apply to the Incurrence by St. John Knits International or any Restricted Subsidiary of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

        (a) Indebtedness under the notes and other Indebtedness outstanding on the Issue Date;

        (b) Indebtedness of St. John Knits International and any Guarantor Incurred pursuant to the Credit Facility if at the time of and immediately after giving effect thereto, the aggregate consolidated Indebtedness Incurred under the Credit Facility would not exceed $215.0 million at any one time outstanding; PROVIDED, HOWEVER, that such $215.0 million shall be reduced by the sum of (i) the amount of any repayments or prepayments of Indebtedness (that are accompanied by a corresponding permanent commitment reduction) under the Credit Facility and (ii) the outstanding principal amount of Indebtedness and preferred stock of a Receivables Entity (excluding the net proceeds of such Indebtedness and preferred stock that are applied to the repayment or prepayment of Indebtedness described in clause (i));

        (c) Indebtedness of any Guarantor owed to and held by St. John Knits International or any Guarantor and other Indebtedness of St. John Knits International owed to and held by any Guarantor which is unsecured and subordinated in right of payment to the payment and performance of St. John Knits International's obligations under any Senior Indebtedness, the indenture and the notes and Indebtedness of a Foreign Restricted Subsidiary that is not a Guarantor owed to and held by any other Foreign Restricted Subsidiary that is not a Guarantor; PROVIDED, HOWEVER, that an Incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of St. John Knits International or any Restricted Subsidiary referred to in this clause (c) to a Person (other than St. John Knits International or a Guarantor), (ii) any sale or other disposition of Equity Interests of any Guarantor which holds Indebtedness of St. John Knits International or another Restricted Subsidiary such that such Guarantor ceases to be a Guarantor and (iii) the designation of a Restricted Subsidiary that is a Guarantor and which holds Indebtedness of St. John Knits International or any other Restricted Subsidiary as an Unrestricted Subsidiary;

        (d) the Guarantees and guarantees by any Guarantor of Indebtedness of St. John Knits International; PROVIDED, HOWEVER, that if such guarantee is of Subordinated Indebtedness, then the Guarantee of such Guarantor shall be senior to such Guarantor's guarantee of Subordinated Indebtedness;

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        (e) Hedging Obligations of St. John Knits International or any
    Restricted Subsidiary entered into in the ordinary course of business and not for speculative purposes;

        (f) Purchase Money Indebtedness (and refinancings thereof) and Capitalized Lease Obligations (and refinancings thereof) which do not exceed $7.0 million in the aggregate at any one time outstanding;

        (g) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this covenant or clause (a) of this paragraph of this covenant; PROVIDED, HOWEVER, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith,
    (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iii) Indebtedness that is PARI PASSU with the notes may only be refinanced with Indebtedness that is made PARI PASSU with or subordinate in right of payment to the notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness, (iv) no Restricted Subsidiary that is not a Guarantor may Incur Indebtedness to refinance Indebtedness of St. John Knits International or any Guarantor and
    (v) Indebtedness of St. John Knits International may only be refinanced by Indebtedness of St. John Knits International and Indebtedness of a Restricted Subsidiary may only be refinanced by Indebtedness of such Restricted Subsidiary or by St. John Knits International;

        (h) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by St. John Knits International or a Restricted Subsidiary in the ordinary course of business;

        (i) Indebtedness arising from agreements of St. John Knits International or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary, PROVIDED that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by St. John Knits International and its Restricted Subsidiaries in connection with such disposition;

        (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of Incurrence;

        (k) Indebtedness representing deferred compensation to employees of St. John Knits International and its Subsidiaries in an aggregate amount not to exceed $1.0 million at any one time outstanding;

        (l) Indebtedness of Foreign Restricted Subsidiaries which are not Guarantors in an aggregate amount not to exceed $7.5 million at any one time outstanding;

        (m) Indebtedness of Foreign Restricted Subsidiaries which are not Guarantors owed to and held by St. John Knits International or any Guarantor in an aggregate amount not to exceed $12.5 million at any one time outstanding;

        (n) Indebtedness of a Receivables Entity that is non-recourse to St. John Knits International or any other Restricted Subsidiary of St. John Knits International Incurred in connection with a

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    Qualified Receivables Transaction, PROVIDED that the proceeds of such
    Indebtedness are used to reduce Indebtedness under the Credit Facility; and

        (o) in addition to the items referred to in clauses (a) through
    (n) above, Indebtedness of St. John Knits International (including any Indebtedness under the Credit Facility that utilizes this subparagraph (o)) having an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

        (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, St. John Knits International, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; and

        (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

    Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant PROVIDED, in each such case, that the amount thereof is included in the Consolidated Fixed Charges of such Person.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. St. John Knits International shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of St. John Knits International.

    St. John Knits International shall not permit any Guarantor to, and no Guarantor shall, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and subordinate in right of payment to any other Indebtedness of such Guarantor.

    LIMITATION ON RESTRICTED PAYMENTS. St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

        (i) declare or pay any dividend or any other distribution on any Equity Interests of St. John Knits International or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of St. John Knits International or any Restricted Subsidiary (other than any dividends, distributions and payments made to St. John Knits International or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of St. John Knits International or any Restricted Subsidiary or in options, warrants or other rights to purchase Qualified Equity Interests of St. John Knits International or any Restricted Subsidiary);

        (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of St. John Knits International or any Restricted Subsidiary (other than any such Equity Interests owned by St. John Knits International or any Restricted Subsidiary);

        (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any

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    Subordinated Indebtedness (other than any Subordinated Indebtedness held by
    St. John Knits International); or

        (iv) make any Investment in any Person (other than Permitted
    Investments)

(any such payment or any other action (other than any exception thereto) described in (i), (ii), (iii) or (iv) each, a "Restricted Payment"), unless

        (a) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

        (b) immediately after giving effect to such Restricted Payment, St. John Knits International would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

        (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of St. John Knits International is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), PLUS (2) the aggregate net cash proceeds received by St. John Knits International either (x) as capital contributions to St. John Knits International after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from St. John Knits International or any Restricted Subsidiary until and to the extent such borrowing is repaid), PLUS (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of St. John Knits International or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of St. John Knits International, PLUS(4) without duplication of any amounts included in clause (1) above, in the case of the disposition or repayment of, or the receipt by St. John Knits International or any Restricted Subsidiary of any dividends or distributions from, any Investment constituting a Restricted Payment made after the Issue Date (including by way of a Revocation), an amount equal, in the aggregate, to the lesser of the amount of such Investment, other than pursuant to a Revocation, in which case such amount will be the lesser of the Fair Market Value of such Investment at the date of Revocation, and the amount received by St. John Knits International or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution or Revocation.

    The foregoing provisions will not prevent:

        (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the indenture PROVIDED, HOWEVER, that the payment of the $0.025 per share dividend on St. John common stock declared on June 8, 1999 and payable on July 22, 1999 shall not constitute a Restricted Payment;

        (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of St. John Knits International in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of St. John Knits International; PROVIDED, HOWEVER, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded

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    from clause (c)(2) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the notes pursuant to "--Optional Redemption" above;

        (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of,
    (x) Qualified Equity Interests of St. John Knits International; PROVIDED, HOWEVER, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the notes pursuant to "--Optional Redemption" above or (y) Subordinated Indebtedness permitted to be Incurred pursuant to clause (g) of the second paragraph under "--Limitation on Indebtedness";

        (iv) the making of loans or advances to officers, employees and directors of St. John Knits International or any Restricted Subsidiary entered into in the ordinary course of business or to fund purchases by such employees from St. John Knits International of Equity Interests of St. John Knits International, in an amount not to exceed $5.0 million at any one time outstanding;

        (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "--Offer to Purchase upon Change of Control" provisions above; PROVIDED, HOWEVER, that prior to any such repurchase, St. John Knits International has made an Offer to Purchase as provided in "--Offer to Purchase upon Change of Control" above with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Offer to Purchase;

        (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of St. John Knits International or any Restricted Subsidiary of St. John Knits International or any parent of St. John Knits International held by any existing or former employees or management of St. John Knits International or any Restricted Subsidiary of St. John Knits International (other than Robert Gray, Marie Gray and Kelly
    Gray) or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; PROVIDED that such redemptions or repurchases pursuant to this clause will not exceed $500,000 in the aggregate during any calendar year; provided, further, that any amounts not used for redemptions or repurchases pursuant to this clause (vi) may be used in any subsequent calendar year;

        (vii) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

        (viii) the defeasance, redemption or repurchase of any Disqualified Equity Interest of St. John Knits International or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to St. John Knits International or a Subsidiary of St. John Knits International) of Disqualified Equity Interests of St. John Knits International or such Restricted Subsidiary, respectively; PROVIDED that: (A) the aggregate liquidation preference of such Disqualified Equity Interest does not exceed the aggregate liquidation preference of the Disqualified Equity Interest so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (B) such Disqualified Equity Interest has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes; and (C) such Disqualified Equity Interest is incurred either by St. John Knits International or by the Restricted Subsidiary who is the obligor

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    on the Disqualified Equity Interest being extended, refinanced, renewed, replaced, defeased or refunded;

        (ix) the defeasance, redemption or repurchase of any Preferred Equity Interest or Disqualified Equity Interest issued in connection with the acquisition of assets or a Permitted Business, PROVIDED, that the aggregate amount of such defeasance, redemption or repurchase payments shall not exceed at any time $5.0 million;

        (x) the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

        (xi) the purchase by St. John Knits International of Gray Common Stock pursuant to the terms of the Stockholders' Agreement in an amount not to exceed $5.0 million, PROVIDED HOWEVER, that such amounts do not exceed $2.5 million for the first twelve month period following the Issue Date;

        (xii) cash payments to Robert Gray, Marie Gray or Kelly A. Gray on Preferred Equity Interests of St. John Knits International that are Qualified Equity Interests in an amount not to exceed $250,000 for each fiscal year;

        (xiii) Restricted Payments in an amount not to exceed $10.0 million;

        (xiv) Restricted Payments made on the Issue Date in connection with the transactions; and

        (xv) the redemption of up to $5.0 million of Preferred Stock (which $5.0 million amount may include the amount of any accrued but unpaid dividends) after the first anniversary of the Issue Date;

PROVIDED the Consolidated Coverage Ratio, pro forma for such transaction, for the two most recently completed fiscal quarters of St. John Knits International, is at least 2.25 to 1.0; and PROVIDED, FURTHER, that St. John Knits International and its Restricted Subsidiaries may only redeem Preferred Stock pursuant to this clause (xv) once; PROVIDED, HOWEVER, that in the case of each of clauses (v), (vi), (ix), (x) and (xv) no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

    In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (iv), (vi), (ix), (xi), (xii),
(xiii) and (xv) of the immediately preceding paragraph shall be included as Restricted Payments. Amounts paid pursuant to clause (i) of the immediately preceeding paragraph shall be included, when paid, as Restricted Payments only to the extent not already included as Restricted Payments upon declaration. Amounts expended pursuant to all other clauses of the immediately preceding paragraph shall not be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to St. John Knits International or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to St. John Knits International or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, St. John Knits International or any other Restricted Subsidiary or
(c) transfer any of its properties or

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assets to St. John Knits International or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

        (i) the Credit Facility, or any other agreement of St. John Knits International or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; PROVIDED, HOWEVER, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced;

        (ii) applicable law;

        (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by St. John Knits International or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); PROVIDED, HOWEVER, that such encumbrances and restrictions are not applicable to St. John Knits International or any Restricted Subsidiary, or the properties or assets of St. John Knits International or any Restricted Subsidiary, other than the Acquired Person;

        (iv) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired;

        (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; PROVIDED, HOWEVER, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto;

        (vii) refinancing Indebtedness permitted under clause (g) of the second paragraph of "--Limitation on Indebtedness" above; PROVIDED, HOWEVER, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

        (viii) the indenture;

        (ix) mortgages, pledges or other security agreements permitted under the indenture securing Indebtedness of St. John Knits International or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

        (x) Liens securing Indebtedness otherwise permitted to be Incurred pursuant to the provisions of the covenant described below under the caption "--Limitation on Liens" that limit the right of St. John Knits International or any Restricted Subsidiary to dispose of the assets subject to such Liens;

        (xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

        (xii) any other security agreement, instrument or document relating to Senior Indebtedness hereafter in effect, PROVIDED that such encumbrances or restrictions are customary in connection with such documents and that the terms and conditions of such encumbrances or restrictions are

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    no more restrictive than those encumbrances or restrictions imposed in connection with the Credit Facility as in effect on the Issue Date;

        (xiii) any agreement relating to a sale and leaseback transaction or capital lease, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease;

        (xiv) Indebtedness Incurred by Foreign Restricted Subsidiaries; or

        (xv) customary restrictions imposed on the payment of dividends by a Receivables Entity in connection with a Qualified Receivables Transaction.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES. St. John Knits International may designate after the Issue Date any Subsidiary of St. John Knits International as an "Unrestricted Subsidiary" under the indenture (a "Designation") only if:

        (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

        (ii) at the time of and after giving effect to such Designation, St. John Knits International could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

        (iii) St. John Knits International would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the net assets of such Subsidiary on such date.

    In the event of any such Designation, St. John Knits International shall be deemed to have made an Investment constituting a Restricted Payment pursuant to "--Limitation on Restricted Payments" for all purposes of the indenture in the Designation Amount.

    Neither St. John Knits International nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by St. John Knits International or any Restricted Subsidiary of the capital stock of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of St. John Knits International as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

    St. John Knits International may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

        (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

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    All Designations and Revocations must be evidenced by resolutions of the board of directors of St. John Knits International, delivered to the Trustee certifying compliance with the foregoing provisions.

    LIMITATION ON LIENS. St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made, (x) in the case of St. John Knits International, to secure the notes and all other amounts due under the indenture and any other class of Senior Subordinated Indebtedness, and (y) in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary's Guarantee of the notes and all other amounts due under the indenture, in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the notes or such Restricted Subsidiary's Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness (including, without limitation, Indebtedness incurred under the Credit Facility) and (ii) Permitted Liens.

    DISPOSITION OF PROCEEDS OF ASSET SALES. St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) St. John Knits International or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of
(A) cash or Cash Equivalents, or (B) properties and capital assets that will be used in the business of St. John Knits International and its Restricted Subsidiaries as existing at such time or in businesses reasonably related thereto (as determined in good faith by St. John Knits International's board of directors) ("Replacement Assets") or the Equity Interests of any Person engaged in a Permitted Business if, in connection with the receipt by St. John Knits International or any Restricted Subsidiary of such Equity Interests, (1) such Person becomes a Restricted Subsidiary and a Guarantor or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, St. John Knits International or any Restricted Subsidiary that is a Guarantor. The amount of any Indebtedness (other than any Subordinated Indebtedness) of St. John Knits International or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which St. John Knits International and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by St. John Knits International or the Restricted Subsidiaries within such period.

    St. John Knits International or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 360 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment, or (ii) make an Investment in Replacement Assets within such period.

    To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 360 days of such Asset Sale as described in clause (i) or
(ii) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), St. John Knits International shall, within
45 days after such 360th day, make an Offer to Purchase all outstanding notes and other Senior Subordinated Indebtedness, PRO RATA, up to a maximum principal amount (expressed as a multiple of $1,000) of notes and other Senior Subordinated Indebtedness equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount), plus accrued and unpaid interest thereon, if any, to the Purchase Date; PROVIDED, HOWEVER, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such

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Unutilized Net Cash Proceeds, and not just the amount in excess of
$10.0 million, shall be applied as required pursuant to this paragraph.

    With respect to any Offer to Purchase effected pursuant to this covenant, among the notes, to the extent the aggregate principal amount of notes and other Senior Subordinated Indebtedness tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such notes and other Senior Subordinated Indebtedness shall be purchased PRO RATA based on the aggregate principal amount of such notes and other Senior Subordinated Indebtedness tendered (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) by each holder of notes and such other Senior Subordinated Indebtedness. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of notes and other Senior Subordinated Indebtedness tendered pursuant to such Offer to Purchase, St. John Knits International may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the notes and other Senior Subordinated Indebtedness for any purpose consistent with the other terms of the indenture. Upon completion of the Offer to Purchase, Unutilized Net Cash Proceeds will be reset at zero.

    In the event that St. John Knits International makes an Offer to Purchase the notes and other Senior Subordinated Indebtedness, St. John Knits International shall comply with any applicable securities laws and regulations, and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

    Each Holder shall be entitled to tender all or any portion of the notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders and holders of other Senior Subordinated Indebtedness as described above.

    MERGER, SALE OF ASSETS, ETC. St. John Knits International shall not consolidate with or merge with or into (whether or not St. John Knits International is the Surviving Person) any other entity and St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of St. John Knits International's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for St. John Knits International and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions (including by way of consolidation or merger), unless: (i) either (x) St. John Knits International shall be the Surviving Person or (y) the Surviving Person (if other than St. John Knits International) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia or, if any such transaction involves a Disposition by a Foreign Restricted Subsidiary, under the laws of the United States of America or any state thereof or the District of Columbia or the jurisdiction under which such Foreign Restricted Subsidiary was organized, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture and the Registration Rights Agreement to be performed or observed on the part of St. John Knits International; (ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to any such transaction involving the Incurrence by St. John Knits International or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of St. John Knits International or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of St. John Knits International are available, at

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least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "--Limitation on Indebtedness" above.

    Notwithstanding the foregoing clause (iii) of the immediately preceding paragraph, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to St. John Knits International or any Restricted Subsidiary that is a Guarantor and (y) St. John Knits International may merge with an Affiliate incorporated solely for the purpose of reincorporating St. John Knits International in another domestic United States jurisdiction to realize tax or other benefits.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interest of which constitutes all or substantially all the properties and assets of St. John Knits International shall be deemed to be the transfer of all or substantially all the properties and assets of St. John Knits International.

    No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the indenture as provided in the fourth paragraph under "Guarantees of the Notes" above) shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless (i) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the Surviving Person (if other than such Guarantor) expressly assumes by a supplemental indenture all the obligations of such Guarantor under its Guarantee of the notes and the performance and observance of every covenant of the indenture and the Registration Rights Agreement to be performed or observed by such Guarantor,
(iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to any such transaction involving the Incurrence by such Guarantor, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of such Guarantor in connection with or as a result of such transaction as having been Incurred at the time of such transaction), St. John Knits International could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of St. John Knits International are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; PROVIDED, HOWEVER, that this paragraph shall not be a condition to a merger or consolidation of a Guarantor if such merger or consolidation only involves St. John Knits International and/or one or more other Guarantors. Notwithstanding the foregoing, nothing in this covenant shall prohibit the consolidation or merger with or into or the sale of all or substantially all of the assets or properties of a Guarantor to any other Restricted Subsidiary that is a Guarantor.

    In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which St. John Knits International or a Guarantor, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the Obligations of St. John Knits International under the notes, the indenture and the Registration Rights Agreement or of such Guarantor under its Guarantee, the indenture and the Registration Rights Agreement, as the case may be, pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, St. John Knits International or such Guarantor, as the case may be, and St. John Knits International, as the case may be, shall be discharged from its Obligations under the indenture and the notes or such Guarantor shall be discharged from its Obligations under the indenture and its Guarantee.

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    TRANSACTIONS WITH AFFILIATES.  St. John Knits International shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any officer, director or employee of St. John Knits International or any Restricted Subsidiary (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to St. John Knits International or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and
(ii) (A) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between St. John Knits International and an Affiliate of St. John Knits International having a Fair Market Value in excess of $5.0 million, such Affiliate Transaction is in writing and St. John Knits International delivers an officer's certificate to the Trustee certifying that such Affiliate Transaction (or series of Affiliate Transactions) complies with the foregoing provisions or
(B) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between St. John Knits International and an Affiliate of St. John Knits International having a Fair Market Value in excess of $10.0 million, such Affiliate Transaction is in writing and St. John Knits International delivers a written opinion from an Independent Financial Advisor (filed with the Trustee) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to St. John Knits International or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

        (i) transactions with or among St. John Knits International and any Restricted Subsidiary or between or among Restricted Subsidiaries;

        (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of St. John Knits International or any Restricted Subsidiary of St. John Knits International as determined in good faith by St. John Knits International's Board of Directors;

        (iii) the payment of fees and expenses to Vestar or any of its Affiliates (A) pursuant to the Management Agreement, as in effect on the Issue Date, or (B) pursuant to any amended, supplemented or replacement management agreement in an aggregate amount not to exceed 1.25% of Consolidated EBITDA for the last four full fiscal quarters completed prior to the date of such payment;

        (iv) any Restricted Payments made in compliance with "--Limitation on Restricted Payments" above;

        (v) loans and advances to officers, directors and employees of St. John Knits International or any Restricted Subsidiary made in the ordinary course of business;

        (vi) the entering into by St. John Knits International and any of its Restricted Subsidiaries of a tax sharing or similar arrangement;

        (vii) any employment agreement entered into by St. John Knits International or any Restricted Subsidiary in the ordinary course of business;

        (viii) payment of reasonable Directors' fees to Persons who are not otherwise Affiliates of St. John Knits International;

        (ix) any sale or other issuance of Equity Interests (other than Disqualified Equity Interests) of
    St. John Knits International;

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        (x) payments by St. John Knits International or any Restricted
    Subsidiary to Vestar and its Affiliates made for any financial advisory, financing, underwriting or placement services in connection with acquisitions or other corporate transactions, in amounts which are
    (a) usual and customary for transactions of such type, in an amount not to exceed 1% of the value of any such transaction or (b) approved by a majority of the disinterested members of the board of directors of St. John Knits International as comparable to that which would be charged by an unaffiliated third party for such services;

        (xi) transactions permitted by the Vestar/Gray LLC Agreement;

        (xii) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

        (xiii) leases in effect on the Issue Date and any renewals thereof which include substantially similar terms;

        (xiv) the transactions and the payment of all fees and expenses related thereto;

        (xv) any agreement as in effect on the Issue Date (including, without limitation, each of the agreements entered into in connection with the transactions) or any transaction contemplated thereby; and

        (xvi) the sale of Preferred Stock to Vestar or any of its affiliates and any transaction contemplated by the terms of the Preferred Stock.

    LIMITATION ON THE SALE OR ISSUANCE OF EQUITY INTERESTS OF RESTRICTED SUBSIDIARIES. St. John Knits International shall not sell any Equity Interest of a Restricted Subsidiary, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell any Equity Interests, except: (i) to
St. John Knits International or a Wholly Owned Restricted Subsidiary; or
(ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. Notwithstanding the foregoing, St. John Knits International is permitted to sell all the Equity Interest of a Restricted Subsidiary as long as St. John Knits International is in compliance with the terms of the covenant described under "--Disposition of Proceeds of Asset Sales" and, if applicable, "--Merger, Sale of Assets, etc." above.

    LIMITATION ON GUARANTEES BY RESTRICTED SUBSIDIARIES. The indenture will provide that in the event St. John Knits International (i) organizes or acquires any Domestic Restricted Subsidiary (other than a Receivables Entity) after the Issue Date that is not a Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of St. John Knits International or any Domestic Restricted Subsidiary ("Other Indebtedness"), then in each case St. John Knits International shall cause such Restricted Subsidiary to simultaneously execute and deliver a supplemental indenture to the indenture pursuant to which it will become a Guarantor under the indenture; PROVIDED, HOWEVER, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to execute and deliver such supplemental indenture until the consummation of the merger contemplated by any such merger agreement; PROVIDED, FURTHER, that if such Other Indebtedness is
(i) Indebtedness that is ranked PARI PASSU in right of payment with the notes or the Guarantee of such Domestic Restricted Subsidiary, as the case may be, the Guarantee of such Foreign Restricted Subsidiary shall be PARI PASSU in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Foreign Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in substantially the same manner as the Other Indebtedness is

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subordinated to the notes or the Guarantee of such Domestic Restricted
Subsidiary, as the case may be).

    BUSINESS ACTIVITIES. St. John Knits International will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

    PROVISION OF FINANCIAL INFORMATION. Whether or not St. John Knits International is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, St. John Knits International shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which St. John Knits International would have been required to file with the SEC pursuant to such
Section 13(a) or 15(d) or any successor provision thereto if St. John Knits International were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which St. John Knits International would have been required so to file such documents if St. John Knits International were so subject. St. John Knits International shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the note register, without cost to such Holders upon their request, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and proxy statements which St. John Knits International is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by St. John Knits International with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the filing of the Initial Shelf Registration Statement, if required, St. John Knits International will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

    The occurrence of any of the following will be defined as an "Event of Default" under the indenture:

        (a) failure to pay principal of (or premium, if any, on) any note when due (whether or not prohibited by the provisions of the indenture described under "--Subordination of the Notes" above);

        (b) failure to pay any interest on any note when due, continued for 30 days or more (whether or not prohibited by the provisions of the indenture described under "--Subordination of the Notes" above);

        (c) default in the payment of principal of or interest on any note required to be purchased pursuant to any Offer to Purchase required by the indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any note validly tendered pursuant to any Offer to Purchase required by the indenture (whether or not prohibited by the provisions of the indenture described under "--Subordination of the Notes" above);

        (d) failure to perform or comply with any of the provisions described under "--Certain Covenants--Merger, Sale of Assets, etc." above;

        (e) failure to perform any other covenant, warranty or agreement of St. John Knits International under the indenture or in the notes or of the Guarantors under the indenture or in the Guarantees continued for 30 days or more after written notice to St. John Knits International by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding notes;

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        (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of St. John Knits International or any of its Restricted Subsidiaries having an outstanding principal amount of $10.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by St. John Knits International or any of its Restricted Subsidiaries to pay principal of at least $10.0 million when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within 10 days after the occurrence thereof;

        (g) the rendering of a final judgment or judgments (not subject to appeal) against St. John Knits International or any of its Restricted Subsidiaries in an amount of $10.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

        (h) certain events of bankruptcy, insolvency or reorganization affecting St. John Knits International or any of its Significant Restricted Subsidiaries; or

        (i) other than as provided in or pursuant to any Guarantee or the indenture, the Guarantee of any Guarantor ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the indenture and such Guarantee).

    Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee subject to applicable law.

    If an Event of Default with respect to the notes (other than an Event of Default with respect to St. John Knits International described in clause (h) of the second preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to St. John Knits International, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the indenture or the notes to the contrary, will become immediately due and payable; PROVIDED, HOWEVER, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to St. John Knits International described in clause (h) of the second preceding paragraph), the notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of written notice of such acceleration of the notes to the agent under the Credit Facility and (y) the acceleration (ipso facto or otherwise) of any Indebtedness under the Credit Facility. If an Event of Default specified in clause (h) of the preceding paragraph with respect to St. John Knits International occurs under the indenture, the notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes.

    Any such declaration with respect to the notes may be annulled by the Holders of a majority in aggregate principal amount of the outstanding notes upon the conditions provided in the indenture. For information as to waiver of defaults, see "--Modification and Waiver" below.

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    The indenture provides that the Trustee shall, within 90 days after the occurrence of any Default or Event of Default with respect to the notes outstanding, give the Holders of the notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; PROVIDED, HOWEVER, that, except in the case of a Default or an Event of Default in payment with respect to the notes or a Default or Event of Default in complying with "--Certain Covenants--Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the notes.

    No Holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

    St. John Knits International will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR,
  STOCKHOLDERS, PARTNERS AND MEMBERS

    No director, officer, employee, incorporator, stockholder, partner (general or limited) or member of St. John Knits International or any of its Affiliates, as such, shall have any liability for any obligations of St. John Knits International or any of its Affiliates under the notes, the indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

    St. John Knits International may terminate its and the Guarantors' substantive obligations in respect of the notes by delivering all outstanding notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all notes or otherwise. In addition to the foregoing, St. John Knits International may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate its and the Guarantors' substantive obligations in respect of the notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the notes and the Guarantors' Guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such notes; (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations; (iii) delivering to the Trustee an Opinion of Counsel to the effect that St. John Knits International's exercise of its option

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under this paragraph will not result in any of St. John Knits International, the
Trustee or the trust created by St. John Knits International's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Act"); and (iv) complying with certain other requirements set forth in the indenture. In addition, St. John Knits International may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its and the Guarantors' substantive obligations in respect of the notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the notes and the Guarantors' Guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the notes; (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the indenture, to such effect; (iii) delivering to the Trustee an Opinion of Counsel to the effect that St. John Knits International's exercise of its option under this paragraph will not result in any of St. John Knits International, the Trustee or the trust created by St. John Knits International's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" subject to regulation under the Investment Act; and (iv) complying with certain other requirements set forth in the indenture.

    St. John Knits International may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the indenture or certain covenants in the Senior Indebtedness and St. John Knits International has delivered to the Trustee and any Paying Agent an officers' certificate and Opinion of Counsel to that effect.

GOVERNING LAW

    The indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

MODIFICATION AND WAIVER

    Modifications and amendments of the indenture may be made by St. John Knits International, the Guarantors, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes); PROVIDED, HOWEVER, that no such modification or amendment to the indenture may, without the consent of the Holder of each note affected thereby,

        (a) change the maturity of the principal of or any installment of interest on any such note or alter the optional redemption provisions of any such note or the indenture in a manner adverse to the Holders of the notes;

        (b) reduce the principal amount of (or the premium) of any such note;

        (c) reduce the rate of or extend the time for payment of interest on any such note;

        (d) change the place or currency of payment of principal of (or premium) or interest on any such note;

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        (e) modify any provisions of the indenture relating to the waiver of past defaults (other than to add sections of the indenture or the notes subject thereto) or the right of the Holders of notes to institute suit for the enforcement of any payment on or with respect to any such note or any Guarantee in respect thereof or the modification and amendment provisions of the indenture and the notes (other than to add sections of the indenture or the notes which may not be amended, supplemented or waived without the consent of each Holder therein affected);

        (f) reduce the percentage of the principal amount of outstanding notes necessary for amendment to or waiver of compliance with any provision of the indenture or the notes or for waiver of any Default in respect thereof;

        (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the notes (except a rescission of acceleration of the notes by the Holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

        (h) modify the ranking or priority of any note or the Guarantee in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the indenture in any manner adverse to the Holders of the notes;

        (i) amend, change or modify in any material respect the obligation of St. John Knits International to make and consummate an Offer to Purchase in the event of a Change of Control or make and consummate an Offer to Purchase with respect to any Asset Sale that has been consummated or modify in any material respect any of the provisions or definitions with respect thereto; or

        (j) release any Significant Restricted Subsidiary that is a Guarantor from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the indenture.

    The Holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all Holders of notes, may waive compliance by St. John Knits International and the Guarantors with certain restrictive provisions of the indenture. Subject to certain rights of the Trustee, as provided in the indenture, the Holders of a majority in aggregate principal amount of the notes, on behalf of all Holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each note that is affected.

    Without the consent of any Holder, St. John Knits International and the Trustee may amend the indenture to:

        (i) cure any ambiguity, omission, defect or inconsistency;

        (ii) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of St. John Knits International under the indenture;

        (iii) provide for uncertificated notes in addition to or in place of certificated notes (PROVIDED that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in
    Section 163(f)(2)(B) of the Internal Revenue Code);

        (iv) add Guarantees with respect to the notes;

        (v) secure the notes;

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        (vi) add to the covenants of St. John Knits International for the benefit of the Holders or surrender any right or power conferred upon St. John Knits International;

        (vii) make any change that does not adversely affect the rights of any Holder; or

        (viii) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

    However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be (or any group or representative thereof authorized to give a consent), consent to such change.

THE TRUSTEE

    Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of St. John Knits International, any Guarantor or any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with St. John Knits International or an Affiliate of St. John Knits International; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into St. John Knits International or any Restricted Subsidiary.

    "ACQUIRED PERSON" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

    "ACQUISITION" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by St. John Knits International or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by St. John Knits International or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into St. John Knits International or any Restricted Subsidiary or (ii) any acquisition by St. John Knits International or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting

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Equity Interests (on a fully diluted basis) of St. John Knits International or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to this definition; PROVIDED, HOWEVER, that for purposes of the "--Transactions with Affiliates" covenant, the term "Affiliate" shall not include the Initial Purchasers or their affiliates. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than St. John Knits International or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary (other than directors' qualifying shares, to the extent mandated by applicable law); (ii) any assets of St. John Knits International or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of St. John Knits International or any Restricted Subsidiary; or (iii) any other property or asset of St. John Knits International or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) the creation of any Lien not prohibited by "--Certain Covenants--Limitation on Liens" above;
(b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of St. John Knits International or any Restricted Subsidiary, as the case may be; (c) any transaction consummated in compliance with "--Certain Covenants--Limitation on Restricted Payments" above; (d) any transfers of properties and assets between Restricted Subsidiaries or St. John Knits International and a Restricted Subsidiary; (e) the sale of Cash Equivalents in the ordinary course of business;
(f) a disposition of inventory in the ordinary course of business;
(g) transactions permitted under "--Certain Covenants--Merger, Sale of Assets, etc."; (h) the sale or other disposition of assets owned by Amen Wardy Home Stores, LLC; and (i) the sale of accounts receivable, or participation therein, in connection with any Qualified Receivables Transactions. In addition, solely for purposes of "--Certain Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $2.5 million in any fiscal year shall be deemed not to be an Asset Sale.

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction (including any period for which such lease has been extended).

    "BOARD RESOLUTION" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be properly capitalized on the balance sheet in accordance with GAAP.

    "CASH EQUIVALENTS" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with

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maturities of six months or less from the date of acquisition, bankers'
acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
(a) through (e) of this definition.

    "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not approved by the Board of Directors of St. John Knits International): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of greater than 35% of the total voting power of the then outstanding Voting Equity Interests of St. John Knits International and such Person beneficially owns a greater percentage of the total voting power of the then outstanding Voting Equity Interests of St. John Knits International than the Permitted Holders; (ii) St. John Knits International or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes (other than by way of merger or consolidation) of all or substantially all of the assets of St. John Knits International and its Subsidiaries (determined on a consolidated basis) to any Person (other than St. John Knits International or any Wholly Owned Restricted Subsidiary);
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of St. John Knits International (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of St. John Knits International was approved by a vote of a majority of the directors of St. John Knits International then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of St. John Knits International then in office; or (iv) St. John Knits International is liquidated or dissolved or adopts a plan of liquidation or dissolution.

    "CHANGE OF CONTROL DATE" has the meaning set forth under "--Offer to Purchase upon Change of Control" above.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; PROVIDED, HOWEVER, that (1) if St. John Knits International or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period St. John Knits International or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period

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shall be reduced by an amount equal to the Consolidated EBITDA (if positive)
directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of St. John Knits International or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to St. John Knits International and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent St. John Knits International and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period St. John Knits International or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit or a line of a business or which constitutes Replacement Assets, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect to (x) such Investment or acquisition of assets (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and
(y) net expense and cost reductions attributable to the assets acquired calculated on a basis consistent with the standards set forth in Regulation S-X under the Securities Act as in effect on the Issue Date and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into St. John Knits International or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by St. John Knits International or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); PROVIDED, HOWEVER, that the Consolidated Fixed Charges of St. John Knits International attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

    "CONSOLIDATED EBITDA" means, for any period, the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period;
(iii) Consolidated Non-cash Charges for such period; (iv) step-ups in inventory valuation as a result of purchase accounting in connection with the acquisition of assets or Equity Interests; (v) costs not reimbursable by St. John Knits International's or any Subsidiary's insurance incurred in connection with any litigation and other legal proceedings to which St. John Knits International or such Subsidiary is currently a party (other than in connection with the settlement of the litigation concerning Amen

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Wardy Home Stores, LLC), PROVIDED that such costs included in this clause (v)
shall not exceed $1.0 million for all periods; (vi) cash charges not to exceed $1.0 million in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC, the acquisition of the remaining 49% interest in Amen Wardy Home Stores, LLC and the closure of certain Amen Wardy stores and related costs; and (vii) expenses related to the transactions; LESS (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Equity Interest of St. John Knits International and its Restricted Subsidiaries (other than dividends paid solely in Qualified Equity Interests and other than unpaid dividends on the Preferred Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INCOME TAX EXPENSE" means, with respect to St. John Knits International for any period, the provision for Federal, state, local and foreign income taxes payable by St. John Knits International and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to St. John Knits International for any period, without duplication, the sum of (i) the interest expense of St. John Knits International and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Hedging Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and all accrued interest and (f) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than St. John Knits International) in connection with Indebtedness Incurred by such plan or trust; PROVIDED, HOWEVER, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by St. John Knits International or any Restricted Subsidiary and (ii) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, as determined for St. John Knits International and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, for any period, the consolidated net income
(loss) of St. John Knits International and the Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of dividends paid solely in Qualified Equity Interests and before any reduction in respect of unpaid dividends on the Preferred Stock; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income
(loss) of any Person if such Person is not a Restricted Subsidiary, except
(A) to the extent of cash actually distributed by such Person during such period to St. John Knits International or a Restricted Subsidiary as a dividend or other distribution, (B) with respect to foreign joint ventures, to the extent that cash is available for distribution (without restriction and not committed for other purposes) during such period to St. John Knits International or a Restricted Subsidiary as a dividend or other distribution, but is not distributed due to adverse tax or other business reasons, such cash shall be included and (C) St. John Knits International's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such

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period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by St. John Knits International or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to St. John Knits International to the extent of such restrictions; (iv) any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any asset of St. John Knits International or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business; (v) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; (vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; (viii) gains and losses resulting from foreign currency transaction adjustments; (ix) gains and losses on assets that are marked to market; (x) any costs and expenses related to the transactions incurred on or immediately after the Issue Date, including the settlement of all outstanding options; and (xi) non-cash expenses resulting from the grant of Equity Interests and other compensation to management personnel of St. John Knits International and its Subsidiaries pursuant to a written plan or agreement or the treatment of options under variable plan accounting.

    "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Equity Interests of such Person.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period the sum of (i) depreciation, (ii) amortization and (iii) all non-cash extraordinary charges and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (iii) only, such charges which require an accrual of or a reserve for cash charges for any future period) including, without limitation, non-cash charges in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC, the acquisition of the remaining 49% interest in Amen Wardy Home Stores, LLC and the closure of certain Amen Wardy stores and related costs.

    "CREDIT FACILITY" means the Credit Agreement, dated as of the Issue Date, among St. John Knits International, the lenders named therein, and The Chase Manhattan Bank, as Administrative Agent, and any and all guarantee agreements, security agreements and other agreements and instruments relating thereto, in each case as the same may be amended, modified, supplemented or replaced from time to time, and including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor (including any restatements thereof and any increases in the amount of the commitments or Indebtedness thereunder), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means (a) any Indebtedness outstanding under the Credit Facility and (b) after the Credit Facility has been terminated and all Indebtedness thereunder has been repaid in full, any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $10.0 million, if the instrument governing such Senior Indebtedness expressly states that such

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Indebtedness is "Designated Senior Indebtedness" for purposes of the indenture and a Board Resolution setting forth such designation by St. John Knits International has been filed with the Trustee.

    "DESIGNATION" has the meaning set forth under "--Certain
Covenants--Designation of Unrestricted Subsidiaries" above.

    "DESIGNATION AMOUNT" has the meaning set forth under "--Certain Covenants--Designation of Unrestricted Subsidiaries" above.

    "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

    "DISQUALIFIED EQUITY INTEREST" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset
Sale), in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the notes or the date on which no notes remain outstanding.

    "DOMESTIC RESTRICTED SUBSIDIARY" means a Restricted Subsidiary of St. John Knits International organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

    "EQUITY INTEREST" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

    "EXCHANGE ACT" means the Exchange Act, as amended, and the rules and regulations promulgated by the SEC thereunder.

    "EXPIRATION DATE" has the meaning set forth in the definition of "Offer to Purchase" below.

    "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; PROVIDED, HOWEVER, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of St. John Knits International acting in good faith, and shall be evidenced by resolutions of the Board of Directors of St. John Knits International delivered to the Trustee.

    "FOREIGN RESTRICTED SUBSIDIARY" means a Restricted Subsidiary of St. John Knits International not organized under the laws of the United States or any political subdivision thereof and the operations of which are located and conducted substantially outside of the United States.

    "FOUR QUARTER PERIOD" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

    "GAAP" means generally accepted accounting principles in effect in the United States on the date hereof and which are consistently applied for all applicable periods.

    "GRAY COMMON STOCK" means common stock of St. John Knits International owned by Robert E. Gray, Marie Gray or Kelly A. Gray.

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    "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "GUARANTEE" means the guarantee of the notes by each Guarantor under the indenture.

    "GUARANTOR" means (i) each Domestic Restricted Subsidiary (other than a Receivables Entity) in existence on the Issue Date and (ii) each other Restricted Subsidiary formed, created or acquired before or after the Issue Date required to become a Guarantor after the Issue Date pursuant to "--Limitation on Guarantees by Restricted Subsidiaries" above.

    "GUARANTOR SENIOR INDEBTEDNESS" means, with respect to any Guarantor, at any date, (a) all Obligations of such Guarantor under or in respect of the Credit Facility; (b) all Hedging Obligations of such Guarantor; (c) all Obligations of such Guarantor under stand-by letters of credit; and (d) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guarantee of the notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes; (b) any Indebtedness among or between such Guarantor and any Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries; unless, and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Guarantor Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the indenture; (e) Indebtedness evidenced by such Guarantor's Guarantee of the notes; (f) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements;
(h) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor; and (i) Indebtedness of a Guarantor to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

    "GUARANTOR SENIOR SUBORDINATED INDEBTEDNESS" means the Guarantees and any other Indebtedness of a Guarantor that specifically provides that such Indebtedness is to rank PARI PASSU in right of payment with the Guarantees and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Guarantor other than Guarantor Senior Indebtedness.

    "HEDGING AGREEMENT" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

    "HOLDERS" means the registered holders of the notes.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and

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"Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with St. John Knits International or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with St. John Knits International or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with St. John Knits International or any Restricted Subsidiary.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed;
(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;
(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);
(e) every Capital Lease Obligation of such Person; (f) every net obligation under Hedging Agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness
(a) shall never be calculated taking into account any cash and cash equivalents held by such Person; (b) shall not include obligations of any Person
(x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents;
(c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of St. John Knits International or any Restricted Subsidiary.

    "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized, accounting, appraisal, investment banking firm or consultant which, in the judgment of the Board of Directors of St. John Knits International, is independent and qualified to perform the task for which it is to be engaged.

    "INSOLVENCY OR LIQUIDATION PROCEEDING" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

    "INTEREST" means, with respect to the notes, the sum of any cash interest and any Liquidated Damages (as defined under "Exchange and Registration Rights" below) on the notes.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person; PROVIDED that (i) endorsements of negotiable instruments and

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documents in the ordinary course of business and (ii) an acquisition of assets,
Equity Interests or other securities by St. John Knits International for consideration consisting exclusively of Equity Interests (other than Disqualified Equity Interests) of St. John Knits International shall in each case not be deemed to be an Investment. For purposes of the "Limitation on Restricted Payments" covenant above, (i) "Investment" shall include the applicable Designation Amount at the time of the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED, HOWEVER, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If St. John Knits International or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, St. John Knits International no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, St. John Knits International shall be deemed to have made an Investment on the date of any such sale or disposition.

    "ISSUE DATE" means July 7, 1999, the original issue date of the outstanding notes.

    "LIEN" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

    "MANAGEMENT AGREEMENT" means the management agreement dated as of the Issue Date between St. John Knits International and Vestar.

    "MATURITY DATE" means the date, which is set forth on the face of the notes, on which the notes will mature.

    "NET CASH PROCEEDS" means the aggregate proceeds in the form of cash or Cash Equivalents received by St. John Knits International or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of St. John Knits International to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

    "OBLIGATIONS" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnification obligations, reimbursement obligations, obligations to provide cash collateral, damages and other liabilities payable under the documentation governing any Indebtedness.

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    "OFFER" has the meaning set forth in the definition of "Offer to Purchase"
below.

    "OFFER TO PURCHASE" means a written offer (the "Offer") sent by or on behalf of St. John Knits International by first-class mail, postage prepaid, to each Holder at his address appearing in the register for the notes on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture if so required). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 business days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of notes to occur no later than five business days after the Expiration Date. St. John Knits International shall notify the Trustee at least 15 business days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of St. John Knits International's obligation to make an Offer to Purchase, and the Offer shall be mailed by St. John Knits International or, at St. John Knits International's request, by the Trustee in the name and at the expense of St. John Knits International. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:
(1) the section of the indenture pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding notes offered to be purchased by St. John Knits International pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the indenture requiring the Offer to Purchase) (the "Purchase Amount"); (4) the purchase price to be paid by St. John Knits International for each $1,000 aggregate principal amount of notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price"); (5) that the Holder may tender all or any portion of the notes registered in the name of such Holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any note not tendered or tendered but not purchased by St. John Knits International pursuant to the Offer to Purchase will continue to accrue;
(8) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;
(9) that each Holder electing to tender all or any portion of a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if St. John Knits International or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to St. John Knits International and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);
(10) that (a) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, St. John Knits International shall purchase all such notes and (b) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, St. John Knits International shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a PRO RATA basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and (11) that in the case of any Holder whose note is purchased only in part, St. John Knits International shall execute and the Trustee shall authenticate and deliver to the Holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

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    "OPINION OF COUNSEL" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to St. John Knits International, Vestar or the Trustee.

    "PERMITTED BUSINESS" means the business of St. John Knits International and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related thereto, including businesses whose principal strategy is to capitalize on the image of St. John Knits International and its products.

    "PERMITTED HOLDER" means Vestar and its Affiliates.

    "PERMITTED INDEBTEDNESS" has the meaning set forth in the second paragraph of "--Certain Covenants--Limitation on Indebtedness" above.

    "PERMITTED INVESTMENTS" means (a) Cash and Cash Equivalents;
(b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Hedging Obligations; (d) bonds, notes, debentures, stock or other securities received as a result of Asset Sales permitted under "--Certain Covenants--Disposition of Proceeds of Asset Sales" above; (e) Investments in St. John Knits International and Investments in a Guarantor or a Person that, as a result of or in connection with such Investment, becomes a Guarantor or is merged with or into or consolidated with St. John Knits International or another Guarantor or that transfers or conveys all or substantially all its assets to St. John Knits International or a Guarantor; (f) Investments existing as of the Issue Date; (g) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee of Indebtedness otherwise permitted by the indenture; (h) receivables owing to St. John Knits International or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as St. John Knits International or any such Restricted Subsidiary deems reasonable under the circumstances; (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (j) Investments in joint ventures in an aggregate amount not to exceed $5.0 million; (k) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to St. John Knits International or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(l) Investments by St. John Knits International or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction;
(m) Indebtedness permitted pursuant to clause (m) of "--Certain Covenants--Limitation on Indebtedness"; (n) Investments by St. John Knits International or a Restricted Subsidiary in St. John Japan for the purpose of purchasing minority interests therein in an aggregate amount not to exceed
$1.5 million and (o) Investments in Foreign Restricted Subsidiaries which are not Guarantors in an aggregate amount not to exceed $10.0 million.

    "PERMITTED JUNIOR SECURITIES" means any securities of St. John Knits International or any other Person that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the notes on the date of the indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final

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scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization pursuant to which such securities are issued).

    "PERMITTED LIENS" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with St. John Knits International or any Restricted Subsidiary; PROVIDED, HOWEVER,that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of St. John Knits International or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the notes or the Guarantees; (e) Liens in favor of St. John Knits International or any Restricted Subsidiary (including any such Liens securing Indebtedness, to the extent and for so long as such Indebtedness is pledged to secure Senior Indebtedness); (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; PROVIDED, HOWEVER, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of St. John Knits International and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capital Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of St. John Knits International or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, PROVIDED, HOWEVER, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of St. John Knits International or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (j) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness; (k) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligation; (l) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of St. John Knits International or any of its Restricted Subsidiaries; (m) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired, (n) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; PROVIDED that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by St. John Knits International in excess of those set forth by regulations promulgated by the Federal Reserve

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Board, and (2) such deposit account is not intended by St. John Knits
International or any Restricted Subsidiary to provide collateral to the depositary institution; (o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by St. John Knits International and its Restricted Subsidiaries in the ordinary course of business; (p) Liens on property at the time St. John Knits International or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into St. John Knits International or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with or in contemplation of, such acquisition; PROVIDED, FURTHER, HOWEVER, that such Liens may not extend to any other property owned by St. John Knits International or any Restricted Subsidiary; (q) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to St. John Knits International or a Restricted Subsidiary; (r) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;
(s) Liens arising out of consignment or similar arrangements for the sale of goods entered into by St. John Knits International or any Restricted Subsidiary in the ordinary course of business; (t) Liens incurred in the ordinary course of business of St. John Knits International or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by St. John Knits International or such Restricted Subsidiary; and (u) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto).

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "POST-PETITION INTEREST" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding with respect to such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

    "PREFERRED EQUITY INTEREST", in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

    "PREFERRED STOCK" means the 15 1/4% Preferred Stock of St. John Knits International issued on the Issue Date and any Qualified Equity Interest of St. John Knits International issued in exchange for or the net proceeds of which are used to redeem the Preferred Stock.

    "PRINCIPAL" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

    "PUBLIC EQUITY OFFERING" means, with respect to St. John Knits International, an underwritten public offering of Qualified Equity Interests of St. John Knits International pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

    "PURCHASE AMOUNT" has the meaning set forth in the definition of "Offer to Purchase" above.

    "PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase" above.

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    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of St. John Knits
International or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement of any property; PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

    "PURCHASE MONEY NOTE" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from St. John Knits International or any Restricted Subsidiary of St. John Knits International in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

    "PURCHASE PRICE" has the meaning set forth in the definition of "Offer to Purchase" above.

    "QUALIFIED EQUITY INTEREST" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

    "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by St. John Knits International or any of its Restricted Subsidiaries pursuant to which St. John Knits International or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to
(1) a Receivables Entity (in the case of a transfer by St. John Knits International or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of St. John Knits International or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

    "RECEIVABLES ENTITY" means a Wholly Owned Restricted Subsidiary of St. John Knits International (other than a Guarantor) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of directors of St. John Knits International (as provided below) as a Receivables Entity:

        (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

           (a) is guaranteed by St. John Knits International or any Restricted Subsidiary of St. John Knits International (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

           (b) is recourse to or obligates St. John Knits International or any Restricted Subsidiary of St. John Knits International in any way other than pursuant to Standard Securitization Undertakings; or

           (c) subjects any property or asset of St. John Knits International or any Restricted Subsidiary of St. John Knits International, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

        (2) with which neither St. John Knits International nor any Restricted Subsidiary of St. John Knits International has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to St. John Knits International or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of St. John Knits

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
    International, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

        (3) to which neither St. John Knits International nor any Restricted Subsidiary of St. John Knits International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

    Any such designation by the board of directors of St. John Knits International shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of St. John Knits International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "REDEMPTION DATE" has the meaning set forth in the third paragraph of "--Optional Redemption" above.

    "REPLACEMENT ASSETS" has the meaning set forth in the first paragraph under "--Certain Covenants--Disposition of Proceeds of Asset Sales" above.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of St. John Knits International that has not been designated by the Board of Directors of St. John Knits International, by a resolution of the Board of Directors of St. John Knits International delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of St. John Knits International delivered to the Trustee, subject to the provisions of such covenant.

    "SEC" means the Securities and Exchange Commission.

    "SENIOR INDEBTEDNESS" means, at any date, (a) all Obligations of St. John Knits International under or in respect of the Credit Facility; (b) all Hedging Obligations of St. John Knits International; (c) all Obligations of St. John Knits International under stand-by letters of credit; and (d) all other Indebtedness of St. John Knits International for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of St. John Knits International for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between St. John Knits International and any Subsidiary of St. John Knits International or any Affiliate of St. John Knits International or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness;
(c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the indenture; (e) Indebtedness evidenced by the notes; (f) Indebtedness of St. John Knits International that is expressly subordinate or junior in right of payment to any other Indebtedness of St. John Knits International; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of St. John Knits International; and (i) Indebtedness of St. John Knits International to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

    "SENIOR SUBORDINATED INDEBTEDNESS" means the notes and any other Indebtedness of St. John Knits International that specifically provides that such Indebtedness is to rank PARI PASSU in right of payment with the notes and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of St. John Knits International which is not Senior Indebtedness.

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
    "SIGNIFICANT RESTRICTED SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by St. John Knits International or any Restricted Subsidiary of St. John Knits International which are reasonably customary in securitization of accounts receivable transactions.

    "STATED MATURITY" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

    "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement among St. John Knits, Inc., St. John Knits International, Vestar/Gray Investors LLC, Vestar/SJK Investors LLC and the members of Vestor/ Gray Investors LLC party thereto dated as of, and as in effect on, the Issue Date.

    "SUBORDINATED INDEBTEDNESS" means, with respect to St. John Knits International or any Guarantor, any Indebtedness of St. John Knits International or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the notes or such Guarantor's Guarantee, as the case may be.

    "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, through one or more Persons by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

    "SURVIVING PERSON" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

    "UNITED STATES GOVERNMENT OBLIGATIONS" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of St. John Knits International designated as such pursuant to "--Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of St. John Knits International delivered to the Trustee, subject to the provisions of such covenant.

    "UNUTILIZED NET CASH PROCEEDS" has the meaning set forth in the third paragraph under "--Certain Covenants--Disposition of Proceeds of Asset Sales" above.

    "VESTAR" means Vestar Capital Partners III, L.P.

    "VESTAR/GRAY LLC AGREEMENT" means the Amended and Restated Limited Liability Company Agreement of Vestar/Gray Investors LLC, by and among Vestar/SJK Investors LLC, Robert Gray, Marie Gray, Kelly A. Gray, the Kelly Ann Gray Trust and the Gray Family Trust dated as of, and as in effect on, the Issue Date.

    "VOTING EQUITY INTERESTS" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by
(ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by St. John Knits International and/or one or more Wholly Owned Restricted Subsidiaries.

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                         DESCRIPTION OF PREFERRED STOCK

    The summary contained herein of certain provisions of the Preferred Stock issued by St. John Knits International (the "Issuer") in connection with the transactions does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations relating thereto, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

    Pursuant to the Certificate of Designations, 250,000 shares of Preferred Stock with a liquidation preference of $100 per share were authorized for issuance in connection with the transactions. The Preferred Stock will rank junior in right of payment to all liabilities and obligations (whether or not for borrowed money) of the Issuer (other than common stock of the Issuer and any preferred stock of the Issuer which by its terms is on parity with or junior to the Preferred Stock).

RANK

    The Preferred Stock will, with respect to the dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of common stock and each other class of capital stock or series of preferred stock issued by the Issuer established after the Issue Date by the board of directors of the Issuer which does not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to with the common stock of the Issuer as "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Issuer established after the Issue Date by the board of directors of the Issuer, which expressly provides that such series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock issued by the Issuer established after the Issue Date by the board of directors of the Issuer the terms of which specifically provide that such series will rank senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Senior Securities"). The Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities.

DIVIDENDS

    Holders of Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Issuer, out of funds legally available therefor, dividends on the Preferred Stock, at an annual rate equal to 15 1/4%, PROVIDED that if dividends are not paid on a dividend payment date, dividends shall continue to accrue on unpaid dividends. Dividends on the Preferred Stock may only be paid in cash if permitted under the terms of the senior credit facilities, the indenture and other contractual arrangements of St. John Knits International. Dividends will accrue from the date of issuance and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2000. The indenture would permit the payment of cash dividends on the Preferred Stock only if the Issuer has availability under clause (c) of the test set forth under "Description of the Notes-Certain Covenants-Limitation on Restricted Payments." The senior credit facilities prohibit the payment of cash dividends on the Preferred Stock for five years after the Issue Date.

OPTIONAL REDEMPTION

    The Preferred Stock may be redeemed at any time on or after July 1, 2004, in whole or in part, at the option of the Issuer, at the redemption prices (expressed in percentages of liquidation value) set forth below together with all accumulated dividends to the date of redemption, if redeemed during the 12-month period beginning on July 1 of the years indicated.

YEAR                                                           PERCENTAGE
----                                                           ----------
2004........................................................    107.625%
2005........................................................    105.719%
2006........................................................    103.813%
2007........................................................    101.906%
2008 and thereafter.........................................    100.000%

    The Preferred Stock will also be redeemable in whole or in part, at the option of SJKI at any time before July 1, 2004, at a redemption price equal to the greater of (i) 100% of the liquidation value of the Preferred Stock and
(ii) the present values of the liquidation value at the mandatory redemption date, discounted on a semi-annual basis at the Treasury Yield plus 15 basis points. The "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity for a comparable treasury issue.

    In addition, at any time and from time to time on or prior to July 1, 2002, the Issuer may redeem in the aggregate up to 35% of the originally issued liquidation value of the Preferred Stock with the net cash proceeds of one or more Public Equity Offerings (as defined in the indenture) by St. John Knits International at a redemption price in cash equal to 115.25% of the liquidation value thereof, plus accumulated dividends thereon, if any, to the date of redemption; PROVIDED, HOWEVER, that at least 65% of the originally issued aggregate liquidation value of the Preferred Stock must remain outstanding immediately after giving effect to each such redemption (excluding any Preferred Stock held by the Issuer or any of its affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of St. John Knits International.

    The Preferred Stock may only be redeemed if permitted under the terms of the senior credit facilities, the indenture and other contractual arrangements of St. John Knits International.

MANDATORY REDEMPTION

    On July 1, 2010, the Issuer will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price equal to the liquidation value thereof plus all accumulated dividends to the date of redemption.

RIGHT OF APPOINTMENT

    Upon the failure of the Issuer to redeem all outstanding shares of Preferred Stock as described above under the caption "Mandatory Redemption", or upon the failure by the Issuer or any of its Restricted Subsidiaries (as defined in the Certificate of Designations) to comply with any of the covenants or agreements set forth in the Certificate of Designations, and the continuance of any such failure for 60 consecutive days or more, the number of members of the board of directors of the Issuer will be increased by one and the holders of a majority of the outstanding aggregate liquidation preference of the Preferred Stock, acting as a separate class, will be entitled to appoint one member to the board of directors of the Issuer.

EXCHANGE

    The Issuer may, at its option, exchange all but not less than all of the shares of then outstanding Preferred Stock for debentures of the Issuer in a principal amount equal to the liquidation value of the Preferred Stock plus accumulated dividends. The exchange debentures will bear interest at 15 1/4% per annum, have a final stated maturity of July 1, 2010, have optional redemption provisions comparable to the Preferred Stock and will have customary covenants and events of default. The Issuer may not cause the exchange of Preferred Stock for debentures unless permitted under the terms of the senior credit facilities, the indenture and other contractual arrangements of SJKI.

CHANGE OF CONTROL

    Upon a change of control of St. John Knits International, the holders of Preferred Stock will have the right to require St. John Knits International to repurchase the Preferred Stock at 101% of liquidation value, plus accumulated dividends to the date of repurchase, to the extent permitted under the terms of the senior credit facilities, the indenture and other contractual arrangements of St. John Knits International.

VOTING RIGHTS

    Holders of the Preferred Stock will have no voting rights, except as provided under Delaware law.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                             OF THE EXCHANGE OFFER

EXCHANGE OF NOTES

    The following summary describes the material United States federal income tax considerations of the exchange offer. The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to you. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange notes will include the holding period of the outstanding note and the basis of the exchange notes will be the same as the basis of the outstanding note immediately before the exchange.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                         BOOK-ENTRY; DELIVERY AND FORM


    The exchange notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons, that will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee, on behalf of the acquirors of exchange notes represented thereby for credit to the respective accounts of the acquirors, or to such other accounts as they may direct, at The Depository Trust Company, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme. See "The Exchange Offer--Book-entry Transfer."


    Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

    All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

    The descriptions of the operations and procedures of The Depository Trust Company, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.


    The Depository Trust Company has advised SJKI that it is:


    (i) a limited purpose trust company organized under the laws of the State of New York,

    (ii) a "banking organization" within the meaning of the New York Banking
       Law,

    (iii) a member of the Federal Reserve System,

    (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

    (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act, as amended (the "Exchange Act").

    The Depository Trust Company was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository Trust Company's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through Participants or Indirect Participants.


    SJKI expects that pursuant to procedures established by The Depository Trust Company ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository Trust Company (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).


    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because The Depository Trust Company can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through such Participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in The Depository Trust Company's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as The Depository Trust Company or its nominee is the registered owner of a global note, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of The Depository Trust Company and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. SJKI understands that under existing industry practice, in the event that SJKI requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that The Depository Trust Company, as the holder of such global note, is entitled to take, The Depository Trust Company would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither SJKI nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by The Depository Trust Company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to such notes.

    Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the Trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, SJKI and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither SJKI nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and The Depository Trust Company.

    Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the Participants in The Depository Trust Company, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of The Depository Trust Company. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following The Depository Trust Company's settlement date.

    Although The Depository Trust Company, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither SJKI nor the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES


    If:


    (i) SJKI notifies the Trustee in writing that The Depository Trust Company is no longer willing or able to act as a depositary or The Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,


    (ii) SJKI, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or


    (iii) upon the occurrence of certain other events as provided in the indenture,


then, upon surrender by The Depository Trust Company of the global notes, certificated notes will be issued to each person that The Depository Trust Company identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.


    Neither SJKI nor the Trustee shall be liable for any delay by The Depository Trust Company or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from The Depository Trust Company for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

YEAR 2000

    The Depository Trust Company's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository Trust Company has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within The Depository Trust Company ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, The Depository Trust Company's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, The Depository Trust Company's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom The Depository Trust Company licenses software and hardware, and third party vendors on whom The Depository Trust Company relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository Trust Company has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom The Depository Trust Company acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, The Depository Trust Company is in the process of developing such contingency plans as it deems appropriate.

    According to The Depository Trust Company, the foregoing information with respect to The Depository Trust Company has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                        EXCHANGE AND REGISTRATION RIGHTS


    St. John Knits International, the guarantors and the initial purchasers of the outstanding notes entered into the exchange and registration rights agreement concurrently with the issuance of the outstanding notes. Pursuant to the exchange and registration rights agreement, St. John Knits International and the guarantors agreed to:


        (i) file with the Commission on or prior to 90 days after the date of issuance of the outstanding notes a registration statement on Form S-1 or Form S-4, if the use of such form is then available (the "exchange offer registration statement") relating to a registered exchange offer for the outstanding notes and the guarantees under the Securities Act and

        (ii) use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the exchange offer registration statement, St. John Knits International and the guarantors will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for an issue of exchange notes, guaranteed by the guarantors, that are identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. St. John Knits International and the guarantors will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

    If:

        (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, St. John Knits International and the guarantors are not permitted to effect the exchange offer as contemplated hereby,

        (ii) any outstanding notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 180 days after the date of issuance of the outstanding notes,

        (iii) the initial purchasers of the outstanding notes so request with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer,

        (iv) any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer,

        (v) any holder of outstanding notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes or

        (vi) St. John Knits International and the guarantors so elect,

then St. John Knits International and the guarantors will file with the Commission a shelf registration statement to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each outstanding note until:

        (i) the date on which such outstanding note has been exchanged for a freely transferable exchange note in the exchange offer;

        (ii) the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or

        (iii) the date on which such outstanding note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

    St. John Knits International and the guarantors will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Commission, St. John Knits International and the guarantors will commence the exchange offer and will use their reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 180 days after the date of issuance of the outstanding notes. If applicable, St. John Knits International and the guarantors will use their reasonable best efforts to keep the shelf registration statement effective for a period of two years after the Issue Date or such shorter period when all outstanding notes covered by the shelf registration statement have been sold in the manner set forth above and as contemplated in the shelf registration statement or when the outstanding notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any.

    If:

        (i) the applicable Registration Statement is not filed with the Commission on or prior to 90 days after the date of issuance of the outstanding notes (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the Staff of the Commission, if later, within 45 days after publication of such change in law or interpretation, but in no event before 90 days after the date of issuance of the outstanding notes);

        (ii) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 150 days after the date of issuance of the outstanding notes (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the Staff of the Commission, if later, within 60 days after publication of such change in law or interpretation, but in no event before 150 days after the date of issuance of the outstanding notes);

        (iii) the exchange offer is not consummated on or prior to 180 days after the date of issuance of the outstanding notes (other than in the event St. John Knits International files a shelf registration statement); or

        (iv) the shelf registration statement is filed and declared effective within the time periods specified in clause (ii) above but shall thereafter cease to be effective (at any time that St. John Knits International and the guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"),

St. John Knits International and the guarantors will be obligated to pay liquidated damages ("Liquidated Damages") to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the outstanding notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued Liquidated Damages shall be paid to holders in the same manner as interest payments on the outstanding notes on semi-annual payment dates which correspond to interest payment dates for the outstanding notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    The exchange and registration rights agreement also provides that St. John Knits International and the guarantors (i) shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes and (ii) shall pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the outstanding notes) and will indemnify certain holders of the outstanding notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

    Each holder of outstanding notes who wishes to exchange such outstanding notes for exchange notes in the exchange offer will be required to make certain representations, including representations that:

        (i) any exchange notes to be received by it will be acquired in the ordinary course of its business;

        (ii) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

        (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of St. John Knits International, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

    Holders of the outstanding notes will be required to make certain representations to St. John Knits International and the guarantors (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

    For so long as the notes are outstanding, St. John Knits International, upon request, will continue to provide to holders of the notes and to prospective purchasers of the notes the information required by Rule 144A(d)(4) under the Securities Act.

    The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes that the broker-dealer had acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. In addition, until February 21, 2000, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.



    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at prevailing market prices at the time of resale, at prices related to these prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


    For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes will be passed upon for SJKI by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

    The consolidated financial statements of St. John included in this prospectus for the fiscal years ended November 3, 1996, November 2, 1997 and November 1, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in, or filed as an exhibit to, the registration statement. For further information with respect to St. John Knits International and the exchange notes, we refer you to the registration statement. While we believe that we have provided all material information regarding the contracts and other documents described in this prospectus, the information we have provided is not necessarily complete. Where these contracts and other documents are filed as exhibits to the registration statement, our descriptions are qualified by the exhibits.

    We are not currently subject to the reporting requirements of the Exchange Act. Upon completion of the exchange offer, we will be subject to the informational requirements of the Exchange Act and, as a result, will file periodic reports and other information with the Securities and Exchange Commission. The registration statement and periodic reports and other information can be inspected and copied at the Public Reference Section of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C., 20549 and at regional public reference facilities maintained by the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. You can obtain copies of this material, including copies of all or any portion of the registration statement, from the Public Reference Section of the Securities and Exchange Commission at prescribed rates. You may also access this material electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov).

    In addition, whether or not required by the Securities and Exchange Commission, so long as any outstanding notes are outstanding, beginning with the quarter ended August 1, 1999 we will furnish to those holding any outstanding notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

    - all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our independent auditors; and

    - all current reports that we would be required to file with the Securities and Exchange Commission on Form 8-K if we were required to file these reports.

    In addition, whether or not required by the Securities and Exchange Commission, we will file a copy of all of the information and reports referred to above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept the filing, and we will make the information available to securities analysts and prospective investors upon request.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................     F-2

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets at November 2, 1997, November
    1, 1998 and August 1, 1999 (unaudited)..................     F-3

  Consolidated Statements of Income and Comprehensive Income
    for each of the three years in the period ended
    November 1, 1998, and the 39 week periods ended
    August 2, 1998 and August 1, 1999 (unaudited)...........     F-4

  Consolidated Statements of Shareholders' Equity for each
    of the three years in the period ended November 1,
    1998....................................................     F-5

  Consolidated Statements of Cash Flows for each of the
    three years in the period ended November 1, 1998, and
    the 39 week periods ended August 2, 1998 and August 1,
    1999 (unaudited)........................................     F-6

  Notes to Consolidated Financial Statements................     F-7

CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

  Schedule II--Valuation and Qualifying Account.............    F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ST. JOHN KNITS, INC.:

    We have audited the accompanying consolidated balance sheets of ST. JOHN KNITS, INC. (a California corporation) and subsidiaries as of November 2, 1997 and November 1, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended November 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. John Knits, Inc. and subsidiaries as of November 2, 1997 and November 1, 1998, and the results of their operations and their cash flows for each of the three years in the period ended November 1, 1998 in conformity with generally accepted accounting principles.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Orange County, California
December 18, 1998 (except for the matters discussed in Note 12 and 13 as to which the date is September 3, 1999)

                              ST. JOHN KNITS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                              NOVEMBER 2,    NOVEMBER 1,     AUGUST 1,
                                                                  1997           1998           1999
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 14,266,564   $ 14,336,872   $ 18,033,835
  Investments...............................................     2,351,765      1,175,427         23,173
  Accounts receivable, net..................................    36,572,423     35,562,189     31,340,472
  Inventories...............................................    30,736,980     47,748,286     46,805,050
  Prepaid income tax........................................            --             --      1,858,530
  Deferred income tax benefit...............................     5,793,961      7,743,961      7,743,961
  Other.....................................................     2,591,742      2,377,352      2,521,905
                                                              ------------   ------------   ------------
    Total current assets....................................    92,313,435    108,944,087    108,326,926
                                                              ------------   ------------   ------------
Property and equipment:
  Machinery and equipment...................................    35,903,659     47,023,808     50,443,800
  Leasehold improvements....................................    25,351,868     30,691,098     33,316,891
  Buildings.................................................    11,572,917     17,883,700     17,880,244
  Furniture and fixtures....................................     5,434,754      6,462,833      6,804,004
  Land......................................................     3,536,606      5,786,857      5,786,857
  Construction in progress..................................     4,225,573        666,481      2,297,034
                                                              ------------   ------------   ------------
                                                                86,025,377    108,514,777    116,528,830
  Less--Accumulated depreciation and amortization...........    28,222,633     38,627,543     46,985,297
                                                              ------------   ------------   ------------
                                                                57,802,744     69,887,234     69,543,533
                                                              ------------   ------------   ------------
Deferred financing costs....................................            --             --     15,105,916
Other assets................................................     3,787,396      3,558,347      2,771,448
                                                              ------------   ------------   ------------
                                                              $153,903,575   $182,389,668   $195,747,823
                                                              ============   ============   ============

            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 10,034,396   $  8,303,874   $  6,953,378
  Accrued expenses..........................................    10,504,934     11,329,773     13,012,126
  Income taxes payable......................................     2,081,242        120,657             --
  Current portion of long-term debt.........................                      227,979      3,229,572
                                                              ------------   ------------   ------------
    Total current liabilities...............................    22,620,572     19,754,304     23,195,076
                                                              ------------   ------------   ------------
Long-term debt, net of current portion......................            --        407,599    188,664,889
Subordinated notes, net of discount.........................                           --     98,625,611
                                                              ------------   ------------   ------------
    Total liabilities.......................................                                 310,485,576
                                                              ------------   ------------   ------------
Minority interest...........................................       602,910        653,435        654,092
                                                              ------------   ------------   ------------
Mandatorily Redeemable Preferred Stock, $100 stated value:
  Authorized--3,000,000 shares, issued and
  outstanding--250,000 and none, respectively...............            --             --      25,000,00
Commitments and contingencies (Notes 7, 10, 11 and 12)
Stockholders' equity (deficit):
  Common Stock, par value $0.01 per share:
    Authorized--30,000,000 shares, Issued and
    outstanding--6,546,174 and 16,579,484 shares,
    respectively............................................       502,799        502,799         65,462
Unrealized loss on securities...............................            --        (27,504)       (30,318)
Cumulative translation adjustment...........................       (19,351)       197,249        169,199
Additional paid-in capital..................................    18,929,541     17,882,672    147,087,032
Retained earnings...........................................   111,267,104    143,019,114   (287,683,220)
                                                              ------------   ------------   ------------
                                                               130,680,093    161,574,330   (140,391,845)
                                                              ------------   ------------   ------------
                                                              $153,903,575   $182,389,668   $195,747,823
                                                              ============   ============   ============


                            See accompanying notes.

                              ST. JOHN KNITS, INC.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


                                                        FISCAL YEAR ENDED                        39 WEEKS ENDED
                                          ----------------------------------------------   ---------------------------
                                          NOVEMBER 3,     NOVEMBER 2,       NOVEMBER 1,     AUGUST 2,      AUGUST 1,
                                              1996            1997              1998           1998           1999
                                          ------------     ------------     ------------   ------------   ------------
                                                                                                   (UNAUDITED)

Net sales...............................  $202,951,000     $242,100,843     $281,960,763   $206,293,273   $221,935,006

Cost of sales...........................    88,870,838       99,545,173      120,882,597     86,210,644     97,381,765
                                          ------------     ------------     ------------   ------------   ------------

Gross profit............................   114,080,162      142,555,670      161,078,166    120,082,629    124,553,241

Selling, general and administrative
  expenses..............................    68,385,089       84,544,884      107,025,666     76,857,692     91,175,121

Transaction fees and expenses...........                                                             --     15,211,711
                                          ------------     ------------     ------------   ------------   ------------

Operating income........................    45,695,073       58,010,786       54,052,500     43,224,937     18,166,409

Interest expense........................                                                             --      2,045,341

Other income............................     1,355,234          712,694        1,369,022      1,100,080      1,220,441
                                          ------------     ------------     ------------   ------------   ------------

Income (loss) before income taxes.......    47,050,307       58,723,480       55,421,522     44,325,017     17,341,509

Income taxes............................    19,928,645       24,299,829       22,000,904     18,033,451      7,117,259
                                          ------------     ------------     ------------   ------------   ------------

Net income..............................    27,121,662       34,423,651       33,420,618     26,291,566     10,224,250

Comprehensive income, net of tax:

  Foreign currency translation
    adjustment..........................       --              --                --            (147,292)       (16,550)

  Unrealized loss on securities.........       --              --                --                  --         (1,660)
                                          ------------     ------------     ------------   ------------   ------------

Comprehensive income....................  $ 27,121,662     $ 34,423,651     $ 33,420,618   $ 26,144,274   $ 10,206,040
                                          ============     ============     ============   ============   ============

Net income per common share:

  Basic.................................  $       1.64     $       2.07     $       2.00   $       1.57   $       0.64
                                          ============     ============     ============   ============   ============

  Diluted...............................  $       1.59     $       2.01     $       1.94   $       1.53   $       0.63
                                          ============     ============     ============   ============   ============

Dividends per share.....................  $       0.10     $       0.10     $       0.10   $      0.075   $      0.075
                                          ============     ============     ============   ============   ============

Shares used in the calculation of net
  income per share:

  Basic.................................    16,518,077       16,614,975       16,693,955     16,707,206     15,670,913
                                          ============     ============     ============   ============   ============

  Diluted...............................    17,015,991       17,133,631       17,234,630     17,133,421     16,042,501
                                          ============     ============     ============   ============   ============


                            See accompanying notes.

                              ST. JOHN KNITS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                COMMON STOCK
                            ---------------------   ADDITIONAL    CUMULATIVE    UNREALIZED
                              NUMBER                  PAID-IN     TRANSLATION    LOSS ON       RETAINED
                            OF SHARES     AMOUNT      CAPITAL     ADJUSTMENT    SECURITIES     EARNINGS        TOTAL
                            ----------   --------   -----------   -----------   ----------   ------------   ------------
Balance, October 29,
  1995....................  16,468,734   $502,799   $15,687,393    $     --      $     --    $ 53,037,048   $ 69,227,240
  Dividends declared ($.10
    per share)............          --         --            --          --            --      (1,653,348)    (1,653,348)
  Shares issued upon
    exercise of options
    including tax
    benefit...............     130,330         --     2,397,758          --            --              --      2,397,758
Net income................          --         --            --          --            --      27,121,662     27,121,662
                            ----------   --------   -----------    --------      --------    ------------   ------------
Balance, November 3,
  1996....................  16,599,064    502,799    18,085,151          --            --      78,505,362     97,093,312
  Dividends declared ($.10
    per share)............          --         --            --          --            --      (1,661,909)    (1,661,909)
  Shares issued upon
    exercise of options
    including tax
    benefit...............      35,484         --       844,390          --            --              --        844,390
  Foreign currency
    translation
    adjustment............          --         --            --     (19,351)           --              --        (19,351)
  Net income..............          --         --            --          --            --      34,423,651     34,423,651
                            ----------   --------   -----------    --------      --------    ------------   ------------
Balance November 2, 1997..  16,634,548    502,799    18,929,541     (19,351)           --     111,267,104    130,680,093
  Dividends declared ($.10
    per share)............          --         --            --          --            --      (1,668,608)    (1,668,608)
  Shares issued upon
    exercise of options
    including tax
    benefit...............     109,336         --     1,832,969          --            --              --      1,832,969
  Shares repurchased......    (164,400)        --    (2,879,838)         --            --              --     (2,879,838)
  Unrealized loss on
    securities............          --         --            --          --       (27,504)             --        (27,504)
  Foreign currency
    translation
    adjustment............          --         --            --     216,600            --              --        216,600
  Net income..............          --         --            --          --            --      33,420,618     33,420,618
                            ----------   --------   -----------    --------      --------    ------------   ------------
Balance November 1, 1998..  16,579,484   $502,799   $17,882,672    $197,249      $(27,504)   $143,019,114   $161,574,330
                            ==========   ========   ===========    ========      ========    ============   ============

                            See accompanying notes.

                              ST. JOHN KNITS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 FISCAL YEAR ENDED                    39 WEEKS ENDED
                                                      ---------------------------------------   ---------------------------
                                                      NOVEMBER 3,   NOVEMBER 2,   NOVEMBER 1,     AUGUST 2,      AUGUST 1,
                                                         1996          1997          1998           1998           1999
                                                      -----------   -----------   -----------   -------------   -----------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income........................................  $27,121,662   $34,423,651   $33,420,618   $  26,291,566   $10,224,250
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization...................   7,042,376     8,858,703    11,370,680        8,275,770    10,930,588
    Net increase in deferred income tax benefit.....  (1,925,194)     (300,000)   (1,950,000)        (500,000)           --
    Loss on disposal of property and equipment......      42,792       215,810       483,920          478,275       963,949
    Partnership losses..............................     224,368       351,165       331,405          252,113       184,594
    Minority interest in income of consolidated
      subsidiaries..................................          --       602,910        50,525           48,190           657
    (Increase) decrease in accounts receivable......  (6,969,300)   (8,478,817)    1,010,234        4,117,122     4,221,717
    (Increase) decrease in inventories..............  (8,710,012)   (7,117,926)   (17,011,306)    (16,509,327)      943,236
    Increase in prepaid income taxes................                                               (1,092,178)   (1,858,530)
    (Increase) decrease in other current assets.....  (1,022,146)   (1,322,360)      214,390          236,568      (144,553)
    (Increase) decrease in other assets.............  (1,501,100)        6,700      (488,410)         (48,414)     (347,741)
    Increase (decrease) in accounts payable.........     923,607     4,629,995    (1,730,522)      (2,582,433)   (1,350,496)
    Increase (decrease) in accrued expenses.........   2,343,116    (1,004,422)    1,240,704       (1,230,303)    1,656,779
    Increase (decrease) in income taxes payable.....    (729,125)     (262,758)   (1,960,585)      (2,081,242)     (120,657)
    Decrease in deferred income tax liability.......          --      (143,941)           --               --            --
                                                      -----------   -----------   -----------   -------------   -----------
      Net cash provided by operating activities.....  16,841,044    30,458,710    24,981,653       15,655,707    25,303,793
                                                      -----------   -----------   -----------   -------------   -----------
Cash flows from investing activities:
  Proceeds from sale of property and equipment......      60,294        84,641        10,499           10,499       175,500
  Purchase of property and equipment................  (21,400,369)  (22,751,076)  (23,648,032)    (16,799,772)  (10,757,801)
  Purchase of trademarks............................          --      (747,928)           --               --            --
  Purchase of short-term investments................    (347,006)     (204,959)           --         (150,271)           --
  Sale of short-term investments....................   2,524,182     2,075,710     1,176,338               --     1,152,254
  Capital contributions to partnership..............    (995,869)      (67,108)           --               --            --
  Capital distributions from partnership............      44,500        68,500        84,496           58,996       106,500
                                                      -----------   -----------   -----------   -------------   -----------
      Net cash used in investing activities.........  (20,114,268)  (21,542,220)  (22,376,699)    (16,880,548)   (9,323,547)
                                                      -----------   -----------   -----------   -------------   -----------
Cash flows from financing activities:
  Dividends paid....................................  (1,650,090)   (1,661,022)   (2,084,472)      (1,668,735)   (1,244,545)
  Issuance of common stock..........................   2,397,758       844,390     1,832,969        1,832,968       796,510
  Addition to long-term debt........................          --            --       407,599               --     1,427,000
  Payment for the repurchase of common stock........          --            --    (2,879,838)              --            --
  Principal payments on long-term debt..............          --            --            --               --      (169,710)
  Proceeds from credit agreement....................          --            --            --               --   190,000,000
  Proceeds from issuance of subordinated notes......          --            --            --               --    98,616,000
  Recapitalization..................................          --            --            --               --   (311,446,769)
  Issuance of preferred stock.......................          --            --            --               --    25,000,000
  Financing fees and expenses.......................          --            --            --               --   (15,230,905)
                                                      -----------   -----------   -----------   -------------   -----------
      Net cash provided by (used in) financing
        activities..................................     747,668      (816,632)   (2,723,742)         164,233   (12,252,419)
                                                      -----------   -----------   -----------   -------------   -----------
Effect of exchange rate changes.....................          --       (19,351)      216,600         (248,384)      (28,050)
                                                      -----------   -----------   -----------   -------------   -----------
Unrealized loss on securities.......................          --            --       (27,504)              --        (2,814)
                                                      -----------   -----------   -----------   -------------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................  (2,525,556)    8,080,507        70,308       (1,308,992)    3,696,963
Beginning balance, cash and cash equivalents........   8,711,613     6,186,057    14,266,564       14,266,564    14,336,872
                                                      -----------   -----------   -----------   -------------   -----------
Ending balance, cash and cash equivalents...........  $6,186,057    $14,266,564   $14,336,872   $  12,957,572   $18,033,835
                                                      ===========   ===========   ===========   =============   ===========
Supplemental disclosures of cash flow information:
  Cash received during the period for interest
    income..........................................  $  717,099    $  988,272    $1,154,834    $   1,115,220   $   984,558
                                                      ===========   ===========   ===========   =============   ===========
  Cash paid during the period for:
    Interest expense................................  $       --    $   46,954    $       --    $         338   $     7,179
                                                      ===========   ===========   ===========   =============   ===========
    Income taxes....................................  $20,565,267   $24,526,911   $25,286,040   $  20,910,962   $10,455,685
                                                      ===========   ===========   ===========   =============   ===========


                            See accompanying notes.

                              ST. JOHN KNITS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


1. COMPANY BACKGROUND AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of St. John Knits, Inc. ("St. John"), a California corporation, and its subsidiaries. St. John and its subsidiaries are collectively referred to herein as "the Company." All interdivisional and intercompany transactions and accounts have been eliminated in consolidation. The Company is a leading designer, manufacturer and marketer of women's clothing and accessories. The Company's products are distributed primarily through specialty retailers and the Company's own retail boutiques and outlets.

    During fiscal 1997, the Company formed St. John Company, Ltd. in Japan to operate as a 51 percent owned subsidiary to distribute the Company's products in Japan. During fiscal 1998 the Company increased its ownership percentage to 68 percent. During fiscal 1997 the Company also formed Amen Wardy Home Stores, LLC, a 51 percent owned subsidiary which operates five home furnishing boutiques under the name Amen Wardy Home. The operations of both entities are included in the accompanying consolidated financial statements.

2. SUMMARY OF ACCOUNTING POLICIES

    a. DEFINITION OF FISCAL YEAR. The Company utilizes a 52-53 week fiscal year whereby the fiscal year ends on the Sunday nearest to October 31. Accordingly, fiscal years 1996, 1997 and 1998 ended on November 3, November 2 and November 1, respectively. Fiscal year 1996 was comprised of 53 weeks, and fiscal years 1998 and 1997 were comprised of 52 weeks.

    b. USE OF ESTIMATES. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    c. REVENUE RECOGNITION. Revenue on sales to specialty retailers is recognized when the goods are shipped. The Company establishes liabilities for estimated returns and allowances at the time of shipment. The Company also provides for estimated discounts when recording sales. Retail sales are recognized at the point of sale. The Company establishes liabilities for estimated returns at the retail stores. Accounts receivable are shown net of allowances for discounts and uncollectible amounts of $2,543,000 and $905,000 in fiscal year 1997, and $2,488,000 and $951,000 in fiscal year 1998, respectively.

    d. INVENTORIES. Inventories are valued at the lower of cost or market. During fiscal 1997 the Company elected to change its method of accounting for its inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. This change did not have a material effect on the financial statements for any year presented. Therefore, the cumulative effect ($363,000) was reflected in the fiscal year 1997 financial statements as a reduction of cost of goods sold.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


2. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    Inventories are comprised of the following:

                                                                1997          1998
                                                             -----------   -----------
Raw materials..............................................  $10,362,158   $14,529,822
Work in process............................................    6,451,053     8,896,248
Finished products..........................................   13,923,769    24,322,216
                                                             -----------   -----------
                                                             $30,736,980   $47,748,286
                                                             ===========   ===========

    e. PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method to provide for the retirement of property and equipment at the end of their estimated useful lives, which range from three to thirty-nine years.

    f. CASH AND CASH EQUIVALENTS. For purposes of the statements of cash flows, cash and cash equivalents include all liquid debt instruments purchased with a maturity of three months or less.

    g. FOREIGN EXCHANGE TRANSACTIONS AND CONTRACTS. The Company enters into foreign exchange contracts as a hedge against exchange rate risk on the collection of certain accounts receivable denominated in a foreign currency. Market value gains and losses are recognized as the contracts mature, and exchange adjustments resulting from foreign currency transactions are offset by exchange gains or losses recognized from such contracts.

    h. INCOME TAXES. The Company utilizes the liability method of accounting for income taxes required by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes."

    i. EARNINGS PER SHARE. The Company adopted SFAS No. 128 "Earnings Per Share" during fiscal 1998. Under the new requirement, primary earnings per share was replaced with basic earnings per share. Basic earnings per share excludes the dilutive effect of common stock equivalents, including stock options. Diluted earnings per share, which replaced fully diluted earnings per share, includes all dilutive items. Dilution is calculated based upon the treasury stock method, which assumes that all dilutive securities were exercised and that the proceeds received were applied to repurchase outstanding shares at the average market price during the period.

    As a result of the adoption of SFAS No. 128, primary earnings per share for fiscal 1996 and 1997 were restated from $1.59 to $1.64 and from $2.01 to $2.07, respectively, to reflect the change to basic earnings per share. The difference between basic and diluted earnings per share, as shown on the Company's Consolidated Statements of Income, is due to the dilutive effect of stock options outstanding.

    j. TWO-FOR-ONE STOCK SPLIT. On March 12, 1996, the Board of Directors declared a two-for-one common stock split which was distributed on May 6, 1996 to shareholders of record at the close of business on April 8, 1996. All share and per share data included in the consolidated financial statements and accompanying notes have been adjusted to reflect the stock split.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


2. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    k. FOREIGN CURRENCY TRANSLATION. The Company translates the financial statements of its foreign subsidiaries from the local (functional) currencies to U.S. dollars in accordance with SFAS No. 52 "Foreign Currency Translation". Substantially all assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, while revenue and expenses are translated at average exchange rates prevailing during the year. Adjustments for foreign currency translation fluctuations are excluded from net income and are included as a separate component of consolidated shareholders' equity.

    l. ADVERTISING AND PROMOTION. All costs associated with advertising and promotion of the Company's products are expensed as incurred.

    m. INVESTMENTS. The Company's investments are categorized as available-for-sale securities, as defined by SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

    n. NEW ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board issued SFAS Nos. 130 and 131 "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." The Company will be required to adopt these standards in fiscal 1999. The adoption of these standards is not expected to have a material impact on the Company's financial position or results of operations.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-up Activities". The Company will be required to adopt this standard in fiscal 2000. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.


    o. UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying consolidated balance sheet as of August 1, 1999 and the consolidated statements of income and comprehensive income for the 39 weeks ended August 2, 1998 and August 1, 1999 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim periods are not necessarily indicative of results to be achieved for an entire year or future periods.


    p. COMPREHENSIVE INCOME. The Company has adopted SFAS No. 130 "Reporting Comprehensive Income" during the first quarter of fiscal 1999. This statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


3. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents approximate fair value. Investments consist primarily of municipal bonds with maturity dates of less than six months and common stock, which are classified as available-for-sale.

    Investments available-for-sale at November 2, 1997 and November 1, 1998 are as follows:

NOVEMBER 2, 1997

                                                                            MARKET     UNREALIZED
                                                                COST        VALUE         LOSS
                                                             ----------   ----------   ----------
    Municipal Securities...................................  $1,500,000   $1,500,000     $    --
    Money Market Fund......................................     833,511      833,511          --
    Common Stock...........................................      18,254       18,254          --
                                                             ----------   ----------     -------
                                                             $2,351,765   $2,351,765     $    --
                                                             ==========   ==========     =======

------------------------

NOVEMBER 1, 1998

    Municipal Securities....................................  $1,000,000   $1,000,000   $    --
    Common Stock............................................     202,931      175,427    27,504
                                                              ----------   ----------   -------
                                                              $1,202,931   $1,175,427   $27,504
                                                              ==========   ==========   =======

    The Company holds various foreign exchange contracts. At November 2, 1997, the Company had contracts maturing through November 10, 1998 to sell
10.9 million deutsche marks and 670,000 British pounds at rates ranging from
1.55 to 1.71 deutsche marks to the U.S. dollar and 1.62 to 1.66 U.S. dollars to the British pound. At November 1, 1998, the Company had contracts maturing through May 28, 1999 to sell 5.4 million deutsche marks and 365,000 British pounds at rates ranging from 1.71 to 1.77 deutsche marks to the U.S. dollar and
1.63 to 1.64 U.S. dollars to the British pound. At November 2, 1997 and November 1, 1998 the fair value of these foreign exchange contracts were less than the face value by $96,000 and $197,000, respectively.

    During the fourth quarter of fiscal 1998, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The adoption of SFAS No. 133 did not have a material effect on the Company's financial position or results of operations. It is the Company's policy to reduce the effects of fluctuations in foreign currency exchange rates associated with its sale of goods denominated in foreign currency by entering into forward contracts. The Company enters into contracts to sell foreign currencies in the future only to protect the U.S. dollar value of certain investments and future foreign currency transactions. The Company does not engage in speculation. The gains and losses on these contracts are included in income upon maturity and offset the foreign exchange gains and losses reported on the underlying transactions. The total net gain recorded during fiscal 1998 was

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


3. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) approximately $321,000 and is included as an offset to selling, general and administrative expenses on the accompanying Consolidated Statements of Income.

4. ACCRUED EXPENSES

    Accrued expenses for fiscal years 1997 and 1998 are comprised of the following:

                                                                     1997          1998
                                                                  -----------   -----------
    Wages and benefits..........................................  $ 4,013,350   $ 5,135,454
    Workers' compensation.......................................      796,382       646,100
    Profit-sharing plan contribution............................      500,000       500,000
    Promotional and advertising allowance.......................    1,741,896     1,896,955
    Other.......................................................    3,453,306     3,151,264
                                                                  -----------   -----------
                                                                  $10,504,934   $11,329,773
                                                                  ===========   ===========

5. INCOME TAXES

    The provision for income taxes for fiscal years 1996, 1997 and 1998, consists of the following:

                                                           1996          1997          1998
                                                        -----------   -----------   -----------
    Current:
      Federal.........................................  $16,434,369   $18,878,088   $17,568,636
      State...........................................    4,277,275     5,335,096     4,220,969
                                                        -----------   -----------   -----------
                                                         20,711,644    24,213,184    21,789,605
Deferred provision (benefit)..........................     (782,999)       86,645       211,299
                                                        -----------   -----------   -----------
                                                        $19,928,645   $24,299,829   $22,000,904
                                                        ===========   ===========   ===========

    The components of the deferred income tax provision (benefit) for fiscal years 1996, 1997 and 1998 are as follows:

                                                                1996         1997        1998
                                                             -----------   ---------   --------
    Allowance for uncollectible accounts...................  $        --   $  57,083   $ 16,718
    Inventory adjustments to market........................   (1,286,168)    609,067   (431,311)
    Accrued expenses.......................................      374,841    (429,750)   663,042
    Depreciation...........................................      128,328    (149,755)   (37,150)
                                                             -----------   ---------   --------
                                                             $  (782,999)  $  86,645   $211,299
                                                             ===========   =========   ========

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


5. INCOME TAXES (CONTINUED)
    The components of the Company's deferred income tax benefit as of November 2, 1997 and November 1, 1998 are as follows:

                                                                     1997         1998
                                                                  ----------   ----------
    Deferred income tax benefit:
      Tax basis adjustments to inventory........................  $1,952,210   $2,126,806
      Allowance for uncollectible accounts......................     364,583      879,725
      Inventory adjustments to market...........................   2,952,273    2,283,321
      Accrued expenses..........................................     524,895    2,454,109
                                                                  ----------   ----------
                                                                  $5,793,961   $7,743,961
                                                                  ==========   ==========

    The reported provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to the income before provision for income taxes for fiscal years 1996, 1997 and 1998 as follows:

                                                           1996          1997          1998
                                                        -----------   -----------   -----------
    Income tax provision computed at statutory rate...  $16,467,607   $20,553,218   $19,397,537
    State taxes, net of federal benefit...............    2,844,192     3,549,834     3,350,232
    Tax credits and other.............................      616,846       196,777      (746,865)
                                                        -----------   -----------   -----------
    Tax provision.....................................  $19,928,645   $24,299,829   $22,000,904
                                                        ===========   ===========   ===========

6. BENEFIT AND STOCK OPTION PLANS

    The Company is self-insured for a portion of its medical benefits programs. Amounts charged to expense for health benefits were $3,137,000, $3,110,000 and $3,594,000 for fiscal years 1996, 1997 and 1998, respectively, and were based on actual claims and an estimate of claims incurred but not reported. The current liability for health benefits is included in accrued expenses on the accompanying consolidated balance sheets. The Company maintains excess insurance coverage on an individual and an aggregate basis.

    The Company maintains a qualified profit-sharing plan for the benefit of all eligible employees. This plan contemplates the sharing of profits annually at the discretion of the Board of Directors and is funded by cash contributions. The contribution to this plan was $500,000, in each of the fiscal years 1996, 1997 and 1998.

    The Company has one stock option plan, the 1993 St. John Knits, Inc. Stock Option Plan (the "Plan"). Options granted under the Plan may be either incentive or nonstatutory stock options. The Company accounts for the Plan under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", under which no compensation cost has been recognized for fiscal years 1996, 1997 and 1998.

    SFAS No. 123 "Accounting for Stock-Based Compensation" was issued in 1995 and, if fully adopted, changes the methods for recognition of cost on plans similar to that of the Company.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


6. BENEFIT AND STOCK OPTION PLANS (CONTINUED)
Adoption of SFAS No. 123 is optional for employee stock option grants, however pro forma disclosure as if the Company had adopted the cost recognition method is required. Had compensation cost for stock options awarded under the Plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have reflected the following pro forma amounts:

                                                                            1997          1998
                                                                         -----------   -----------
    Net income:                                     As reported........  $34,423,651   $33,420,618
                                                    Pro forma..........  $33,605,519   $31,818,853
    Net income per share--diluted:                  As reported........  $      2.01   $      1.94
                                                    Pro forma..........  $      1.96   $      1.85

    The Company may grant up to 2,350,000 options under the Plan. The Company has granted 1,625,334 options through November 1, 1998. The options are primarily issued at fair market value with exercise prices equal to the Company's stock price at the date of grant. Options generally vest over three years; are exercisable in whole or in installments; and expire ten years from date of grant.

    The following is a summary of the activity in the Plan for fiscal years 1996, 1997 and 1998:

                                                   1996                  1997                  1998
                                            -------------------   -------------------   -------------------
                                                       WEIGHTED              WEIGHTED              WEIGHTED
                                                       AVERAGE               AVERAGE               AVERAGE
                                                       EXERCISE              EXERCISE              EXERCISE
                                             SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                            --------   --------   --------   --------   --------   --------
Outstanding, beginning of year............   784,470    $ 8.81    681,472     $ 9.45     842,988    $17.16
Granted...................................    28,000     23.04    197,000      42.27     527,334     27.12
Exercised.................................  (130,330)     8.50    (35,484)      8.50    (109,336)     9.79
Forfeited.................................      (668)     8.50         --         --    (339,334)    39.44
                                            --------    ------    -------     ------    --------    ------
Outstanding, end of year..................   681,472    $ 9.45    842,988     $17.16     921,652    $15.42
                                            ========    ======    =======     ======    ========    ======
Exercisable, end of year..................   625,458    $ 8.68    668,644     $11.28     677,960    $14.37
Weighted average fair value of options
  granted.................................              $ 8.80                $17.93                $11.34

    During fiscal 1998, a total of 324,334 options were repriced.

    The following is a detail of the stock options outstanding at November 1, 1998, including weighted average contractual life and exercise price information:

                                                  WEIGHTED AVERAGE
                                               -----------------------
                                               REMAINING
     RANGE OF           OPTIONS     OPTIONS    CONTRACTUAL    EXERCISE
 EXERCISE PRICES        OUTSTANDING EXERCISABLE   LIFE         PRICE
  ----------------       -------    -------        ----        ------
      $8.50              492,818    492,818        4.36        $ 8.50
 $15.06 to $23.00        328,834     85,142        9.48         18.58
 $39.06 to $39.13        100,000    100,000        9.10         39.09
                         -------    -------        ----        ------
 $8.50 to $39.13         921,652    677,960        6.70        $15.42
                         =======    =======        ====        ======

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


6. BENEFIT AND STOCK OPTION PLANS (CONTINUED)
    For purposes of the pro forma presentation above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions used for the grants in fiscal years 1997 and 1998: weighted average risk-free interest rate of 6.32 and 5.55 percent; weighted average volatility of 31.0 and 27.5 percent; expected life of 6 years; and weighted average dividend yield of 0.237 and 0.263 percent.

7. COMMITMENTS

    The Company has entered into various leases for manufacturing, showroom, warehouse, retail and office locations, including leases with related parties (Note 9). The leases expire at various dates through the year 2014 and certain leases contain renewal options. Rental expense under these leases was approximately $8,094,000, $9,474,000 and $12,052,000 in fiscal years 1996, 1997 and 1998, respectively.

    The following is a schedule of future minimum rental payments required under noncancellable operating leases as of November 1, 1998:

1999........................................................  $ 12,802,000
2000........................................................    12,247,000
2001........................................................    11,305,000
2002........................................................    10,831,000
2003........................................................    10,222,000
Thereafter..................................................    69,584,000
                                                              ------------
                                                              $126,991,000
                                                              ============

    The Company has various employment contracts with certain key employees, which expire at various times through June 1, 2000. These agreements provide for total annual compensation aggregating $3,634,000 and the payment of severance benefits upon the termination of employment.

    As of November 2, 1997 and November 1, 1998, the Company's commitments to purchase wool yarn were approximately $11,847,000 and $12,779,000 respectively. The Company's commitment to purchase computerized knitting machines totaled approximately $2,326,000 and $569,000 at November 2, 1997 and November 1, 1998, respectively.

    On November 4, 1998, the Board of Directors of the Company adopted a shareholder rights plan whereby shareholders will receive one right for each share of common stock. The rights were issued as a dividend to shareholders of record on November 18, 1998. Generally, the plan provides that if a person or group acquires more than 15 percent of the Company's stock, holders of the rights will be entitled to purchase the Company's stock at half of market value. The plan also provides that if the Company is acquired in a merger or other business combination after a person or group acquires more than 15 percent of the Company's stock, holders of the rights will be entitled to purchase the acquiring company's stock at half of market value. Subject to certain restrictions, the Company will be entitled to redeem the rights for $0.01 per right at any time until the first date of public announcement that a 15 percent position in the Company has been acquired.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


8. LINE OF CREDIT AND LONG-TERM DEBT

    The Company has a line of credit agreement with a bank. The agreement provides for a $25,000,000 line of credit that matures March 1, 2000. Borrowings under the line bear interest at the bank's reference rate (8.0 percent at November 1, 1998) or an offshore rate plus 1.5 percent. The agreement contains covenants, which, among other matters, restrict capital expenditures, dividends, investments, loans and advances and require the maintenance of certain financial ratios. No amounts were due under this line of credit at either November 2, 1997 or November 1, 1998. Letters of credit outstanding under the line of credit totaled approximately $331,000 and $111,000 at November 2, 1997 and November 1, 1998, respectively.

    The long-term debt included on the consolidated balance sheet at November 1, 1998 represents the long-term portion of a term loan incurred by the Company's Japanese subsidiary, St. John Company, Ltd. The loan requires 36 equal monthly installments including principal and interest through August 2001. The effective interest rate for the loan was 2.1 percent at November 1, 1998. The current portion of this loan is included in accrued liabilities on the accompanying consolidated balance sheets.

9. RELATED-PARTY TRANSACTIONS

    The Company leases its corporate headquarters/manufacturing facility and one other manufacturing facility from partnerships in which a shareholder of the Company is a significant partner. The annual payments on these leases were approximately $966,000, $884,000 and $975,000 in fiscal years 1996, 1997 and
1998, respectively. The leases expire at various dates during fiscal year 2001 and are included in the future minimum rental payments disclosure (Note 7).

    The Company periodically rents personal property provided by a company that is owned by a shareholder. Rental payments for the use of such equipment were approximately $37,000, $30,000 and $21,000 in fiscal years 1996, 1997 and 1998, respectively.

    At November 2, 1997 and November 1, 1998, the Company held a 50 percent ownership interest in a partnership which leases transportation equipment to the Company. The holder of the other 50 percent ownership interest is a corporation which is wholly-owned by one of the Company's shareholders. During fiscal 1996, the Company made net capital contributions to the partnership of approximately $951,000. At November 2, 1997 and November 1, 1998, the Company's investment in this partnership, net of partnership losses, was approximately $1,270,000 and $854,000, respectively, and is included in other assets on the accompanying consolidated balance sheets. During fiscal years 1996, 1997 and 1998, the Company made lease payments to the partnership of $572,000, $840,000 and $868,000, respectively. During the same years, the Company reported net losses from the activities of the partnership of $224,000, $351,000 and $331,000, respectively.

10. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

    A substantial portion of the Company's sales are made to three major customers. These three customers accounted for 18, 15 and 15 percent of net sales during fiscal 1996, 17, 15 and 15 percent of net sales during fiscal 1997 and 17, 14 and 14 percent during fiscal 1998. The loss of any one of these customers could have a materially adverse affect on the Company's business.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


10. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS (CONTINUED)
    The Company sells primarily to specialty apparel retailers; thus, the risk of collection losses is concentrated in this industry. Management believes that the Company's credit and collection policies are adequate to prevent significant collection losses and that the allowance for uncollectible accounts is adequate at November 2, 1997 and November 1, 1998.

11. LITIGATION

    AMEN WARDY HOME STORES

    On October 5, 1998, Amen Wardy, Jr. ("Wardy Jr.") filed a complaint (the "Wardy Jr. Complaint") against the Company, Amen Wardy Home Stores, LLC, a
51 percent owned subsidiary of the Company ("Amen"), Robert E. Gray, Marie St. John Gray, Kelly A. Gray, Black and Co., Inc. and Jennifer Black in the Superior Court of the State of California, County of Orange (WARDY, JR. V. ST. JOHN KNITS, INC., ET AL.). The complaint, which was amended on December 4, 1998, involves claims of wrongful termination, breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, slander, libel, intentional and negligent infliction of emotional distress, an accounting fraud, negligent misrepresentation, conspiring to commit fraud and aiding and abetting fraud. The complaint alleges that Amen wrongfully terminated Wardy Jr. because he refused to participate in improper accounting practices. The complaint also alleges that the Company used Amen for its benefit and to the detriment of Amen. Wardy Jr. seeks an unspecified amount of compensatory and punitive damages as well as costs of suit, including attorneys' fees.

    On November 16, 1998, the Company and Amen filed a cross-complaint against Wardy Jr., and a third party complaint against Amen Wardy, Sr., Bob Hightower and Amen Wardy Home, Inc. ("AWHI") in the Superior Court of the State of California, County of Orange. Together, these complaints involve claims of breach of contract, breach of fiduciary duty and fraud. These complaints allege that AWHI used Amen for its benefit and to the detriment of Amen and the Company. The Company and Amen seek an unspecified amount of compensatory and punitive damages, as well as costs of suit, including attorneys' fees.

    On November 17, 1998, AWH Direct, Inc. ("AWH Direct") filed a derivative complaint against Amen, the Company, Robert E. Gray, Marie St. John Gray, Kelly
A. Gray, David A. Krinsky and David C. Frankel in the Superior Court of the State of California, County of Orange (AWH DIRECT, LLC V. AMEN WARDY HOME STORES, LLC, ET AL.). In this action AWH Direct is represented by the same counsel as Wardy Jr. in WARDY JR. V. ST. JOHN KNITS, INC., ET AL., described above. AWH Direct claims that the defendants are liable for breach of fiduciary duty, breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful refusal to allow inspection of books and records and an accounting. The complaint makes allegations similar to the ones made in the Wardy Jr. Complaint. AWH Direct seeks an unspecified amount of compensatory and punitive damages, a mandatory injunction requiring defendants to allow plaintiff immediate access to the books and records of Amen and costs of suit, including attorneys' fees.

    SECURITIES FRAUD CLASS ACTION

    On October 13, 1998, Binary Traders, Inc. filed a complaint on behalf of purchasers of publicly traded securities of the Company during the period of February 25, 1998 to August 25, 1998 against the

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


11. LITIGATION (CONTINUED)
Company, Robert E. Gray and Kelly A. Gray in the United States District Court, Central District of California, Southern Division (BINARY TRADERS, INC. V. ST. JOHN KNITS, INC., ET AL.). In this action, Binary Traders claims that the defendants violated federal securities laws by allegedly making fraudulent statements to cover up management's mistakes and certain material adverse conditions affecting the Company's business. In addition, the complaint alleges that Mr. Gray traded shares of the Company's common stock while in possession of allegedly material non-public information. Binary Traders seeks class action certification and an unspecified amount of compensatory damages.

    PROPOSED BUY-OUT LITIGATION

    Effective December 8, 1998, the Company received a proposal from Robert E. Gray, Chairman and Chief Executive Officer, and Vestar Capital Partners III, L.P. to purchase substantially all of the outstanding common stock of the Company through a buy-out transaction. The Company has appointed an independent committee of directors to evaluate the proposed transaction.

    The Company is party to lawsuits that allege claims against certain of the Company's directors for breach of fiduciary duty alleged to have arisen from the proposed buy-out transaction. The lawsuits were filed in the Superior Court of the State of California for the County of Orange.

    The dates the lawsuits were instituted, as well as the principal parties to the lawsuits, are as follows: (i) TEHRANI V. ST. JOHN KNITS, INC., ET AL., filed on December 9, 1998, by Mishel S. Tehrani, as representative for a putative class of unidentified members, against the Company, Robert E. Gray, Marie St. John Gray, Kelly A. Gray, Roger G. Ruppert, Richard A. Gadbois III, David A. Krinsky and Rick Rozar and (ii) HILL V. ST. JOHN KNITS, INC., ET AL., filed on December 9, 1998, by Kenneth O. Hill, as representative for a putative class of unidentified members, against the Company, Robert E. Gray, Marie St. John Gray, Kelly A. Gray, Roger G. Ruppert, Richard A. Gadbois III and David A. Krinsky.

    The principal relief sought in the these actions is certification of the putative class, an injunction of the proposed buy-out transaction from proceeding or, to the extent the transaction is concluded, a rescission of the buy-out transaction and damages and attorneys' fees in an unspecified amount.

    The Company is unable to estimate the outcome of these matters or any potential liabilities it may incur. The Company expects to incur legal and other defense costs as a result of such proceedings in an amount which it can not currently estimate. These proceedings could involve a substantial diversion of the time of some of the members of management, and an adverse determination in, or settlement of, such litigation could involve payment of significant amounts, which could have an adverse impact on the Company's business, financial condition, results of operations and cash flows.

12. SUBSEQUENT EVENTS

    PROPOSED BUY-OUT LITIGATION

    Additional lawsuits were instituted in regards to the proposed buy-out transaction. The lawsuits were filed in the Superior Court of the State of California for the County of Orange. The dates the lawsuits were instituted, as well as the principal parties to the lawsuits, are as follows: (i) SILVERMAN V. ST. JOHN KNITS, INC., ET AL., filed on December 23, 1998, by Shirley Silverman, as representative for a putative class of unidentified members, against the Company, Robert E. Gray, Marie St. John Gray, Kelly A. Gray, Roger G. Ruppert, Richard A. Gadbois III and David A. Krinsky and (ii) VINIKOW V. ST.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


12. SUBSEQUENT EVENTS (CONTINUED)
JOHN KNITS, INC., ET AL., filed on January 8, 1999, by Larry Vinikow as representative for a putative class of unidentified members, against the Company, Robert E. Gray, Marie St. John Gray, Kelly A. Gray, Roger G. Ruppert, Richard A. Gadbois III and David A. Krinsky. All of these lawsuits, including those described in Note 11, were consolidated into one lawsuit on February 24, 1999.

    The principal relief sought in the these actions is certification of the putative class, an injunction of the proposed buy-out transaction from proceeding or, to the extent the transaction is concluded, a rescission of the buy-out transaction, and damages and attorneys' fees in an unspecified amount.

    On March 9, 1999, plaintiffs filed a Consolidated Amended Complaint, adding Robert Davis, Daniel Reiner and Mark Goldston, members of the Company's Board of Directors, as defendants and also adding an additional cause of action for unjust enrichment.

    On April 15, 1999, the plaintiffs in the lawsuit filed a motion for preliminary injunction seeking to prevent the mergers from proceeding. The preliminary injunction motion was heard by the California state court on April 28, 1999. On April 30, 1999, the court denied the plaintiffs' preliminary injunction motion. In denying the plaintiffs' request, the court ruled that the plaintiffs had not shown a "reasonable probability" that they could succeed in proving at trial that the $30 per share offer in the mergers is unfair. Similarly, the court ruled that the plaintiffs were unlikely to show that the special committee of the Company's Board of Directors lacked true independence or failed to "shop" the Company adequately to other buyers.

    While declining to grant the preliminary injunction, the court imposed a constructive trust which prevents Robert E. Gray, Marie Gray and Kelly A. Gray from receiving in the mergers any amount for their Company shares in excess of $30 per share until a full trial on the merits is held. Prior to the determination of the final, definitive terms of the stock options to be granted to the Grays after the mergers, the plaintiffs had argued that these options represent additional consideration for the Grays' Company shares. It is the Company's belief that these employee stock options represent compensation for the Grays' services as officers of the reorganized company after the mergers and are not additional consideration for their Company shares.

    The court also imposed a constructive trust preventing Messrs. Gadbois and Krinsky, directors of the Company, from exercising options that were repriced by the board in September 1998 until a full trial on the merits is held. It is the Company's belief that the September 1998 option repricing was not improper. The repricing was consistent with the repricing of options held by key employees of the Company, excluding the Grays, and occurred on September 15, 1998, which was nearly two months in advance of Vestar's first meeting with the Grays.

    In imposing the constructive trusts, the court indicated that the plaintiffs had shown a "reasonable probability" that they could succeed at trial in proving that the Company directors breached their fiduciary duties with respect to the repricing of the director options and the alleged preferential treatment of the Grays to the extent that the Grays receive a higher price for their shares than the public shareholders in the mergers. The Company intends to continue to contest vigorously the plaintiffs' allegations in this lawsuit, including any request by the plaintiffs for the imposition of a constructive trust after a full trial on the merits is held.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)


12. SUBSEQUENT EVENTS (CONTINUED)
    On June 30, 1999, plaintiffs filed a Second Consolidated Amended Complaint adding a new cause of action for negligence and new allegations asserting self-dealing and irremediable conflicts of interest in the Board approval of the proposed buy-out transaction.

    On June 28, 1999, the proposed buy-out transaction was submitted to and approved by the shareholders of the Company.

    The Company is unable to estimate the outcome of these matters or any potential liabilities it may incur. The Company expects to incur legal and other defense costs as a result of such proceedings in an amount which it can not currently estimate. These proceedings could involve a substantial diversion of the time of some of the members of management, and an adverse determination in, or settlement of, such litigation could involve payment of significant amounts, which could have an adverse impact on the Company's business, financial condition, results of operations and cash flows.

    AMEN WARDY HOME STORES LITIGATION


    The Wardy Jr. Action and the AWH Direct Action were settled pursuant to a Memorandum of Understanding between the parties dated April 1, 1999 and a subsequent Settlement Agreement and Mutual General Release dated April 30, 1999. As part of the settlement, the Company paid certain legal fees of the plaintiffs and transferred the AWHS boutique in Las Vegas to an affiliate of Amen Wardy, Jr. In addition, as part of the settlement, AWHS became a wholly owned subsidiary of the Company and the name of the entity was changed to "St. John Home, LLC". Pursuant to the settlement, the Wardy Jr. Action was dismissed with prejudice on May 11, 1999 and the AWH Direct Action was dismissed with prejudice on May 5, 1999.



13. SUBSIDIARY GUARANTORS



    The payment obligations of St. John Knits International (SJKI) under the Senior Subordinated Notes are guaranteed by certain of SJKI's wholly owned subsidiaries (the Guarantor Subsidiaries). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because management has determined that they would not be material to investors. Supplemental financial information on the Guarantor Subsidiaries and SJKI's other subsidiaries (the Non-Guarantor Subsidiaries) has not been presented as the Non-Guarantor Subsidiaries are inconsequential and, accordingly, the historical consolidated financial statements represent, in substance, the combined financial information for the Guarantor Subsidiaries.



14. RECAPITALIZATION TRANSACTION (UNAUDITED)



    On February 2, 1999, the Company entered into a merger agreement to be acquired by a group consisting of Vestar Capital Partners III, L.P. (Vestar) and Bob Gray, Marie Gray and Kelly Gray for approximately $533.9 million, which represents an offering price of $30.00 per share. Pursuant to the agreement, on July 7, 1999 the Company entered into two mergers. As a result of the mergers, St. John became a wholly owned subsidiary of SJKI. The total financing used to consummate the mergers was approximately $536.9 million, funded by approximately $26.9 million in excess cash of St. John; Senior Credit Facilities consisting of a $75.0 million Term Loan A and a $115.0 million Term Loan B; approximately $98.6 million from the offering of Senior Subordinated Notes, net of discount;

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)



14. RECAPITALIZATION TRANSACTION (UNAUDITED) (CONTINUED)


approximately $153.6 million of cash equity contributed by Vestar; $25.0 million of preferred stock of SJKI, acquired by an affiliate of Vestar; approximately $29.1 million from the rollover of a portion of the Grays' investment in St. John; and approximately $13.7 million from the rollover of a portion of St. John's then-outstanding public shares.



    SENIOR CREDIT FACILITIES



    Under the Senior Credit Facilities, Term Loan A will be repayable in quarterly principal payments over six years with payments totaling $3.0 million during the first year, $5.0 million during the second year, $7.0 million during the third year, $11.0 million during the fourth year, $22.0 million during the fifth year and $27.0 million during the sixth year. Term Loan A will bear interest at a rate per annum equal (at SJKI's option) to: (i) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 3.00% or (ii) a rate equal to the highest of the Agent's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (the "Alternate Base Rate") plus 2.00%, in each case subject to certain reductions based on SJKI's financial performance.



    Term Loan B will be repayable in quarterly principal payments over eight years, with no payment scheduled during the first year, payments totaling $1.0 million per year for the second through fifth years and payments totaling $11.0 million during the sixth year, $40.0 million during the seventh year and $60.0 million during the eighth year, and will bear interest at a rate per annum equal (at SJKI's option) to: (i) Adjusted LIBOR plus 3.50% or (ii) the Alternate Base Rate plus 2.50%, in each case subject to certain reductions based on SJKI's financial performance.



    The $25,000,000 revolving credit facility included in the Senior Credit Facilities will be a six year facility and outstanding balances thereunder will bear interest at a rate per annum equal (at SJKI's option) to: (i) Adjusted LIBOR plus 3.00% or (ii) the Alternate Base Rate plus 2.00%, in each case subject to certain reductions based on SJKI's financial performance. Amounts under the senior credit facilities not paid when due bear interest at a default rate equal to 2.00% above the otherwise applicable rate.



    SENIOR SUBORDINATED NOTES



    The $100,000,000 of Senior Subordinated Notes issued in connection with this transaction will mature on July 1, 2009. Interest on the Notes will accrue at a rate of 12.5% per annum and will be payable semi-annually in arrears on each January 1 and July 1 commencing January 1, 2000.



    The notes will be redeemable at the option of SJKI, in whole or in part, at any time on or after July 1, 2004, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)



14. RECAPITALIZATION TRANSACTION (UNAUDITED) (CONTINUED)


of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on July 1 of the years indicated below:



REDEMPTION
YEAR
----------
2004........................................................  106.250%
2005........................................................  104.688%
2006........................................................  103.125%
2007........................................................  101.563%
2008 and thereafter.........................................  100.000%



    In addition, at any time and from time to time on or prior to July 1, 2002, SJKI may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the notes with the net cash proceeds of one or more public equity offerings by SJKI at a redemption price in cash equal to 112.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the originally issued aggregate principal amount of the notes must remain outstanding immediately after giving effect to each such redemption (excluding any notes held by SJKI or any of its affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant public equity offering of SJKI.



    MANDATORILY REDEEMABLE PREFERRED STOCK



    The $25,000,000 Mandatorily Redeemable Preferred Stock consists of 250,000 shares of Preferred Stock with a liquidation preference of $100 per share and ranks junior in right of payment to all liabilities and obligations (whether or not for borrowed money) of SJKI (other than common stock of SJKI and any preferred stock of SJKI which by its terms is on parity with or junior to the Preferred Stock).



    Holders of Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of SJKI, out of funds legally available therefor, dividends on the Preferred Stock, at an annual rate equal to 15.25%, provided that if dividends are not paid on a dividend payment date, dividends shall continue to accrue on unpaid dividends.



    The Preferred Stock may be redeemed at any time on or after July 1, 2004, in whole or in part, at the option of SJKI, at the redemption prices (expressed in percentages of liquidation value) set forth

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)



14. RECAPITALIZATION TRANSACTION (UNAUDITED) (CONTINUED)


below together with all accumulated dividends to the date of redemption, if redeemed during the 12-month period beginning on July 1 of the years indicated.



REDEMPTION
YEAR
----------
2004........................................................  107.625%
2005........................................................  105.719%
2006........................................................  103.813%
2007........................................................  101.906%
2008 and thereafter.........................................  100.000%



    The Preferred Stock will also be redeemable in whole or in part, at the option of SJKI at any time before July 1, 2004, at a redemption price equal to the greater of (i) 100% of the liquidation value of the Preferred Stock and (ii) the present values of the liquidation value at the mandatory redemption date, discounted on a semi-annual basis at the Treasury Yield plus 15 basis points. The "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity for a comparable treasury issue.



    In addition, at any time and from time to time on or prior to July 1, 2002, SJKI may redeem in the aggregate up to 35% of the originally issued liquidation value of the Preferred Stock with the net cash proceeds of one or more Public Equity Offerings (as defined in the indenture) by SJKI at a redemption price in cash equal to 115.25% of the liquidation value thereof, plus accumulated dividends thereon, if any, to the date of redemption; provided, however, that at least 65% of the originally issued aggregate liquidation value of the Preferred Stock must remain outstanding immediately after giving effect to each such redemption (excluding any Preferred Stock held by SJKI or any of its affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant public equity offering of SJKI. The Preferred Stock may only be redeemed if permitted under the terms of the senior credit facilities, the indenture and other contractual arrangements of SJKI.



    On July 1, 2010, SJKI will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price equal to the liquidation value thereof plus all accumulated dividends to the date of redemption. Accordingly, the carrying value of such stock has been classified outside of shareholders' equity.



    SJKI may, at its option, exchange all but not less than all of the shares of then outstanding Preferred Stock for debentures of SJKI in a principal amount equal to the liquidation value of the Preferred Stock plus accumulated dividends. The exchange debentures will bear interest at 15 1/4% per annum, have a final stated maturity of July 1, 2010, have optional redemption provisions comparable to the Preferred Stock and will have customary covenants and events of default. SJKI may not cause the exchange of Preferred Stock for debentures unless permitted under the terms of the senior credit facilities, the indenture and other contractual arrangements of SJKI.



    The impact of this recapitalization transaction has been included on the accompanying unaudited consolidated balance sheet as of August 1, 1999.

                              ST. JOHN KNITS, INC.

 (INFORMATION AS OF AUGUST 1, 1999 AND FOR THE 39 WEEK PERIODS ENDED AUGUST 2,
                                      1998



                        AND AUGUST 1, 1999 IS UNAUDITED)



15. RESULTS BY QUARTER (UNAUDITED)


    The unaudited results by quarter for fiscal years 1997 and 1998 are shown below:

                                                           FIRST      SECOND     THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER    QUARTER
                                                          --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
November 2, 1997
  Net sales.............................................  $56,175    $59,563    $54,811    $71,552
  Gross profit..........................................   31,756     35,871     32,163     42,767
  Net income............................................    7,383      8,874      7,201     10,965
  Net income per common share--diluted..................     0.43       0.52       0.42       0.64

November 1, 1998
  Net sales.............................................  $68,761    $69,806    $67,727    $75,667
  Gross profit..........................................   39,778     40,876     39,428     40,996
  Net income............................................    9,220      9,746      7,325      7,129
  Net income per common share--diluted..................     0.54       0.57       0.43       0.42

                                                                     SCHEDULE II

                              ST. JOHN KNITS, INC.

                        VALUATION AND QUALIFYING ACCOUNT

                  FOR THE FISCAL YEARS ENDED NOVEMBER 3, 1996,
                     NOVEMBER 2, 1997 AND NOVEMBER 1, 1998

                                                     BALANCE AT    CHARGED TO                BALANCE AT
                                                    BEGINNING OF   COSTS AND                   END OF
                                                    FISCAL YEAR     EXPENSES    DEDUCTIONS   FISCAL YEAR
                                                    ------------   ----------   ----------   -----------
Allowance for Uncollectible Accounts:
  Fiscal year ended November 3, 1996..............    $750,000      $ 88,547     $ 88,547     $750,000
  Fiscal year ended November 2, 1997..............    $750,000      $369,987     $214,987     $905,000
  Fiscal year ended November 1, 1998..............    $905,000      $283,826     $238,099     $950,727

$100,000,000                                                                          [LOGO]

ST. JOHN KNITS INTERNATIONAL, INCORPORATED


OFFER TO EXCHANGE ALL OUTSTANDING 12 1/2% SENIOR SUBORDINATED NOTES DUE 2009 FOR 12 1/2% SENIOR SUBORDINATED
NOTES DUE 2009, WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT


UNCONDITIONALLY GUARANTEED ON A SENIOR
SUBORDINATED BASIS BY ST. JOHN KNITS, INC.,
ST. JOHN ITALY, INC., ST. JOHN TRADEMARKS, INC.
AND ST. JOHN HOME, LLC

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Registrant's by-laws provide that the Registrant will indemnify any person to the fullest extent permitted by Delaware law who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that the person, or a person of whom the person is the legal representative, is or was a director or officer of the Registrant, or is or was serving in any capacity at the request of the Registrant for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not directors or officers of the Registrant may be similarly indemnified in respect of service to the Registrant or to any of the above other entities at the request of the Registrant to the extent the board of directors at any time specifies that those persons are entitled to the benefits of the indemnification. Pursuant to the by-laws, the Registrant also has the power to purchase officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant, in those capacities, may incur.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Sixth of the Registrant's certificate of incorporation includes this provision.


    Under the Delaware Limited Liability Company Act (the "LLC Act"), a limited liability company may, unless otherwise provided in its limited liability company agreement, indemnify any member or manager of the limited liability company or any other person from and against any and all claims and demands whatsoever. The amended and restated limited liability company agreement of St. John Home, LLC does not contain any provisions limiting the terms of the LLC Act.



    Under California law, a corporation generally has the power to indemnify any agent who is a party to any action, other than an action by or in the right of the corporation to procure a judgement in its favor, against expenses, judgments, fines and settlements if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation generally has the power to indemnify any agent who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith and in a manner that person believed to be in the best interests of the corporation and its shareholders. An agent of a corporation for purposes of the California General Corporation Law (the "CGCL") includes directors, officers and employees of such corporation. The bylaws of St. John Trademarks, Inc. provide for indemnification of directors, officers, employees and agents of St. John Trademarks, Inc. to the fullest extent permitted by law.



    The indemnification authorized by the CGCL is not exclusive and a corporation may grant its directors some additional rights to indemnification. The restated Articles of Incorporation and restated bylaws of St. John Knits, Inc. and the Articles of Incorporation and the bylaws of St. John Italy, Inc. permit St. John Knits, Inc. and St. John Italy, Inc., respectively, to indemnify each of their agents in excess of the indemnification otherwise permitted by the CGCL with respect to actions for breach of duty to St. John Knits, Inc. and St. John Italy, Inc., respectively, subject, in each case, to limitations imposed by the CGCL.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following exhibits were filed pursuant to Item 601 of Regulation S-K.


EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
          *2.1          Agreement and Plan of Merger, dated as of February 2, 1999, among St. John Knits, Inc., SJK Acquisition, Inc., St. John
                        Knits International, Incorporated and Acquisition Corp.

          *3.1          Restated Certificate of Incorporation of St. John Knits
                        International, Incorporated.

          *3.2          By-Laws of St. John Knits International, Incorporated

          *3.3          Amended and Restated Articles of Incorporation of St. John
                        Knits, Inc.

          *3.4          By-Laws of St. John Knits, Inc.

          *3.5          Certificate of Determination of Preferences of Series A
                        Junior Participating Preferred Stock of St. John Knits, Inc.

          *3.6          Articles of Incorporation of St. John Italy, Inc.

          *3.7          By-Laws of St. John Italy, Inc.

          *3.8          Articles of Incorporation of St. John Trademarks, Inc.

          *3.9          Amended and Restated By-Laws of St. John Trademarks, Inc.

         *3.10          Certificate of Formation of St. John Home, LLC

         *3.11          Amended and Restated Limited Liability Company Agreement of
                        St. John Home, LLC

         *3.12          Certificate of Designations for 15 1/4% Exchangeable
                        Preferred Stock due 2010 of St. John Knits International

          *4.1          Indenture, dated as of July 7, 1999, by and among St. John
                        Knits International, Incorporated, the guarantors named therein and The Bank of New York, as the Trustee

          *4.2          Form of 12 1/2% Senior Subordinated Notes due 2009

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
          *4.3          Exchange and Registration Rights Agreement, dated as of
                        July 7, 1999, by and among St. John Knits International, St.
                        John Knits, Inc., St. John Italy, Inc., St. John
                        Trademarks, Inc., St. John Home, LLC, Chase
                        Securities Inc., Bear, Stearns & Co. Inc. and PaineWebber
                        Incorporated.

          *4.4          Certificate of Designations for 15 1/4% Exchangeable
                        Preferred Stock due 2010 of St. John Knits International

          *4.5          Subscription Agreement, dated as of July 7, 1999, between
                        St. John Knits International and Vestar/SJK Investors LLC, relating to the 15 1/4% Exchangeable Preferred Stock due
                        2010 of St. John Knits International.

           **5          Opinion of Simpson Thacher & Bartlett

         *10.1          Credit Agreement, dated July 7, 1999, by and among the
                        Company, the Lenders from time to time party thereto and The
                        Chase Manhattan Bank, as administrative agent

         *10.2          Voting agreement, dated as of February 2, 1999, among Vestar
                        Capital Partners III, L.P., Vestar/Gray LLC and the parties listed on Schedule A thereto

         *10.3 Stockholders' Agreement, dated July 7, 1999, by and among the Company, SJK, Vestar/ Gray Investors LLC, Vestar/SJK
                        Investors LLC and the members of Vestar/Gray Investors LLC
                        Signatory Thereto

        **10.4          Amended and Restated Limited Liability Company Agreement of
                        Vestar/SJK Investors LLC, dated as of July 7, 1999

         *10.5          Management Agreement among St. John Knits, Inc., St. John
                        Knits International and Vestar Capital Partners

         *10.6          Letter Agreement dated April 27, 1999, between Vestar
                        Capital Partners and Robert E. Gray, attaching (i) a summary of terms for the Grays' stock options, (ii) a form of St.
                        John Knits International, Incorporated 1999 Stock Option
                        Plan and (iii) a form of Stock option agreement

         *10.7          Superior Court of the State of California County of Orange,
                        Central Justice Center Minute Order, dated April 30, 1999

         *10.8          Lease Amendment Agreement dated April 1, 1997 between St.
                        John Knits, Inc. and G.M. Properties (increasing the space of the corporate headquarters, warehousing and Manufacturing facility)

         *10.9          Agreement of Lease dated as of December 31, 1995 by and
                        between St. John Knits, Inc. and Rolex Realty Company, Inc.
                        (New York Boutique)

        *10.10          Lease dated June 1, 1986 between G.M. Properties and St.
                        John Knits, Inc. (Corporate Headquarters)

        *10.11          Industrial Real Estate Lease dated November 13, 1985 between
                        Alhambra Partners, a California Limited Partnership, and St.
                        John Knits, Inc., together with Amendment No. 1 to
                        Industrial Real Estate Lease dated November 13, 1985 and
                        Option to Extend Term dated November 13, 1985 (Assembling,
                        Sewing)

        *10.12          Agreement of Lease dated January 11, 1991 by and between
                        Rolex Realty Company, Inc. and St. John Knits, Inc. together with Lease Modification Agreement dated January 11, 1991 and
                        Second Lease Modification Agreement dated April 12, 1991
                        (New York Boutique)

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
       **10.13          Amended and Restated Agreement of Limited Partnership of SJA
                        1&2, Ltd. dated October 31, 1993 by and between St. John
                        Knits, Inc. and Ocean Air Charters, Inc.

       **10.14          Amended and Restated Employment Agreement between St. John
                        Knits, Inc. and Robert E. Gray.

        *10.15          Employment Agreement dated as of July 14, 1998 between St.
                        John Knits, Inc. and Marie St. John Gray

        *10.16          Employment Agreement dated as of July 14, 1998 between St.
                        John Knits, Inc. and Kelly A. Gray

        *10.17          Employment Agreement dated as of July 14, 1998 between St.
                        John Knits, Inc. and Roger G. Ruppert

        *10.18          Employment Agreement dated as of July 14, 1998 between St.
                        John Knits, Inc. and Karla R. Guyer

        *10.19          St. John Knits, Inc. Employees' Profit Sharing Plan dated as of August 21, 1995

        *10.20          Aircraft Lease dated April 1, 1998 by and between St. John
                        Knits, Inc. and Ocean Air Charters, Inc. as Trustee of the
                        SJA 1&2, Ltd. Trust (Lease for Company airplane)

       **10.21          Form of Indemnity Agreement by and between St. John Knits,
                        Inc., St. John Knits International and each of their directors and officers

        *10.22          Distribution Agreement dated June 11, 1997 by and between
                        St. John Knits, Inc. and Gary Farn, Ltd.

        *10.23          General Partnership Agreement of St. John-Varian Development
                        Company dated April 3, 1995 by and between St. John Knits,
                        Inc. and Varian Associates, a California General Partnership

        *10.24          Lease Agreement dated April 3, 1995 by and between St. John
                        Knits, Inc. and St. John-Varian Development Company
                        (Knitting, Sewing, Finishing, Shipping, Administrative
                        Offices)

        *10.25          Joint Venture Agreement dated July 17, 1997 between St. John
                        Knits, Inc. and Commercial Development Co., Ltd.

        *10.26          Lease Extension Agreement dated February 6, 1996 between St.
                        John Knits, Inc. and G.M. Properties (extending the lease
                        for St. John Knits, Inc.'s current Corporate Headquarters)

        *10.27          Lease Extension Agreement dated as of September 1, 1996
                        between St. John Knits, Inc. and Alhambra Partners
                        (extending the lease for one of the Company's Assembling and
                        Sewing facilities)

        *10.28          License and Distribution Agreement dated as of August 1,
                        1997 between St. John Knits, Inc. and St. John Co., Ltd.

        *10.29          Asset Purchase Agreement dated as of August 29, 1996 among
                        St. John Knits, Inc., Jakob Schlaepfer & Co. AG and Jakob
                        Schlaepfer, Inc.

        *10.30          Manufacturing and Supply Agreement dated as of November 9,
                        1996 by and between St. John Knits, Inc. and Calzaturificio
                        M.A.B. S.p.A.

        *10.31 Sales Representative Agreement dated November 13, 1996 by and between St. John Knits, Inc. and Hilda Chang

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
        *10.32          Unit Price Construction Agreement between St. John de
                        Mexico, S.A. de C.V. and Administration Tijuana Industrial,
                        S.A. de C.V.

       **10.33          1999 St. John Knits International, Incorporated Stock Option
                        Plan

       **10.34          Stock Option Agreement, dated as of July 7, 1999, between
                        St. John Knits International and Bob Gray

       **10.35          Stock Option Agreement, dated as of July 7, 1999, between
                        St. John Knits International and Marie St. John Gray

       **10.36          Stock Option Agreement, dated as of July 7, 1999, between
                        St. John Knits International and Kelly A. Gray

           *21          Subsidiaries of St. John Knits International, Incorporated.

        **23.1          Consent of Arthur Andersen LLP, Independent Auditors

        **23.2          Consent of Simpson Thacher & Bartlett (contained in opinion filed as Exhibit 5)

           *24          Power of Attorney

           *25          Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939 of The Bank of New York, as trustee

          **27          Financial Data Schedules for the year ended November 1, 1998 and the 39 weeks ended August 1, 1999

        **99.1          Form of Letter of Transmittal

        **99.2          Form of Notice of Guaranteed Delivery


------------------------


*   Previously filed



**  Filed herewith


ITEM 22. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

    (b) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to this information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, in the State of California, on November 22, 1999.



                                                       ST. JOHN KNITS INTERNATIONAL,
                                                       INCORPORATED

                                                       By:             /s/ ROGER G. RUPPERT
                                                            -----------------------------------------
                                                                         Roger G. Ruppert
                                                             CHIEF FINANCIAL OFFICER AND SENIOR VICE
                                                                        PRESIDENT, FINANCE



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of November, 1999.


                      SIGNATURE                                            TITLE
                      ---------                        ----------------------------------------------
                          *
     -------------------------------------------       Chairman of the Board and Chief Executive
                      Bob Gray                           Officer (Principal Executive Officer)
                          *
     -------------------------------------------       Director and President
                    Kelly A. Gray
                /s/ ROGER G. RUPPERT                   Chief Financial Officer and Senior Vice
     -------------------------------------------         President, Finance (Principal Financial
                  Roger G. Ruppert                       Officer and Principal Accounting Officer)
                          *
     -------------------------------------------       Director
                  Daniel O'Connell
                          *
     -------------------------------------------       Director
                    James Kelley
                          *
     -------------------------------------------       Director
                     Sander Levy


*By:                  /s/ ROGER G. RUPPERT
             --------------------------------------
                        Roger G. Ruppert,
                        ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, in the State of California, on November 22, 1999.



                                                       ST. JOHN KNITS, INC.

                                                       By:             /s/ ROGER G. RUPPERT
                                                            -----------------------------------------
                                                                         Roger G. Ruppert
                                                             CHIEF FINANCIAL OFFICER AND SENIOR VICE
                                                                        PRESIDENT, FINANCE



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of November, 1999.


                      SIGNATURE                                            TITLE
                      ---------                        ----------------------------------------------
                          *
     -------------------------------------------       Chairman of the Board and Chief Executive
                      Bob Gray                           Officer (Principal Executive Officer)
                          *
     -------------------------------------------       Director and President
                    Kelly A. Gray
                /s/ ROGER G. RUPPERT                   Chief Financial Officer and Senior Vice
     -------------------------------------------         President, Finance (Principal Financial
                  Roger G. Ruppert                       Officer and Principal Accounting Officer)
                          *
     -------------------------------------------       Director
                  Daniel O'Connell
                          *
     -------------------------------------------       Director
                    James Kelley
                          *
     -------------------------------------------       Director
                     Sander Levy


*By:                  /s/ ROGER G. RUPPERT
             --------------------------------------
                        Roger G. Ruppert,
                        ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, in the State of California, on November 22, 1999.


                                                       ST. JOHN ITALY, INC.

                                                       By:             /s/ ROGER G. RUPPERT
                                                            -----------------------------------------
                                                                         Roger G. Ruppert
                                                             VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                                                          AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of November, 1999.


                  SIGNATURE                                        TITLE
                  ---------                                        -----

                      *                        President, Chief Executive Officer and
--------------------------------------------   Director (Principal Executive Officer)
                Kelly A. Gray

            /s/ ROGER G. RUPPERT               Vice President, Chief Financial Officer,
--------------------------------------------   Secretary and Director (Principal Financial
              Roger G. Ruppert                 Officer and Principal Accounting Officer)

                      *                        Director
--------------------------------------------
                  Bob Gray


*By:                  /s/ ROGER G. RUPPERT
             --------------------------------------
                        Roger G. Ruppert,
                        ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, in the State of California, on November 22, 1999.



                                                       ST. JOHN TRADEMARKS, INC.

                                                       By:             /s/ ROGER G. RUPPERT
                                                            -----------------------------------------
                                                                         Roger G. Ruppert
                                                                     CHIEF FINANCIAL OFFICER,
                                                                   VICE PRESIDENT AND SECRETARY



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of November, 1999.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------       President, Chief Executive Officer and
                      Bob Gray                           Director (Principal Executive Officer)

                /s/ ROGER G. RUPPERT                   Chief Financial Officer, Vice President and
     -------------------------------------------         Secretary (Principal Financial Officer and
                  Roger G. Ruppert                       Principal Accounting Officer)

                          *
     -------------------------------------------       Director
                     Marie Gray


*By:                  /s/ ROGER G. RUPPERT
             --------------------------------------
                        Roger G. Ruppert,
                        ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, in the State of California, on November 22, 1999.



                                                       ST. JOHN HOME, LLC

                                                       By:             ST JOHN KNITS, INC.
                                                                         ITS SOLE MEMBER

                                                       By:             /s/ ROGER G. RUPPERT
                                                            -----------------------------------------
                                                                         Roger G. Ruppert
                                                             CHIEF FINANCIAL OFFICER AND SENIOR VICE
                                                                        PRESIDENT, FINANCE



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of November, 1999.


                      SIGNATURE                                            TITLE
                      ---------                        ----------------------------------------------
                          *
     -------------------------------------------       Chairman of the Board and Chief Executive
                      Bob Gray                           Officer (Principal Executive Officer)
                          *
     -------------------------------------------       Director and President
                    Kelly A. Gray
                /s/ ROGER G. RUPPERT                   Chief Financial Officer and Senior Vice
     -------------------------------------------         President, Finance (Principal Financial
                  Roger G. Ruppert                       Officer and Principal Accounting Officer)
                          *
     -------------------------------------------       Director
                  Daniel O'Connell
                          *
     -------------------------------------------       Director
                    James Kelley
                          *
     -------------------------------------------       Director
                     Sander Levy


*By:                  /s/ ROGER G. RUPPERT
             --------------------------------------
                        Roger G. Ruppert,
                        ATTORNEY-IN-FACT